UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

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FRISCH'S RESTAURANTS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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August 5, 2015

Dear Shareholder of Frisch’s Restaurants, Inc.:

On May 21, 2015, Frisch’s Restaurants, Inc. (“Frisch’s”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) to be acquired by FRI Holding Company, LLC (“Holding”) through its wholly-owned subsidiary, FRI Merger Sub, LLC (“Merger Sub”). Each of Holding and Merger Sub is an affiliate of NRD Partners I, LP, a newly-formed private equity fund (the “Fund”). Subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into Frisch’s and Frisch’s will survive the merger as a wholly-owned subsidiary of Holding.

If the merger is approved by our shareholders and completed, our shareholders will have the right to receive $34.00 in cash, without interest and less any applicable withholding taxes, for each share of common stock, no par value per share, of Frisch’s that they own immediately prior to the effective time of the merger. The price of $34.00 per share of Frisch’s common stock represents a premium of approximately 21 percent to the $28.12 closing price per share of Frisch’s common stock on the NYSE MKT on May 21, 2015, the day prior to the announcement that Frisch’s had entered into the Merger Agreement.

You are cordially invited to attend a special meeting of our shareholders to be held in connection with the proposed merger on August 24, 2015 at Frisch’s corporate headquarters located at 2800 Gilbert Avenue, Cincinnati, Ohio 45209-1206 (the “Special Meeting”).

Following careful consideration, the Frisch’s Board of Directors (the “Board”) unanimously approved the Merger Agreement, the merger and the other transactions contemplated by the merger. The merger cannot be completed unless Frisch’s shareholders approve the merger. The Board unanimously recommends that Frisch’s shareholders vote “FOR” the proposal to approve the merger.

At the Special Meeting, shareholders will also be asked to vote on a proposal to approve on a nonbinding, advisory basis, certain compensation that will be paid by Frisch’s to certain executive officers of Frisch’s. The Board unanimously recommends that Frisch’s shareholders vote “FOR” this proposal.

Also, at the Special Meeting, shareholders will be asked to vote on a proposal to approve an adjournment of the Special Meeting, if necessary or appropriate, to solicit additional votes for the approval of the proposal to approve the Merger Proposal. The Board unanimously recommends that Frisch’s shareholders vote “FOR” this proposal.

Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the special meeting in person, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Special Meeting. The failure to vote on the proposal to approve the Merger Agreement will have the same effect as a vote “AGAINST” this proposal.

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The obligations of Frisch’s and Holding to complete the merger are subject to the satisfaction or waiver of conditions. The accompanying proxy statement contains detailed information about Frisch’s, the Special Meeting, the Merger Agreement, the merger and the transactions contemplated by the Merger Agreement.

Thank you for your confidence in Frisch’s.

Sincerely,

Daniel W. Geeding
Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the merger, passed upon the merits of the Merger Agreement or the merger, or determined if the accompanying proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

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NOTICE OF SPECIAL MEETING OF SHAREHOLDERS (the “SPECIAL MEETING”)

DATE & TIME	August 24, 2015 at 9:00 A.M., Eastern Time

PLACE	2800 Gilbert Avenue, Cincinnati, Ohio 45209

ITEMS OF BUSINESS	1. To consider and vote on a proposal (the “Merger Proposal”) to approve the Agreement and Plan of Merger, dated as of May 21, 2015 (the “Merger Agreement”), among Frisch’s Restaurants, Inc. (“Frisch’s”), FRI Holding Company, LLC (“Holding”), and FRI Merger Sub, LLC (“Merger Sub”), both affiliates of NRD Partners I, LP (“Fund”), pursuant to which Merger Sub will merge with and into Frisch’s with Frisch’s surviving as a wholly owned subsidiary of Holding;

2. To consider and vote on a proposal to approve, on a nonbinding, advisory basis, certain compensation that will be paid by Frisch’s to certain named executive officers (the “Certain Executive Compensation Matters Proposal”); and

3. To consider and vote on a proposal to approve an adjournment of the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger proposal (the “Adjournment Proposal”).

RECORD DATE	Only shareholders of record at the close of business on July 31, 2015 (the “Record Date”) are entitled to notice of, and to vote at, the Special Meeting and at any adjournment or postponement of the Special Meeting.

VOTING BY PROXY	The Frisch’s Board of Directors (the “Board”) is soliciting your proxy to assure that a quorum is present and that your shares are represented and voted at the Special Meeting. For information on submitting your proxy, please see the attached proxy statement and enclosed proxy card. If you later decide to vote in person at the Special Meeting, information is also provided on revoking your proxy prior to the Special Meeting.

RECOMMENDATIONS	The Frisch’s Board unanimously recommends that you vote:

• “FOR” the Merger Proposal;

• “FOR” the Certain Executive Compensation Matters Proposal; and

• “FOR” the Adjournment Proposal.

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YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE VOTE AS DESCRIBED IN THE INSTRUCTIONS CONTAINED IN THESE MATERIALS OR COMPLETE, DATE, SIGN AND RETURN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU RECEIVE MORE THAN ONE PROXY BECAUSE YOU OWN SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE VOTED. IF YOU DO NOT SUBMIT YOUR PROXY, INSTRUCT YOUR BROKER HOW TO VOTE YOUR SHARES OR VOTE IN PERSON AT THE SPECIAL MEETING ON THE MERGER PROPOSAL, IT WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE MERGER PROPOSAL.

Your proxy may be revoked at any time before the vote at the Special Meeting by following the procedures outlined in the accompanying proxy statement.

Please note that we intend to limit attendance at the Special Meeting to Frisch’s shareholders as of the Record Date (or their authorized representatives), as well as our invited guests. If your shares are held by a broker, bank or other nominee and you wish to vote in person at the Special Meeting, you must bring to the Special Meeting a legal proxy from the broker, bank or other nominee that holds your shares authorizing you to vote in person at the Special Meeting. Please also bring to the Special Meeting your account statement evidencing your beneficial ownership of Frisch’s common stock as of the Record Date. All shareholders should also bring photo identification.

The proxy statement of which this notice forms a part provides a detailed description of the Merger Agreement, the merger and the transactions contemplated by the Merger Agreement. We urge you to read the proxy statement, including any documents incorporated by reference and its annexes carefully and in their entirety. If you have any questions concerning the merger or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of Frisch’s common stock, please contact the Office of the Secretary at Frisch’s Restaurants, Inc. 2800 Gilbert Avenue, Cincinnati, Ohio 45206-1206, Telephone (513) 559-5216, Attention: Donald A. Bodner, Secretary.

By Order of the Board of Directors,

/s/ Donald A. Bodner
Donald A. Bodner, Secretary

Cincinnati, Ohio
August 5, 2015

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ANNEX A:	AGREEMENT AND PLAN OF MERGER
ANNEX B:	OPINION OF RAYMOND JAMES & ASSOCIATES, INC.
ANNEX C:	SECTIONS 1701.84 and 1701.85 of the OHIO GENERAL CORPORATION LAW (the “OGCL”)

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SUMMARY TERM SHEET

This summary highlights information contained elsewhere in this proxy statement and may not contain all the information that is important to you with respect to the Merger and the other matters being considered at the Special Meeting of Frisch’s. We urge you to read carefully the remainder of this proxy statement, including the attached annexes and the other documents to which we have referred you. For additional information on Frisch’s included in documents incorporated by reference into this proxy statement, see the section titled “Where You Can Find More Information” beginning on page 108.

The accompanying proxy statement is dated August 5, 2015, and together with the enclosed form of proxy, is first being mailed to Frisch’s shareholders on or about August 10, 2015.

All references to “Frisch’s Restaurants, Inc.”, “Frisch’s”, “FRS”, the “Company”, “we,” “us,” or “our” in this proxy statement refer to Frisch’s Restaurants, Inc., an Ohio corporation. All references to the “Fund” refer to NRD Partners I, L.P., a Delaware limited partnership; all references to “Holding” refer to the Fund’s affiliate, FRI Holding Company, LLC, a Delaware limited liability company; and all references to “Merger Sub” refer to FRI Merger Sub, LLC, an Ohio limited liability company and a wholly-owned subsidiary of Holding formed for the sole purpose of effecting the Merger. For the purposes of this proxy statement, all references to “NRD” refer to NRD Holdings, LLC, and all of its affiliates. All references to “Frisch’s Common Stock” refer to the common stock, no par value per share, of Frisch’s. All references to the “Board” refer to the Board of Directors of Frisch’s. All references to the “Merger” refer to the merger of Merger Sub with and into Frisch’s with Frisch’s surviving as a wholly-owned subsidiary of Holding. All references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of May 21, 2015, and as may be further amended from time to time, by and among Frisch’s, Holding and Merger Sub, a copy of which is included as Annex A to this proxy statement (without disclosure schedules). Frisch’s, following the completion of the Merger, is sometimes referred to in this proxy statement as the “Surviving Corporation.” Terms used but not defined in this proxy statement should be given the same meaning as in the Merger Agreement.

The Companies

Frisch’s Restaurants, Inc.

Frisch’s is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” All Frisch’s Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana. The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The Company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

Frisch’s Common Stock is listed with, and trades on, the New York Stock Exchange (“NYSE MKT”) under the symbol “FRS.” Our corporate website address is www.frischs.com. The information provided on the Frisch’s website is not part of this proxy statement and is not incorporated in this proxy statement by reference hereby or by any other reference to Frisch’s website provided in this proxy statement.

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NRD Partners I, L.P. (the “Fund”)

The Fund is a private equity fund founded in November 2014 by Aziz Hashim to acquire brands that offer superior products and compelling unit economics and help them grow to their fullest potential through the Fund’s expanding network of franchisee investors. For more information, please visit www.nrdcapital.com. The information provided on the Fund website is not part of this proxy statement and is not incorporated in this proxy statement by reference hereby or by any other reference to Holding’s website provided in this proxy statement.

FRI Holding Company, LLC (“Holding”)

Holding was formed in April 2015 solely for the purpose of entering into the Merger Agreement and completing such other transactions as necessary to finance the Merger. After the closing of the Merger, Holding will also act as the holding company and sole shareholder of Frisch’s. Holding has not carried out any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement, which includes certain financing transactions entered into for the purpose of financing the Merger.

FRI Merger Sub, LLC (“Merger Sub”)

Merger Sub was formed in April 2015 solely for the purpose of completing the Merger with Frisch’s. Merger Sub has not carried out any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

NRD Holdings, LLC (“NRD”)

NRD is a limited liability company formed on June 1, 2012 by Aziz Hashim to conduct acquisition activities. NRD entered into a non-disclosure agreement on July 14, 2014, responded to Frisch’s bid proposal in October 2014, and thereafter engaged in negotiations regarding a proposed transaction with Frisch’s prior to the formation of the Fund.

Strategic Financial Intermediation, LLC (“FinCo”)

FinCo is a limited liability company formed on April 2, 2015 that has entered into contracts in connection with the sale-leaseback transaction described in this proxy statement. Under the contracts, FinCo will purchase real estate assets from Frisch’s and sell the assets to an independent third-party institutional investor. FinCo will use most of the proceeds from the transaction to purchase bonds issued by Holding and to acquire preferred equity units in Holding.

The Special Meeting

Date, Time and Place (see page 26)

The Special Meeting of Frisch’s shareholders (the “Special Meeting”) is scheduled to be held at Frisch’s headquarters located at 2800 Gilbert Avenue, Cincinnati, Ohio 45206-1206 on August 24, 2015 at 9:00 A.M., Eastern Time.

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Purpose of the Special Meeting (see page 26)

The Special Meeting is being held in order to consider and vote on the following proposals:

•	to approve the Merger (the “Merger Proposal”);

•	to approve, on a nonbinding, advisory basis, certain compensation that will be paid by Frisch’s to certain named executive officers (the “Certain Executive Compensation Matters Proposal”); and

•	to approve the adjournment of the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Merger Proposal (the “Adjournment Proposal”).

A majority of the outstanding shares of Frisch’s Common Stock must be voted to approve the Merger Proposal as a condition for the Merger to occur. If the Frisch’s shareholders fail to approve the Merger Proposal, the Merger will not occur.

Record Date; Shareholders Entitled to Vote (see page 27)

Only holders of Frisch’s Common Stock at the close of business on July 31, 2015, the record date for the Special Meeting (the “Record Date”), will be entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements of the Special Meeting. At the close of business on the Record Date, 5,131,579 shares of Frisch’s Common Stock were issued and outstanding.

Holders of Frisch’s Common Stock are entitled to one vote for each share of Frisch’s Common Stock they own at the close of business on the Record Date.

Quorum (see page 27)

The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the shares of Frisch’s Common Stock outstanding on the Record Date will constitute a quorum. There must be a quorum for business to be conducted at the Special Meeting. However, even if a quorum does not exist, a majority of the shares of Frisch’s Common Stock present or represented by proxy at the Special Meeting and entitled to vote may adjourn the meeting to another place, date or time. Failure of a quorum to be represented at the Special Meeting will necessitate an adjournment or postponement of the Special Meeting and will subject Frisch’s to additional expense.

Required Vote (see page 27)

Approval of the Merger Proposal requires the affirmative vote of at least a majority of the shares of Frisch’s Common Stock outstanding at the close of business on the Record Date.

Approval of the Certain Executive Compensation Matters Proposal does not require the affirmative vote of any specified number of shares of Frisch’s Common Stock.

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Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast with respect to this matter in person or represented by proxy at the Special Meeting and entitled to vote thereon.

Voting at the Special Meeting (see page 29)

If your shares are registered directly in your name with our transfer agent, you are considered a “shareholder of record” and you may vote your shares in person at the Special Meeting or by mail over the internet or by telephone. If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting. Although Frisch’s offers four different voting methods, Frisch’s encourages you to vote over the internet or by telephone, as Frisch’s believes they are convenient, cost-effective and reliable voting methods. If you choose to vote your shares over the internet or by telephone, there is no need for you to mail back your proxy card.

If your shares are held by your broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a form from your broker, bank or other nominee seeking instruction from you as to how your shares should be voted. If you are a beneficial owner and you wish to vote in person at the Special Meeting, you must bring to the Special Meeting a legal proxy from the broker, bank or other nominee that holds your shares authorizing you to vote in person at the Special Meeting.

Shareholders who are entitled to vote at the Special Meeting, as well as Frisch’s invited guests, may attend the Special Meeting. Beneficial owners should bring a copy of an account statement reflecting their ownership of Frisch’s Common Stock as of the Record Date. All shareholders should bring photo identification.

Frisch’s recommends that you vote as soon as possible, even if you are planning to attend the Special Meeting, so that the vote count will not be delayed.

Solicitation of Proxies (see page 30)

The Board is soliciting your proxy, and Frisch’s will bear the cost of soliciting proxies. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of Frisch’s Common Stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium or, without additional compensation, by Frisch’s directors, officers and employees.

Adjournment (see page 30)

In addition to the Merger Proposal, Frisch’s shareholders are also being asked to approve the Adjournment Proposal, which will give the Board authority to adjourn the Special Meeting for the purpose of soliciting additional votes in favor of the Merger Proposal if there are not sufficient votes at the time of the Special Meeting to approve the Merger Proposal. If the Adjournment Proposal is approved, the Special Meeting could be adjourned by the Board as permitted under the terms of the Merger Agreement. In addition, the Board, as permitted under the terms of the Merger Agreement, could postpone the meeting before it commences, whether for the purpose of soliciting additional votes or for other reasons. If the Special Meeting is adjourned for the purpose of soliciting additional votes, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

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The Merger

Structure of the Merger (see page 32)

If the Merger is completed, then at the effective time of the Merger (the “Effective Time”), Merger Sub will merge with and into Frisch’s, the separate corporate existence of Merger Sub will cease and Frisch’s will survive the Merger as a wholly-owned subsidiary of Holding. After the Effective Time, Holding will own 100 percent of Frisch’s outstanding stock and current shareholders will no longer have any equity interest in Frisch’s.

What Shareholders Will Receive in the Merger (see page 32)

Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, Frisch’s shareholders will have the right to receive $34.00 in cash (the “Merger Consideration”), without interest and less any applicable withholding taxes, for each share of Frisch’s Common Stock that they own immediately prior to the Effective Time.

Treatment of Frisch’s Equity Awards (see page 32)

The Merger Agreement provides that outstanding equity-based awards under Frisch’s equity plans will be treated as set forth below.

Stock Options. At the Effective Time, Frisch’s will cause each outstanding option, whether vested or unvested, to represent the right to receive a payment in cash, without interest and less any applicable withholding taxes, equal to the product of the excess, if any, of the Merger Consideration of $34.00 over the exercise price of the option, multiplied by the number of shares subject to such option.

Restricted Shares. At the Effective Time, each outstanding share of Frisch’s Common Stock subject to time-based vesting or lapse restrictions under any stock or incentive plan of Frisch’s shall automatically vest such that each holder thereof will be entitled to 100 percent of the shares of Frisch’s Common Stock underlying such awards and the holder thereof will receive the Merger Consideration of $34.00 for each such share.

Recommendation of the Board of Directors (see page 26)

The Board unanimously determined that the Merger Agreement is fair, advisable and in the best interests of Frisch’s and its shareholders and adopted and approved the Merger Agreement. At the close of business on the Record Date, directors and executive officers of Frisch’s and their affiliates were entitled to vote 1,213,099 shares of Frisch’s Common Stock, or approximately 23.6 percent of the shares of Frisch’s Common Stock issued and outstanding on that date. Frisch’s directors and executive officers have informed the Company that each of them intends to vote all of their shares in favor of the Merger Proposal and the other proposals to be considered at the Special Meeting. The commitment of the directors is at all times subject to their fiduciary duties and obligations as directors. Craig F. Maier and Karen F. Maier have entered into voting agreements with Holding (the “Voting Agreements”) in which those two directors have delivered an irrevocable proxy, subject to their unconditional right and obligations to discharge their fiduciary duties.

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In the course of reaching this decision, the Board considered a number of factors in its deliberations, which can be found in the section titled “The Merger Proposal (Proposal 1) — Recommendation of the Board and Reasons for the Merger” beginning on page 52. The Board unanimously recommends that the Frisch’s shareholders vote:

•	“FOR” the Merger Proposal;

•	“FOR” the Certain Executive Compensation Matters Proposal; and

•	“FOR” the Adjournment Proposal.

Opinion of Raymond James & Associates, Inc. (see page 58)

At Frisch’s May 21, 2015 special Board meeting, representatives of Raymond James & Associates, Inc. (“Raymond James”) rendered Raymond James’ oral opinion, which was subsequently confirmed by delivery of a written opinion (the “Opinion”) dated May 21, 2015 to the Board as to whether, as of such date, the Merger Consideration to be received by the holders of the Frisch’s Common Stock (other than the Excluded Persons, as defined below) in the Merger pursuant to the Merger Agreement was fair from a financial point of view to such holders, based upon and subject to the qualifications, limitations, assumptions, and other matters considered in connection with the preparation of its opinion. For purposes of the Opinion, and with the Board’s consent, Raymond James assumed that the Merger Consideration was $34.00 per share. For purposes of the Opinion, “Excluded Persons” was defined as the Fund, Holding, Merger Sub, NRD Holdings, LLC, any of their respective subsidiaries or affiliates, Frisch’s and holders of Frisch’s Common Stock issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) who have not voted in favor of adoption of the Agreement or consented thereto in writing and who have properly exercised appraisal rights of such shares.

The full text of the Opinion, which sets forth, among other things, the various qualifications, assumptions, matters considered and limitations on the scope of the review undertaken, is attached as Annex B to this document. Raymond James provided its Opinion for the information and assistance of the Board (solely in its capacity as such) in connection with, and for purposes of, its consideration of the Merger and its Opinion only addressed whether the Merger Consideration to be received by the holders of Frisch’s Common Stock (other than the Excluded Persons) in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The Opinion did not address any other term or aspect of the Merger Agreement or the Merger contemplated thereby nor did it express any opinion as to the impact of the matters referenced in Note I – “Immaterial Revision” to the Condensed Consolidated Financial Statements of Frisch’s Restaurants’ Form 10-Q as filed with the Securities and Exchange Commission for the period ended December 16, 2014 (“Note I”), as to which Raymond James understood that Frisch’s Restaurants conducted such diligence and other investigations, and obtained such advice from qualified professionals, as it deemed necessary. The Opinion did not constitute a recommendation to the Board or any holder of the Frisch’s Common Stock as to how the Board, such stockholders or any other person should vote or otherwise act with respect to the Merger or any other matter.

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Interests of Frisch’s Directors and Executive Officers in the Merger (see page 68)

In considering the recommendation of the Board that you vote “FOR” the Merger Proposal, you should be aware that, aside from their interests as Frisch’s shareholders, Frisch’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of other Frisch’s shareholders generally. The Board was aware of these interests and considered them, among other things, in approving the Merger Agreement and recommending that the shareholders approve the Merger Agreement. These interests include:

•	accelerated vesting of restricted shares held by Frisch’s directors and officers and the cash out of any stock options held by Frisch’s directors and officers, the effects of which are more fully described below:

o	On October 22, 2014, each non-employee director received an award of 1,539 restricted shares. On the same date, Craig F. Maier, President and Chief Executive Officer, received the same award pursuant to the terms of his employment agreement. The awards had a grant date fair value of $40,000 for each such recipient and vest ratably over 12 months. As a result of the transaction contemplated by the Merger Agreement, the restricted shares would become fully vested upon closing of the Merger; these shares will be exchanged, as will all other shares of Frisch’s Common Stock owned by the directors, for the Merger Consideration of $34.00 per share;

o	Stock options held by directors of the Company are as follows: William J. Reik, 13,000, Daniel W. Geeding, 10,000, Jerome P. Montopoli, 9,000 and Karen F. Maier, 1,750. The cash out value for these options based upon the Merger Consideration of $34.00 per share called for in the Merger Agreement would be $245,220, $173,370, $153,900 and $21,175, respectively. Stock options held by executive officers of the Company include: 1,750 held by Michael E. Conner and 250 held by Jim Fettig. The cash out value for these options is $21,175 and $3,025, respectively. The term “cash out value” means the excess, if any, of the (A) Merger Consideration of $34.00 per share over (B) the exercise price per share of Frisch’s Common Stock multiplied by the total number of shares subject to such Company Stock Option, whether or not exercisable;

•	cash payment of accelerated incentive bonuses prorated from June 3, 2015 to the Effective Time to Craig F. Maier, President and Chief Executive Officer, as provided for in his interim employment agreement extension effective June 3, 2015 (the “Employment Agreement Extension”) and the other Named Executive Officers under the continuation of the previously-approved Senior Executive Bonus Plan. For illustration purposes only, assuming the Merger was consummated on July 28, 2015 and the Company’s pre-tax earnings are in excess of 7 percent of total revenue, the amounts of incentive bonuses payable are as follows: Craig F. Maier - $93,121; Mark R. Lanning, Vice President of Finance and Chief Financial Officer - $14,141; Michael E. Conner, Vice President of Human Resources - $11,142; Michael R. Everett, Vice President of Information Technology - $11,189; and Karen F. Maier, Vice President of Marketing - $11,058 (actual payment amounts to be calculated on Company performance as of the Effective Time); and

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•	the provision of indemnification and insurance arrangements under the Merger Agreement and Frisch’s articles of incorporation and bylaws.

Financing of the Merger (see page 74)

The Merger Consideration is being financed through a combination of financing sources, including an equity commitment pursuant to which the Fund has agreed to provide equity financing and an agreement whereby a third-party has agreed to provide the balance of funds necessary to consummate the Merger in the form of a sale-leaseback transaction involving certain of the Company’s real property assets (together, the “Financing Sources”). The Financing Sources have provided written assurances confirming the amounts to be provided or, as to the third-party funds, the conditional availability of such funds. The payment and performance obligations of Holding and Merger Sub in connection with the transaction are guaranteed by an agreement between the Company and the Fund (the “Guarantee”). The Merger Agreement contains no financing contingency. Holding will fund the Merger Consideration and certain Merger-related expenses with approximately $167,000,000 from the sale-leaseback transaction and up to $25,000,000 of funds from the Fund.

Regulatory Clearances and Approvals Required for the Merger (see page 74)

No filing was necessary under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). No other regulatory clearance or approval is required.

Material U.S. Federal Income Tax Consequences of the Merger (see page 102)

The conversion of each share of Frisch’s Common Stock into the right to receive cash in the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. You should read the section titled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 102, and you are encouraged to consult your own tax advisors regarding the U.S. federal income tax consequences of the Merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Appraisal Rights (see page 77)

Under Ohio law, if you own Frisch’s Common Stock and do not vote in favor of adopting the Merger Agreement, you will have the right to seek appraisal of the fair value of your Frisch’s Common Stock under Sections 1701.84 and 1701.85 of the Ohio General Corporation Law (the “OGCL”), if the Merger is completed. This value could be more than, less than, or the same as the Merger Consideration for Frisch’s Common Stock.

Failure to strictly comply with all procedures required by Section 1701.85 of the OGCL will result in a loss of the right to appraisal. For example, merely voting against the adoption of the Merger Agreement will not preserve your right to appraisal under the OGCL. Also, the submission of a proxy not marked “AGAINST” or “ABSTAIN” will result in the waiver of appraisal rights.

If you hold shares in the name of a broker or other nominee, you must instruct your nominee to take the steps necessary to enable you to demand appraisal for your Frisch’s Common Stock.

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Annex C to this proxy statement contains the full text of Sections 1701.84 and 1701.85 of the OGCL, which relates to appraisal rights. We encourage you to read these provisions carefully and in their entirety.

Expected Timing of the Merger (see page 93)

We expect to complete the Merger during the third quarter of calendar year 2015. However, Frisch’s cannot predict the actual date on which the Merger will be completed, if at all, because completion is subject to conditions beyond Frisch’s control. There may be a substantial amount of time between the Special Meeting and the completion of the Merger. We expect to complete the Merger promptly following the receipt of all required clearances and approvals and the satisfaction or, to the extent permitted, waiver of the other conditions to the consummation of the Merger. See the section titled “The Merger Agreement — Conditions to the Closing of the Merger” beginning on page 94.

Restrictions on Solicitation of Acquisition Proposals (see page 86)

From the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement, Frisch’s is required to immediately cease any solicitations, discussions or negotiations that may be ongoing with respect to an Acquisition Proposal with any person (as defined in the Merger Agreement). Frisch’s is generally not permitted to:

•	initiate, solicit or knowingly encourage, facilitate or assist the making of a competing Acquisition Proposal;

•	engage in, continue or participate in any discussions or negotiations with any person regarding any competing Acquisition Proposal;

•	furnish to any person any nonpublic information or afford access to the business, properties, assets or personnel of Frisch’s to facilitate the making of any competing Acquisition Proposal; or

•	enter into any Company Acquisition Agreement.

If, however, before the Frisch’s shareholders approve the Merger Agreement, (i) Frisch’s receives from a third party a bona fide written competing Acquisition Proposal that the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal (as defined in the Merger Agreement), and (ii) the Board determines that it is reasonably necessary to comply with its fiduciary duties, then:

•	Frisch’s must give timely notice to Holding of its receipt of an Acquisition Proposal;

•	Frisch’s may furnish to such third party access and nonpublic information with regard to Frisch’s and its subsidiaries under a confidentiality agreement;

•	Frisch’s may engage or participate in any discussions with such person; and

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•	the Board may withhold, withdraw or change its recommendation to Frisch’s shareholders regarding the transaction with Holding following receipt of a Superior Proposal, subject to complying with certain notice and other specified conditions, including giving Holding the opportunity to propose changes to the Merger Agreement in response to such Superior Proposal.

Conditions to the Closing of the Merger (see page 94)

Each party’s obligation to effect the Merger is subject to the satisfaction or, to the extent permitted, waiver of various conditions, including the following:

•	the Merger Proposal is approved by Frisch’s shareholders at the Special Meeting;

•	no governmental authority has enacted, issued, enforced or entered any order, injunction or decree or statute, rule or regulation that makes illegal, enjoins or otherwise prohibits the consummation of the transactions contemplated by the Merger Agreement;

•	the parties’ respective representations and warranties in the Merger Agreement must be true and correct, subject to certain materiality thresholds, as of the date of the closing of the Merger;

•	the parties shall have performed or complied in all material respects with each of their respective obligations under the Merger Agreement at or prior to the closing of the Merger; and

•	since the date of the Merger Agreement, no event, change, circumstance, occurrence, effect or state of facts has occurred that would result in a Material Adverse Effect on Frisch’s (as defined in the Merger Agreement).

Termination of the Merger Agreement (see page 95)

Frisch’s and Holding can terminate the Merger Agreement under certain circumstances, including:

•	by mutual written consent;

•	if the Merger has not occurred on or before July 30, 2015, subject to one automatic extension of thirty days, and such other extensions as shall be mutually agreed between Holding and Frisch’s, but in no event later than September 30, 2015, such subsequent extension only being available to Frisch’s if Holding is able to extend the availability of financing, and such right to terminate the Merger Agreement for this reason shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the closing date;

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•	if a governmental authority has issued a final and non-appealable order having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, provided that the right to terminate the Merger Agreement under this circumstance will not be available to any party whose failure to perform its obligations under the Merger Agreement has been a principal cause of or resulted in such order;

•	if approval of the Merger Proposal by the Frisch’s shareholders has not been obtained at the Special Meeting or at any adjournment or postponement thereof at which a vote on the approval of the Merger Proposal was taken;

•	acceptance of a Superior Proposal, (i) by Frisch’s, if Frisch’s has received a Superior Proposal and the Board has made a determination to accept such Superior Proposal, provided that Frisch’s shall have paid any amounts due as fees and expenses, or (ii) by Holding, if (a) the Board or any committee thereof has failed to make, withdrawn, amended, modified, or materially qualified, in a manner adverse to Holding or Merger Sub, the Board recommendation, has recommended an Acquisition Proposal, has failed to recommend against acceptance of any tender offer or exchange offer for the shares of Frisch’s Common Stock within ten business days after the commencement of such offer, has made any public statement inconsistent with the Board recommendation, or resolved or agreed to take any of the foregoing actions, (b) Frisch’s shall have entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement, as defined in the Merger Agreement (other than an Acceptable Confidentiality Agreement, as defined in the Merger Agreement), or (c) Frisch’s or the Board (or any committee of the Board) has publicly announced its intentions to do any of the actions specified herein;

•	if the mutual conditions to the parties’ obligations to consummate the Merger and the conditions to the obligations of Holding and Merger Sub to consummate the Merger are satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the closing of the Merger), either party has notified the other party that it is ready and willing to close and the other party has failed to consummate the Merger within three business days of receiving such notice.

Frisch’s can terminate the Merger Agreement:

•	upon a breach or inaccuracy in any of Holding’s or Merger Sub’s representations or warranties or the failure of Holding or Merger Sub to perform any of its obligations under the Merger Agreement, which in any case would result in the failure of any condition to our obligation to close the Merger to be satisfied and which breach, inaccuracy or failure is not capable of being cured before the earlier of (i) twenty days following receipt by Frisch’s of written notice of such breach, inaccuracy or failure to perform and (ii) September 30, 2015;

Holding can terminate the Merger Agreement:

•	upon a breach or inaccuracy in any of Frisch’s representations or warranties or Frisch’s failure to perform any of its obligations under the Merger Agreement, which in any case would result in the failure of any condition to Holding’s obligation to close the Merger to be satisfied and which breach, inaccuracy or failure is not capable of being cured before the earlier of (i) twenty days following receipt by Holding of written notice of such breach, inaccuracy or failure to perform and (ii) September 30, 2015.

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If either Frisch’s or Holding terminates the Merger Agreement, the Merger Agreement shall become void and have no effect, and none of Frisch’s, Holding, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under the Merger Agreement, or in connection with the transactions contemplated by the Merger Agreement, except for (i) those provisions that survive any termination of the Merger Agreement and (ii) neither Frisch’s nor Holding shall be relieved or released from liability for willful breach of the Merger Agreement or for fraud under applicable law. Nothing shall limit or prevent any party from exercising any rights or remedies it may have under the Merger Agreement in lieu of terminating the Merger Agreement.

Termination Fees and Expenses (see page 88)

Frisch’s is obligated to pay Holding a termination fee of $5,000,000 (the “Company Termination Fee”) if the Merger Agreement is terminated by Frisch’s after the Board has determined to accept a Superior Proposal. The termination fee must also be paid by Frisch’s if the Merger Agreement is terminated by Holding if the Board has modified its current recommendation to approve the Merger Agreement, has recommended another Acquisition Proposal, has failed to recommend against accepting a tender or exchange offer or has entered into or announced Frisch’s intention to enter into a Company Acquisition Agreement.

Directors’ and Officers’ Indemnification and Insurance (see page 91)

Following the Effective Time, Holding shall cause the Surviving Corporation to indemnify Frisch’s and its subsidiaries’ present and former directors and executive officers. In addition, following the Effective Time, the Surviving Corporation will maintain in effect provisions in the Surviving Corporation’s organizational documents related to indemnification and advancement of expenses and not amend or repeal such terms in any manner that would adversely affect the rights of such individuals. For a period of six years, the Merger Agreement also provides that Frisch’s current officers and directors must be covered under Frisch’s existing directors’ and officers’ liability insurance policies, or coverage that is no less favorable, covering any claims arising with respect to acts or omissions before the Effective Time of the Merger. At or before the Effective Time, Frisch’s intends to purchase a directors’ and officers’ liability “tail” insurance policy that must be honored and maintained by Holding following the Effective Time.

Delisting and Deregistration of Frisch’s Common Stock (see page 74)

If the Merger is completed, Frisch’s Common Stock will be delisted from the NYSE MKT and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Litigation Relating to the Merger (see page 74)

At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of Frisch’s as to which indemnification is being sought nor is Frisch’s aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

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Market Prices of Frisch’s Common Stock (see page 97)

The Merger Consideration of $34.00 per share of Frisch’s Common Stock represents a premium of approximately 21 percent to the $28.12 closing price per share of Frisch’s Common Stock on the NYSE MKT on May 21, 2015, the day prior to the announcement that Frisch’s had entered into the Merger Agreement. The closing price of the Frisch’s Common Stock on the NYSE MKT on August 4, 2015, the most recent practicable date prior to the filing of this proxy statement, was $33.69 per share. You are encouraged to obtain current market prices of Frisch’s Common Stock in connection with voting your shares of Frisch’s Common Stock.

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QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following are brief answers to some of the questions that you may have regarding the Merger, the Special Meeting and the proposals being considered at the Special Meeting. We urge you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the Merger and the Special Meeting. Additional important information is also contained in the annexes attached to this proxy statement and the documents referred to or incorporated by reference into this proxy statement.

Q.	Why am I receiving these proxy materials?

A.	On May 21, 2015, Frisch’s entered into the Merger Agreement providing for the Merger of Merger Sub with and into Frisch’s, pursuant to which Frisch’s will survive the Merger as a wholly-owned subsidiary of Holding. You are receiving this proxy statement in connection with the solicitation by the Board of proxies of Frisch’s shareholders in favor of the Merger Proposal and the other matters to be voted on at the Special Meeting.

Q.	What is the proposed transaction?

A.	If the Merger Proposal is approved by Frisch’s shareholders and the other conditions to the consummation of the Merger contained in the Merger Agreement are satisfied or waived, Merger Sub will merge with and into Frisch’s. Frisch’s will be the Surviving Corporation in the Merger and will be privately held as a wholly owned subsidiary of Holding.

Q.	What will I receive in the Merger?

A.	Under the terms of the Merger Agreement, if the Merger is completed, you will be entitled to receive $34.00 in cash, without interest and less any applicable withholding taxes, for each share of Frisch’s Common Stock you own. For example, if you own 100 shares of Frisch’s Common Stock, you will be entitled to receive $3,400.00 in cash in exchange for your shares, without interest and less any applicable withholding taxes. You will not be entitled to receive shares in the Surviving Corporation or in Holding.

Q.	What other effects will the Merger have on Frisch’s?

A.	If the Merger is completed, Frisch’s Common Stock will be delisted from the NYSE MKT and deregistered under the Exchange Act, and Frisch’s will no longer be required to file periodic reports with the Securities and Exchange Commission (the “SEC”) with respect to Frisch’s Common Stock, in each case in accordance with applicable law. Following the completion of the Merger, Frisch’s Common Stock will no longer be publicly traded and you will no longer have any interest in Frisch’s future earnings or growth; each share of Frisch’s Common Stock you hold will represent only the right to receive $34.00 in cash, without interest and less any applicable withholding taxes.

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Q.	Where and when is the Special Meeting, and who may attend?

A.	The Special Meeting will be held at Frisch’s headquarters located at 2800 Gilbert Avenue, Cincinnati, Ohio on August 24, 2015 at 9:00 A.M., Eastern Time. The meeting room will open at 8:30 A.M., Eastern Time and registration will begin at that time. Shareholders who are entitled to vote, as well as our invited guests, may attend the meeting.

Q.	What must I bring to attend the Special Meeting?

A.	Beneficial owners of shares held in “street name” should bring a copy of an account statement reflecting their ownership of Frisch’s Common Stock as of the Record Date. All shareholders should bring photo identification.

Q.	Who can vote at the Special Meeting?

A.	All Frisch’s shareholders of record as of the close of business on July 31, 2015, the Record Date for the Special Meeting, are entitled to receive notice of, attend and vote at the Special Meeting, or any adjournment or postponement thereof. Each share of Frisch’s Common Stock is entitled to one vote on all matters that come before the meeting. At the close of business on the Record Date, there were 5,131,579 shares of Frisch’s Common Stock issued and outstanding.

Q.	What matters will be voted on at the Special Meeting?

A.          At the Special Meeting, you will be asked to consider and vote on the following proposals:

•	the Merger Proposal;

•	the Certain Executive Compensation Matters Proposal; and

•	the Adjournment Proposal.

Q.	How does the Board recommend that I vote on the proposals?

A.          The Board unanimously recommends that you vote:

•	“FOR” the Merger Proposal;

•	“FOR” the Certain Executive Compensation Matters Proposal; and

•	“FOR” the Adjournment Proposal.

Q.	What vote is required to approve the Merger Proposal?

A.	The Merger Proposal will be approved if shareholders holding at least a majority of the shares of Frisch’s Common Stock outstanding and entitled to vote at the close of business on the Record Date vote “FOR” the proposal.

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Q.	What vote is required to approve the other proposals?

A.	The Adjournment Proposal will be approved if a majority of the votes cast with respect to this matter in person or represented by proxy at the Special Meeting and entitled to vote thereon vote “FOR” such proposal. Approval of the Certain Executive Compensation Matters Proposal does not require the affirmative vote of any specified number of shares of Frisch’s Common Stock.

Q.	Do you expect the Merger to be taxable to Frisch’s shareholders?

A.	The exchange of Frisch’s Common Stock for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state, local or other tax laws. You should read the section titled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 102, and you are encouraged to consult your own tax advisors regarding the U.S. federal income tax consequences of the Merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Q.	When is the Merger expected to be completed?

A.	The parties to the Merger Agreement expect to complete the Merger during the third quarter of calendar year 2015, subject to receipt of shareholder approval of the Merger Proposal. However, Frisch’s cannot predict the actual date on which the Merger will be completed, if at all, because completion is subject to conditions beyond Frisch’s control. See the section titled “The Merger Agreement — Conditions to the Closing of the Merger” beginning on page 94.

Q.	What happens if the Merger is not completed?

A.	If the Merger Proposal is not approved by Frisch’s shareholders, or if the Merger is not completed for any other reason, Frisch’s shareholders will not receive any payment for their shares of Frisch’s Common Stock in connection with the Merger. Instead, Frisch’s will remain an independent public company and shares of Frisch’s Common Stock will continue to be listed and traded on the NYSE MKT. If the Merger Agreement is terminated under specified circumstances, Frisch’s may be required to pay Holding a termination fee of $5,000,000. See the section titled “The Merger Agreement — Termination Fees and Expenses” beginning on page 88 for a discussion of the circumstances under which Frisch’s will be required to pay a termination fee.

Q.	Who is soliciting my vote?

A.	The Board is soliciting your proxy and Frisch’s will bear the cost of soliciting proxies. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks or other nominees to beneficial owners of shares of Frisch’s Common Stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium or, without additional compensation, by Frisch’s directors, officers and employees.

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Q.	What do I need to do now?

A.	Carefully read and consider the information contained in and incorporated by reference into this proxy statement, including the attached annexes. Whether or not you expect to attend the Special Meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Special Meeting.

Q.	How do I vote if my shares are registered directly in my name?

A.	If your shares are registered directly in your name with our transfer agent, you are considered a “shareholder of record” and there are four methods by which you may vote your shares at the Special Meeting:

•	Internet: To vote over the internet, go to www.proxyvote.com and follow the steps outlined on the secure website. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to cast your vote over the internet. If you vote over the internet, you do not have to mail in a proxy card.

•	Telephone: To vote by telephone, call toll-free 1-800-690-6903 within the United States any time prior to 11:59 P.M. Eastern Time, on August 23, 2015 on a touchtone phone. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to cast your vote by telephone. If you vote by telephone, you do not have to mail in a proxy card.

•	Mail: To vote by mail, complete, sign and date a proxy card and return it promptly to the address indicated on the proxy card. If you return your signed proxy card to us before the Special Meeting and do not subsequently revoke your proxy, we will vote your shares as you direct.

•	In Person: You may attend the Special Meeting and vote your shares in person, rather than voting your shares by mail, over the internet or by telephone. You will be given a ballot when you arrive.

Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. Please choose only one method to cast your vote by proxy. We encourage you to vote over the internet or by telephone, both of which are convenient, cost-effective and reliable alternatives to returning a proxy card by mail.

Q.	How do I vote if my shares are held in the name of my broker, bank or other nominee?

A.	If your shares are held by your broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a form from your broker, bank or other nominee seeking instruction from you as to how your shares should be voted. If you are a beneficial owner and you wish to vote in person at the Special Meeting, you must bring to the Special Meeting a legal proxy from the broker, bank or other nominee that holds your shares authorizing you to vote in person at the Special Meeting.

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Q.	Can I change or revoke my proxy after it has been submitted?

A.	Yes. You can change or revoke your proxy at any time before the final vote at the Special Meeting. If you are the record holder of your shares, you may change or revoke your proxy by:

•	voting again over the internet or by telephone prior to 11:59 P.M., Eastern Time, on August 23, 2015;

•	timely sending a written notice that you are revoking your proxy to our Secretary;

•	timely delivering a valid, later-dated proxy; or

•	attending the Special Meeting and notifying the election officials that you wish to revoke your proxy to vote in person. Simply attending the Special Meeting will not, by itself, revoke your proxy.

If you are the beneficial owner of shares held in “street name,” you will have to follow the instructions provided by your broker, bank or other nominee to change or revoke your proxy.

Q.	How many shares of Frisch’s Common Stock must be present to constitute a quorum for the meeting?

A.	The presence at the Special Meeting, in person or by proxy, of a majority of the shares of Frisch’s Common Stock outstanding on the Record Date will constitute a quorum. There must be a quorum for business to be conducted at the Special Meeting. However, even if a quorum does not exist, a majority of the shares of Frisch’s Common Stock present or represented by proxy at the Special Meeting and entitled to vote may adjourn the Special Meeting to another place, date or time. Failure of a quorum to be present at the Special Meeting will necessitate an adjournment or postponement of the Special Meeting and will subject Frisch’s to additional expense. As of the Record Date, there were 5,131,579 shares of Frisch’s Common Stock outstanding. Accordingly, 2,565,790 shares of Frisch’s Common Stock must be present or represented by proxy at the Special Meeting to constitute a quorum.

Q.	What if I abstain from voting on any proposal?

A.	If you attend the Special Meeting or submit a proxy card, but abstain from voting on any proposal, your shares will still be counted for purposes of determining whether a quorum exists, but will not be voted on any proposal. As a result, your abstention from voting will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the outcome of the Adjournment Proposal.

Q.	Will my shares be voted if I do not sign and return my proxy card or vote by telephone or over the internet or in person at the Special Meeting?

A.	If you are a shareholder of record and you do not sign and return your proxy card or vote by telephone, over the internet or in person, your shares will not be voted at the Special Meeting and will not be counted for purposes of determining whether a quorum exists. The failure to return your proxy card or otherwise vote your shares at the Special Meeting will have no effect on the outcome of the Adjournment Proposal. However, the vote to approve the Merger Proposal is based on the total number of shares of Frisch’s Common Stock outstanding on the Record Date, not just the shares that are counted as present in person or by proxy at the Special Meeting. As a result, if you fail to return your proxy card or otherwise vote your shares at the Special Meeting, it will have the same effect as a vote “AGAINST” the Merger Proposal.

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You will have the right to receive the Merger Consideration if the Merger Proposal is approved and the Merger is completed even if your shares are not voted at the Special Meeting. However, if your shares are not voted at the Special Meeting, it will have the same effect as a vote “AGAINST” the Merger Proposal.

Q.	What is a broker non-vote?

A.	Broker non-votes are shares held in “street name” by brokers, banks and other nominees that are present or represented by proxy at the Special Meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, bank or nominee does not have discretionary voting power on such proposal. Under NYSE rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement. If a beneficial owner of shares of Frisch’s Common Stock held in “street name” does not give voting instructions to the broker, bank or other nominee, then those shares will not be counted as present in person or by proxy at the Special Meeting. As a result, it is expected that there will not be any broker non-votes in connection with any of the three proposals described in this proxy statement. The failure to issue voting instructions to your broker, bank or other nominee will have no effect on the outcome of the Adjournment Proposal. However, the vote to approve the Merger Proposal is based on the total number of shares of Frisch’s Common Stock outstanding on the Record Date, not just the shares that are counted as present in person or by proxy at the Special Meeting. As a result, if you fail to issue voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the Merger Proposal.

Q.	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A.	No. Because any shares you may hold in “street name” will be deemed to be held by a different shareholder than any shares you hold of record, any shares held in “street name” will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q.	Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my shares of Frisch’s Common Stock?

A.	Yes. In accordance with Sections 1701.84 and 1701.85 of the Ohio General Corporation Law, if you do not vote in favor of the adoption of the Merger Agreement you will have the right to seek appraisal of the fair value of your Frisch’s Common Stock if the Merger is completed, but only if you submit a written demand for an appraisal on or before the tenth day following the Special Meeting and you comply with the Ohio law procedures explained in this proxy statement.

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Q.	What happens if I sell my Frisch’s Common Stock before the completion of the Merger?

A.	If you transfer your Frisch’s Common Stock, you will have transferred your right to receive the Merger Consideration in the Merger. In order to receive the Merger Consideration, you must hold your Frisch’s Common Stock through the completion of the Merger.

Q.	Should I send in my stock certificates or other evidence of ownership now?

A.	No. After the Merger is completed, you will receive a letter of transmittal from the Paying Agent for the Merger with detailed written instructions for exchanging your Frisch’s Common Stock for the consideration to be paid to former Frisch’s shareholders in connection with the Merger. If you are the beneficial owner of Frisch’s Common Stock held in “street name,” you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of such shares. Please do not send in your stock certificates now.

Q:	When will I receive the cash consideration for my shares?

A:	After the Merger is completed, when you properly complete and return the letter of transmittal and required documentation described in the written instructions referenced above, you will receive from the Paying Agent a payment of the cash consideration for your shares.

Q.	What does it mean if I get more than one proxy card or voting instruction card?

A.	If your shares are registered differently or are held in more than one account, you will receive more than one proxy card or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies over the internet or by telephone) to ensure that all of your shares are voted.

Q.	What is householding and how does it affect me?

A.	The SEC permits companies to send a single set of proxy materials to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each shareholder continues to receive a separate notice of meeting and proxy card. Frisch’s has not implemented these householding rules with respect to its record holders; however, certain brokerage firms may have instituted householding for beneficial owners of Frisch’s Common Stock held through brokerage firms. If your family has multiple accounts holding Frisch’s Common Stock, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies of proxy materials.

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Q.	When will Frisch’s announce the voting results of the Special Meeting, and where can I find the voting results?

A.	Frisch’s intends to announce the preliminary voting results at the Special Meeting, and will report the final voting results of the Special Meeting in a Current Report on Form 8-K filed with the SEC. All reports that Frisch’s files with the SEC are publicly available when filed.

Q:           Who can help answer my other questions?

A:	If you have questions about the Merger, require assistance in submitting your proxy or voting your shares, or need additional copies of this proxy statement or the enclosed proxy card, please contact Frisch’s Office of the Secretary via email or phone.

Frisch’s Restaurants, Inc.

2800 Gilbert Avenue

Cincinnati, Ohio 45206

Email: Proxyvote@frischs.com

Telephone: (513) 559-5216

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains certain statements that are forward-looking within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements. Words such as “expects,” “anticipates,” “believes,” “estimates” and other similar expressions of future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Readers of this proxy statement should not rely solely on the forward-looking statements and should consider all uncertainties and risks throughout this document. The statements are representative only as of the date they are made, and we undertake no obligation to update any forward-looking statement.

All forward looking-statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. We face risks that are inherent in the businesses and the markets in which we operate. Factors that might cause our future performance to vary from that described in our forward-looking statements include:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the failure to receive, on a timely basis or otherwise, approval of the Merger Proposal by our shareholders or the approval of government or regulatory agencies with regard to the Merger;

•	the failure of one or more conditions to the closing of the Merger Agreement to be satisfied;

•	the amount of the costs, fees, expenses and charges related to the Merger Agreement or Merger;

•	risks arising from the Merger’s diversion of management’s attention from our ongoing business operations;

•	risks that our stock price may decline significantly if the Merger is not completed;

•	the ability to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners pending the completion of the Merger;

•	changes in federal, state or local laws or regulations;

•	the extent and speed of successful execution of strategic initiatives;

•	timing of new restaurant openings and related revenues and expenses;

•	increases or decreases in existing restaurant revenues;

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•	the risk that the Company may be subject to litigation in connection with the Merger; and

•	other risks and uncertainties set forth in our filings with the SEC, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual reports on Form 10-K and quarterly reports on Form 10-Q, current reports on Form 8-K and other SEC filings.

Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations and also could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this report, and the reader should not consider any of the above list of factors to be a complete set of all potential risks or uncertainties. All subsequent written or oral forward- looking statements concerning the Merger or the other transactions contemplated by the Merger Agreement or other matters addressed in this proxy statement and attributable to Frisch’s or any person acting on Frisch’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section of this proxy statement.

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THE COMPANIES

Frisch’s Restaurants, Inc.

Frisch’s Restaurants, Inc.

2800 Gilbert Avenue

Cincinnati, OH 45206

(513) 961-2660

Frisch’s is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” All Frisch’s Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana. The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The Company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

Frisch’s Common Stock are listed with, and trade on, the New York Stock Exchange (NYSE MKT) under the symbol “FRS.” Our corporate website address is www.frischs.com. The information provided on the Frisch’s website is not part of this proxy statement and is not incorporated in this proxy statement by reference hereby or by any other reference to Frisch’s website provided in this proxy statement.

For additional information about Frisch’s included in documents incorporated by reference into this proxy statement, see the section titled “Where You Can Find More Information”.

NRD Partners I, L.P. (the “Fund”)

NRD Partners I, L.P.

4170 Ashford Dunwoody Road, Suite 390,

Atlanta, GA 30319

(404) 865-3356

Attention: Aziz Hashim

About the Fund

The Fund, a limited partnership organized under the laws of the State of Delaware, is a private equity fund founded by Aziz Hashim in November 2014 to acquire brands that offer superior products and compelling unit economics and help them grow to their fullest potential through the Fund's expanding network of franchisee investors. For more information, please visit www.nrdcapital.com. The information provided on the Fund’s website is not part of this proxy statement and is not incorporated in this proxy statement by reference hereby or by any other reference to the Fund’s website provided in this proxy statement.

FRI Holding Company, LLC (“Holding”)

FRI Holding Company, LLC

4170 Ashford Dunwoody Road, Suite #390

Atlanta, GA 30319

(404) 865-3356

Attention: Aziz Hashim

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About Holding

Holding was formed in April 2015 solely for the purpose of entering into the Merger Agreement and completing such other transactions as necessary to finance the Merger. After the closing of the Merger, Holding would also act as the holding company and sole shareholder of Frisch’s. Holding has not carried out any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement, which includes certain financing transactions entered into for the purpose of financing the Merger.

FRI Merger Sub, LLC (“Merger Sub”)

FRI Merger Sub, LLC

4170 Ashford Dunwoody Road, Suite #390

Atlanta, GA 30319

(404) 865-3356

Attention: Aziz Hashim

About Merger Sub

Merger Sub was formed in April 2015 solely for the purpose of completing the Merger with Frisch’s. Merger Sub has not carried out any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Upon consummation of the Merger, Merger Sub will merge with and into Frisch’s the separate corporate existence of Merger Sub will cease, and Frisch’s will continue as the Surviving Corporation and a wholly owned subsidiary of Holding.

NRD Holdings, LLC (“NRD”)

NRD Holdings, LLC

4170 Ashford Dunwoody Road, Suite #390

Atlanta, GA 30319

(404) 865-3356

Attention: Aziz Hashim

About NRD

NRD is a limited liability company formed on June 1, 2012 by Aziz Hashim to conduct acquisition activities. NRD entered into a non-disclosure agreement on July 14, 2014, responded to Frisch’s bid proposal in October 2014, and thereafter engaged in negotiations regarding a proposed transaction with Frisch’s prior to the formation of the Fund.

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Strategic Financial Intermediation, LLC (“FinCo”)

Strategic Financial Intermediation, LLC

4170 Ashford Dunwoody Road, Suite #390

Atlanta, GA 30319

(404) 865-3356

Attention: Aziz Hashim

About FinCo

FinCo is a limited liability company formed on April 2, 2015 that has entered into contracts in connection with the sale-leaseback transaction described in this proxy statement. Under the contracts, FinCo will purchase real estate assets from Frisch’s and sell the assets to an independent third-party institutional investor. FinCo will use most of the proceeds from the transaction to purchase bonds issued by Holding and to acquire preferred equity units in Holding.

THE SPECIAL MEETING

This proxy statement is being provided to the Frisch’s shareholders as part of a solicitation of proxies by the Board for use at the Special Meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement of the Special Meeting.

Date, Time and Place

The Special Meeting is scheduled to be held at Frisch’s headquarters located at 2800 Gilbert Avenue, Cincinnati, Ohio 45206-1206 on August 24, 2015 at 9:00 A.M., Eastern Time.

Purpose of the Special Meeting

At the Special Meeting, Frisch’s shareholders will be asked to consider and vote on the following proposals:

•	the Merger Proposal, which is further described in the sections titled “The Merger Proposal (Proposal 1)”;

•	the Certain Executive Compensation Matters Proposal; and

•	the Adjournment Proposal.

Frisch’s shareholders must approve the Merger Proposal as a condition to the completion of the Merger. If the Frisch’s shareholders fail to approve the Merger Proposal, the Merger will not occur.

Other than the matters described above, no other vote will be taken on any other matters at the Special Meeting or any adjournment or postponement thereof.

Recommendation of the Board of Directors

The Board unanimously determined the Merger Agreement is fair, advisable and in the best interests of Frisch’s and its shareholders and adopted and approved the Merger Agreement. In the course of reaching this decision, the Board considered a number of factors in its deliberations, which can be found in the section titled “The Merger Proposal (Proposal 1) — Recommendation of the Board and Reasons for the Merger” beginning on page 52.

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The Board unanimously recommends that the Frisch’s shareholders vote “FOR” the Merger Proposal, “FOR” the Certain Executive Compensation Matters Proposal and “FOR” the Adjournment Proposal.

Record Date; Shareholders Entitled to Vote

Only holders of Frisch’s Common Stock at the close of business on July 31, 2015, the Record Date for the Special Meeting, will be entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements of the Special Meeting. At the close of business on the Record Date, 5,131,579 shares of Frisch’s Common Stock were issued and outstanding.

Holders of Frisch’s Common Stock are entitled to one vote for each share of Frisch’s Common Stock they own at the close of business on the Record Date.

Quorum

The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the shares of Frisch’s Common Stock outstanding on the Record Date will constitute a quorum. There must be a quorum for business to be conducted at the Special Meeting. However, even if a quorum does not exist, a majority of the shares of Frisch’s Common Stock present or represented by proxy at the Special Meeting and entitled to vote may adjourn the meeting to another place, date or time. Failure of a quorum to be represented at the Special Meeting will necessitate an adjournment or postponement of the Special Meeting and will subject Frisch’s to additional expense.

Once a share is represented in person or by proxy at the Special Meeting, it will be counted for purposes of determining whether a quorum exists at the Special Meeting and any adjournment or postponement of the Special Meeting. However, if a new Record Date is set for the adjourned or postponed Special Meeting, a new quorum will have to be established. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be counted for purposes of determining whether a quorum exists at the Special Meeting.

Required Vote

The approval of the Merger Proposal requires the affirmative vote of a majority of the shares of Frisch’s Common Stock outstanding at the close of business on the Record Date.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast with respect to such matter in person or represented by proxy at the Special Meeting and entitled to vote thereon.

Abstentions and Broker Non-Votes

An abstention occurs when a shareholder attends a meeting, either in person or by proxy, but abstains from voting. At the Special Meeting, abstentions will be counted for purposes of determining whether a quorum exists. Abstaining from voting will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the outcome of the Adjournment Proposal.

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If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted “FOR” (i) approval of the Merger Proposal, (ii) approval of the Certain Executive Compensation Matters Proposal, and (iii) approval of the Adjournment Proposal.

Broker non-votes are shares held in “street name” by brokers, banks and other nominees that are present or represented by proxy at the Special Meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, bank or nominee does not have discretionary voting power on such proposal. Because, under NYSE rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of Frisch’s Common Stock held in “street name” does not give voting instructions to the broker, bank or other nominee, then those shares will not be counted as present in person or by proxy at the Special Meeting. As a result, it is expected that there will not be any broker non-votes in connection with any of the three proposals described in this proxy statement.

Failure to Vote

If you are a shareholder of record and you do not sign and return your proxy card or vote over the internet, by telephone or in person at the Special Meeting, your shares will not be voted at the Special Meeting, will not be counted as present in person or by proxy at the Special Meeting and will not be counted for purposes of determining whether a quorum exists.

As discussed above, under NYSE rules, brokers and other record holders do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement. Accordingly, if you are the beneficial owner of shares held in “street name” and you do not issue voting instructions to your broker, bank or other nominee, your shares will not be voted at the Special Meeting and will not be counted as present in person or by proxy at the Special Meeting or counted for purposes of determining whether a quorum exists.

A failure to vote will have no effect on the outcome of the Adjournment Proposal. However, the vote to approve the Merger Proposal is based on the total number of shares of Frisch’s Common Stock outstanding on the Record Date, not just the shares that are counted as present in person or by proxy at the Special Meeting. As a result, if you fail to vote your shares, it will have the same effect as a vote “AGAINST” the Merger Proposal.

Voting by Frisch’s Directors and Executive Officers

At the close of business on the Record Date, directors and executive officers of Frisch’s and their affiliates were entitled to vote 1,213,099 shares of Frisch’s Common Stock, or approximately 23.6 percent of the shares of Frisch’s Common Stock issued and outstanding on that date. Frisch’s directors and executive officers have informed us that they intend to vote their shares in favor of the Merger Proposal and the other proposals to be considered at the Special Meeting so long as the recommendation of the Board with respect to these proposals has not changed, although none of Frisch’s directors or executive officers is obligated to do so, except for Craig F. Maier and Karen F. Maier, who have entered into the Voting Agreements with Holding in which those two directors have delivered an irrevocable proxy to Holding with respect to the Merger. The Voting Agreements specifically preserve the right of the two directors to discharge all of their fiduciary duties to Frisch’s and its shareholders.

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Voting at the Special Meeting

If your shares are registered directly in your name with our transfer agent, you are considered a “shareholder of record” and there are four methods by which you may vote your shares at the Special Meeting. You may attend the Special Meeting and vote your shares in person, rather than signing and returning your proxy card, or you may vote your shares by authorizing the persons named as proxies on the proxy card to vote your shares at the Special Meeting by returning the proxy card by mail, through the internet or by telephone. Although Frisch’s offers four different voting methods, Frisch’s encourages you to vote over the internet or by telephone, as Frisch’s believes they are the most convenient, cost-effective and reliable voting methods. If you choose to vote your shares over the internet or by telephone, there is no need for you to mail back your proxy card. We also recommend that you vote as soon as possible, even if you are planning to attend the Special Meeting, so that the vote count will not be delayed.

•	To Vote in Person: If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting.

•	To Vote Over the Internet: To vote over the internet, go to www.proxyvote.com and follow the steps outlined on the secure website. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to cast your vote. If you vote over the internet, you do not have to mail in a proxy card.

•	To Vote by Telephone: To vote by telephone, call toll-free 1-800-690-6903 within the United States at any time prior to 11:59 P.M., Eastern Time, on August 23, 2015 on a touchtone phone. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to cast your vote. If you vote by telephone, you do not have to mail in a proxy card.

•	To Vote by Mail: To vote by mail, complete, sign and date the proxy card and return it promptly to the address indicated on the proxy card. If you sign and return your proxy card without indicating how you want your Frisch’s Common Stock to be voted with regard to a particular proposal, your Frisch’s Common Stock will be voted in favor of such proposal. If you return your proxy card without a signature, your shares will not be counted as present at the Special Meeting and cannot be voted.

If your shares are held by your broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a form from your broker, bank or other nominee seeking instruction from you as to how your shares should be voted. If you are a beneficial owner and you wish to vote in person at the Special Meeting, you must bring to the Special Meeting a legal proxy from the broker, bank or other nominee that holds your shares authorizing you to vote in person at the Special Meeting.

Shareholders who are entitled to vote at the Special Meeting, as well as our invited guests, may attend the Special Meeting. Beneficial owners should bring a copy of an account statement reflecting their ownership of Frisch’s Common Stock as of the Record Date. All shareholders should bring photo identification.

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Revocation of Proxies

You can change or revoke your proxy at any time before the final vote at the Special Meeting. If you are the record holder of your shares, you may revoke your proxy by:

•	voting again over the internet or by telephone prior to 11:59 P.M., Eastern Time, on August 23, 2015;

•	timely sending a written notice that you are revoking your proxy to our Secretary;

•	timely delivering a valid, later-dated proxy; or

•	attending the Special Meeting and notifying the election officials that you wish to revoke your proxy to vote in person. Simply attending the Special Meeting will not, by itself, revoke your proxy.

If you are the beneficial owner of shares held in “street name,” you should contact your broker, bank or other nominee with questions about how to change or revoke your voting instructions.

Solicitation of Proxies

The Board is soliciting your proxy, and Frisch’s will bear the cost of soliciting proxies. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of Frisch’s Common Stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium or, without additional compensation, by Frisch’s directors, officers and employees.

Adjournment

In addition to the Merger Proposal and the Certain Executive Compensation Matters Proposal, Frisch’s shareholders are also being asked to approve the Adjournment Proposal, which will give the Frisch’s Board authority to adjourn the special meeting for the purpose of soliciting additional votes in favor of the Merger Proposal if there are not sufficient votes at the time of the special meeting to approve the Merger Proposal. If a quorum does not exist, the holders of a majority of the shares of Frisch’s common stock present or represented by proxy at the special meeting and entitled to vote may adjourn the special meeting to another place, date or time. If the Adjournment Proposal is approved, the special meeting could be adjourned by the Frisch’s Board as permitted under the terms of the Merger Agreement. In addition, the Frisch’s Board, as permitted under the terms of the Merger Agreement, could postpone the meeting before it commences, whether for the purpose of soliciting additional votes or for other reasons. If the special meeting is adjourned or postponed for the purpose of soliciting additional votes, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on the Adjournment Proposal, your shares will be voted in favor of the Adjournment Proposal.

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Other Information

You should not return your stock certificate or send documents representing Frisch’s Common Stock with the proxy card. If the Merger is completed, the Paying Agent for the Merger will send you a letter of transmittal and instructions for exchanging your Frisch’s Common Stock for the consideration to be paid to the former Frisch’s shareholders in connection with the Merger.

Assistance

If you have questions about the Merger, require assistance in submitting your proxy or voting your shares, or need additional copies of this proxy statement or the enclosed proxy card, please contact Frisch’s Office of the Secretary by phone or e-mail for additional assistance.

Frisch’s Restaurants, Inc.

2800 Gilbert Avenue

Cincinnati, Ohio 45206

Email: Proxyvote@frischs.com

Telephone: (513) 559-5216

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

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THE MERGER PROPOSAL

(PROPOSAL 1)

The discussion of the Merger in this proxy statement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A, and hereby incorporated by reference into this proxy statement. We urge you to read carefully the proxy statement, the Merger Agreement and the other documents referred to herein, including the documents incorporated by reference, for a more detailed description of the Merger.

Structure of the Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with the Ohio General Corporation Law (the “OGCL”), at the Effective Time, Merger Sub will merge with and into Frisch’s, the separate corporate existence of Merger Sub will cease and Frisch’s will survive the Merger as a wholly-owned subsidiary of Holding. The Merger Consideration and other amounts payable in connection with the Merger will be financed as described in the section titled “Financing of the Merger”.

What Shareholders Will Receive in the Merger

At the Effective Time, each outstanding share of Frisch’s Common Stock (other than Frisch’s Common Stock held by Holding, Merger Sub, the Fund, any of their respective subsidiaries or affiliates, Frisch’s and holders of Frisch’s Common Stock issued and outstanding immediately prior to the Effective Time who have not voted in favor of adoption of the Merger Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect to such Shares) will be automatically converted into the right to receive $34.00 in cash, without interest and less any applicable withholding taxes. After the Merger is completed, current holders of Frisch’s Common Stock will have only the right to receive a cash payment in respect of their shares of Frisch’s Common Stock, and will no longer have any rights as holders of Frisch’s Common Stock, including voting or other rights, and Holding will own 100 percent of Frisch’s outstanding Frisch’s Common Stock. Frisch’s Common Stock held by Holding, the Fund, or any of their respective subsidiaries or affiliates will be canceled at the Effective Time.

Treatment of Frisch’s Equity Awards

Stock Options. At the Effective Time, Frisch’s will cause each outstanding option, whether vested or unvested, to represent the right to receive a payment in cash, without interest and less any applicable withholding taxes, equal to the product of the excess, if any, of the Merger Consideration of $34.00 per share over the exercise price of the option, multiplied by the number of shares subject to such options.

Restricted Shares. At the Effective Time, each outstanding share of Frisch’s Common Stock subject to time-based vesting or lapse restrictions under any stock or incentive plan of Frisch’s shall automatically vest such that each holder thereof will be entitled to 100 percent of the Frisch’s Common Stock underlying such awards and the holder thereof will receive the Merger Consideration of $34.00 for each such share.

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Effects on Frisch’s if the Merger Is Not Completed

If the Merger Proposal is not approved by Frisch’s shareholders or if the Merger is not completed for any other reason, Frisch’s shareholders will not receive any payment for their shares in connection with the Merger. Instead, Frisch’s will remain an independent public company and shares of Frisch’s Common Stock will continue to be listed and traded on the NYSE MKT. In addition, if the Merger is not completed, Frisch’s expects that management will operate Frisch’s business in a manner similar to that in which it is being operated today and that Frisch’s shareholders will continue to be subject to the same opportunities and risks to which they are currently subject, including, without limitation, risks related to the highly competitive industry in which Frisch’s operates and current economic conditions.

Furthermore, if the Merger is not completed, and depending on the circumstances that would have caused the Merger not to be completed, it is likely that the price of Frisch’s Common Stock will decline. If that were to occur, it is uncertain when, if ever, the price of Frisch’s Common Stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Frisch’s Common Stock. If the Merger is not completed, the Board will continue to evaluate and review Frisch’s business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Proposal is not approved by Frisch’s shareholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to Frisch’s will be offered or that Frisch’s business, prospects or results of operation will not be adversely impacted.

Further, if the Merger Agreement is terminated under specified circumstances, Frisch’s may be required to pay Holding a termination fee of $5,000,000. See the section titled “The Merger Agreement — Termination Fees and Expenses” for a discussion of the circumstances under which Frisch’s will be required to pay a termination fee.

Background of the Merger

As part of the ongoing oversight and management of the policies and operations of Frisch’s, the Board and management regularly reviewed and assessed the Company’s long-term strategic goals and opportunities, the competitive environment, food retail industry trends, the current economic climate, the Company’s short- and long-term performance in light of its strategic plan, and the performance of the Company’s management team. In connection with these activities, the Board also periodically considered strategic alternatives, including potential business combinations, acquisitions, and dispositions.

Prior to May 2012, Frisch’s had two principal operating divisions: the Big Boy Division, under which it operates the Big Boy restaurants, and the Golden Corral Division, under which the Company, from January 1999 to May 2012, operated grill buffet style restaurants under the name “Golden Corral” pursuant to certain licensing agreements. Following the sale of the Golden Corral Division in May 2012, the Board and management continued their examination and review of industry conditions and trends, and of opportunities and strategic options for the Company while introducing new initiatives to reduce costs and increase sales. In January 2013, the Board began the process of identifying and engaging outside resources to assist the Board and management in developing a plan to maximize shareholder value through future initiatives and direction. As part of this strategic planning, the Board engaged several outside resources to consider the Company’s strategic alternatives and opportunities to enhance shareholder value, including (in discussion with certain of the outside parties): valuation analyses; maintaining the status quo; sale-leasebacks of certain real estate assets; minority buyout transactions; going private transactions; traditional sale transactions; and refranchising initiatives.

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In June 2013, the Board authorized the Company’s engagement of Raymond James to provide certain general financial advisory services. In July 2013, representatives of Raymond James met with the Board and discussed their preliminary thoughts on market conditions, the Company’s potential strategic alternatives and possible methodologies for valuing the Company. The Board discussed with the representatives of Raymond James whether the public markets were adequately appreciating Frisch’s key investment attributes and that there could be upside to the value represented by the then current share price should the Company and the Board pursue a transaction.

At the regular quarterly Board meeting held in October 2013, representatives of Raymond James joined the meeting and discussed their views on the Board’s earlier question of whether the current public markets might be undervaluing Frisch’s common stock. The Board discussed a number of strategic alternatives that might have the potential of realizing a greater shareholder value than the current market was reflecting.

At the regular quarterly Board meeting held in January 2014, representatives of Raymond James discussed with the Board financial and other factors that investors may use to compare Frisch’s to other restaurant companies. The purpose of the discussion was to inform the Board of how certain of Frisch’s financial and operational metrics compared to a selection of other publicly-traded restaurant companies.

Representatives of Raymond James attended the regular quarterly Board meeting held in April 2014, to discuss current market conditions and provide an update of Frisch’s market position and its performance relative to select other publicly-traded restaurant concepts.

At an April 2014 Special Meeting of the Board, the Board approved the formation of a Strategy Committee of Frisch’s Board to facilitate oversight of the strategic alternatives review process. Board members Daniel Geeding, Lorrence Kellar, and Jerome Montopoli were appointed as members of the Strategy Committee, with Mr. Geeding serving as Chairman. At the same meeting, the Board authorized the engagement of Raymond James as exclusive financial advisor for the Company in the evaluation of strategic alternatives, including a potential sale of the Company and requested that Raymond James assist the Strategy Committee in its process. During the events referred to in this proxy statement, Raymond James acted solely on the instructions and directions of the Board and, with the Board’s authorization, the Strategy Committee. Descriptions in this proxy statement of Raymond James’ activities relate to items undertaken based upon those instructions and directions.

In April 2014, an organizational meeting of the Strategy Committee was held via telephone. The Strategy Committee and the representatives of Raymond James discussed a possible timeline and a possible schedule of data to be assembled by management for due diligence purposes. The Chairman indicated that regular meetings of the Strategy Committee, in person or telephonically, would be scheduled as needed to provide the Strategy Committee members, management team participants, and outside advisors the opportunity to monitor and discuss the strategic alternative review process.

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On May 12, 2014, a telephonic meeting of the Strategy Committee was held to update members on the status of the preparation of a uniform Non-Disclosure Agreement (“NDA”) being prepared by Company counsel and the process for identifying possible interested parties.

On May 27, 2014, the Strategy Committee held a telephonic meeting for update purposes. The Strategy Committee reviewed the progress and timing of the phased compilation of due diligence materials to be supplied by management. The Chairman then led a discussion regarding contacts initiated by Party A and Party B and interactions with the same. As a result of the discussion, management was authorized to continue discussions with these contacts and report back to the Strategy Committee.

On May 28, 2014 there was an in-person due diligence session among representatives of Raymond James and management in Cincinnati, Ohio to review the Company’s corporate history, operations, growth strategy, and financial results. Following the May 28 meeting, representatives of Raymond James conducted further due diligence on the Company and assisted Company management in preparing a confidential information memorandum (“CIM”) to be provided to potential buyers.

A telephonic meeting of the Strategy Committee was held on June 9, 2014 during which the proposed form of NDA was reviewed. The Strategy Committee discussed the NDA sent to Party A and the comments received from a representative of Party A. Raymond James was asked to discuss a proposed timeline for receipt and comments on marketing materials.

In early July 2014, Raymond James received the Company’s authorization to begin contacting potential buyers. During July and August 2014, representatives of Raymond James contacted 53 parties, including both strategic and financial parties, regarding interest in a possible transaction involving a sale of the Company. NDAs were sent to all interested parties in advance of their receiving any detailed materials. Following execution of the NDA, interested parties received a copy of the Company’s CIM along with copies of its most recently reported 10-K and 10-Q filings. Representatives of Raymond James also contacted several potential lenders and sale-leaseback providers. During this period, representatives of Raymond James provided the Strategy Committee and management with periodic updates on interactions with potential buyers via telephone.

At the regular quarterly Board meeting held on July 30, 2014, the Strategy Committee provided an extensive report through the Chairman, indicating that the process assigned to the Strategy Committee was proceeding in a timely manner.

The Strategy Committee held a status call on August 11, 2014 in which representatives of Raymond James provided an update on the status of interactions with potential buyers, lenders and sale-leaseback providers. During this telephonic discussion, the Strategy Committee discussed how initial indications of interest had been requested from potential buyers by August 14, 2014. The next step directed by the Strategy Committee was to conduct a review by the Strategy Committee to determine if the nature and quality of the bids warranted invitations for further steps including management presentations with one or more bidders. Mr. Maier reported on a call from a representative of NRD and representatives reported on its discussions with a representative of Party A. The Strategy Committee determined that further discussions and interactions with the representative of Party A were warranted. The Strategy Committee also determined that estimated dates previously identified were achievable to allow ample time for discussion, analysis, and deliberation by the Strategy Committee and the Board.

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On August 13, 2014, a preliminary indication of interest from Party L for a sale-leaseback in support of a potential transaction was transmitted to the Strategy Committee.

On August 15, 2014, at the Strategy Committee’s direction, representatives of Raymond James met with members of management in Cincinnati, Ohio to review a draft of the management presentation to be used with prospective buyers if the process continued following the Strategy Committee’s review of indications of interest.

In the first three weeks of August 2014, the Company received preliminary, non-binding indications of interest from 10 parties. The acquisition price identified in the preliminary non-binding indications of interest received ranged from $26.00 (subsequently revised to $28.00 per share) to $35.00 per share and each indication was expressly conditioned on the completion of due diligence and the negotiation of satisfactory definitive agreements.

On August 21, 2014, a meeting of the Strategy Committee was held to review the 10 first round bids with representatives of Raymond James, Company counsel and management. Representatives of Raymond James reported that in addition to the 10 initial indications of interest received to date, they were still awaiting final feedback from six parties. The Strategy Committee unanimously decided that the quality of the responses was sufficient to warrant that the project should proceed to the next step and instructed Raymond James to invite seven parties into the second round of the process where they would be allowed to meet with certain members of the management team and to conduct further due diligence on the Company. Three parties were eliminated from further participation for a number of reasons, including, but not limited to, an inadequate showing of the ability to close a transaction, an unwillingness to work further without exclusivity (which the Strategy Committee deemed not in the Company’s best interest at this point in the process given the continued strong interest of other prospects), the inclusion of an offer of stock as part of the indicated consideration, or an initial financial range below that of the other prospective bidders. Raymond James was also asked to complete initial communications with those prospects who were marginally late with expressions of interest but who might still provide a credible and complete indication of interest. None of these late parties subsequently submitted a bid.

On August 29, 2014, the Chairman informed the Board via electronic mail that the Strategy Committee had approved seven potential buyers to move to the next level of participation. He reported that this would involve multi-hour meetings with Mr. Maier and Mr. Lanning, which would likely take place during the second and third weeks of September in Cincinnati, Ohio.

In early September 2014 a select set of due diligence information was made available by the Company to the invited parties and their prospective lenders in advance of their upcoming management presentations, and to help facilitate a more expeditious post-management-presentation diligence period.

On September 8, 2014, the Strategy Committee held a status call to keep the members apprised of activities involving the work of Raymond James and the Company’s senior management.

Between September 9 and 19, 2014, the Company’s management (with representatives of Raymond James attending) conducted management presentations and provided restaurant tours to the seven potential buyers.

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The potential buyers who attended the management presentations were also given access to a virtual, secure data room prepared by Frisch’s. Requests for information not found in the data room, and questions for Company personnel, were to be submitted via e-mail to representatives of Raymond James, who worked with Frisch’s to evaluate and promptly respond to such requests.

On September 12, 2014, the Strategy Committee met telephonically to consider a request from Party M to become a participant in further discussions with the Company under the terms of an NDA. After discussion, the proposed NDA between the Company and Party M was approved.

On September 18, 2014, Party M filed an amendment to its Schedule 13D “Beneficial Ownership Report” pursuant to SEC rules. In this filing, Party M reported that, in connection with its previously reported investment in Frisch’s, Party M had requested that Frisch’s provide it with certain non-public information relating to the Company’s business and that, in order to protect the Company’s confidential business information, it had entered into an NDA with the Company.

On September 20, 2014, the Cincinnati Enquirer reported on Party M’s SEC filings, that it had acquired a 5.1 percent stake in the Company, and that the Company had agreed to share confidential business information after Party M signed an NDA. In its Schedule 13D disclosures, Party M referred to the Company as “undervalued and an attractive investment opportunity.”

The next meeting of the Strategy Committee was held on September 29, 2014. Representatives of Raymond James and Company management updated the Strategy Committee on the meetings conducted with the seven invited parties and management. The Strategy Committee concluded that Party M, working with Party N, should be encouraged to go forward with the scheduled process and to submit an indication of interest if they wished to do so. Also at this meeting, representatives of Raymond James and Company counsel reviewed a potential Bid Instruction Letter and a “Summary of Material Terms” prepared by Company counsel for distribution to prospects and to be included in the prospects’ final proposal. The final version of these two documents, after approval by the Strategy Committee, was authorized to be furnished to those prospects who indicated an intent to provide a final proposal.

On September 30, 2014, following the Strategy Committee’s authorization, representatives of Raymond James distributed the second round bid instruction letter and Summary of Material Terms to the remaining prospective bidders.

On October 1, 2014, representatives of Raymond James received an additional indication of interest from Party M and Party N at $30.00 per share.

On October 3, 2014, representatives of Raymond James met telephonically with counsel for NRD to discuss certain due diligence matters related to the Company. That same day representatives of Raymond James and management held a conference call with representatives of Party J to review Party J’s additional due diligence questions on the Company; on October 6, 2014, representatives of Raymond James and management held a conference call with Party F to review Party F’s additional due diligence questions on the Company; and on October 8, 2014, the Company conducted a telephonic management presentation with Party M and Party N.

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On October 14, 2014, Party N informed representatives of Raymond James that it had elected not to proceed further with evaluating a potential transaction. Following that discussion, representatives of Raymond James spoke with Party M, which, in light of Party N’s decision, informed the Raymond James representatives that it would also no longer be pursuing a transaction.

On October 16 and 17, 2014 the Company received second round Letters of Intent from five interested parties, with bids ranging from $30.00 to $35.00 per share, as well as comments to the Summary of Material Terms. Three parties, including Party M, had withdrawn from the process and elected not to submit Letters of Intent.

On October 20, 2014, a meeting of the Strategy Committee was held at the Company’s corporate office with all members of the Committee and Company counsel in attendance along with management representatives. Representatives of Raymond James participated via telephone. Representatives of Raymond James and Company counsel reviewed the five second-round bids with the Strategy Committee and provided an overview of the proposals, focusing on price per share, structure of the proposed transaction, special terms or conditions, comments to the responses to the Company’s proposed Summary of Material Terms and certainty of closing. All proposals included some combination of third-party debt, sale-leaseback financing, and equity components. A detailed discussion of each individual proposal was conducted. Following the discussion, the Strategy Committee determined that it was in Frisch’s shareholders’ best interests to pursue further refinements to each of the five identified proposals, at least into the next round of the selection process. Although each of those bidders had been asked by the Company to submit bids at their highest levels, the Strategy Committee nevertheless asked Raymond James to again encourage each firm to provide their best proposal. The Strategy Committee also asked that Raymond James follow up with each firm on points of clarification, particularly with respect to financing sources and other matters identified generally as an aspect of the participants’ ability to consummate the transaction.

On October 22, 2014, the Board held its regularly scheduled quarterly meeting. At the Board’s request, representatives of Raymond James reviewed the recent receipt of five formal proposals and further summarized the contacts’ “feedback” comments. The Raymond James representatives pointed out that no proposal contemplated only using a successful bidder’s “cash on hand” but rather all of the proposals contemplated the use of third-party debt and/or sale-leaseback financing. After reviewing the material terms of each prospect’s proposal, as well as considering the possible next steps, the Board declined to accept any proposal as submitted. Instead, the Board directed the Raymond James representatives to again contact each of the five potential buyers to deliver the Board’s concerns identified with each proposal, such as pricing, financing availability, and variations on proposed termination, break-up, and other fees and reimbursements. The Board asked the representatives of Raymond James to work with the potential buyers early in the next week and report first to the Strategy Committee and then, if appropriate, to the Board, for a special telephonic Board meeting to address responses to their concerns.

On October 23 and 24, 2014, representatives of Raymond James contacted each of the five parties who submitted Letters of Intent to further clarify and/or seek improvement to certain elements of their proposals.

On October 24, 2014, NRD held a conference call with representatives of Raymond James and one of its financing sources to confirm and ask questions regarding the financing source’s intent to support a NRD-led transaction.

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On October 24, and 25, 2014, in response to the request of the Company, NRD provided certain additional information to the Company regarding its availability of capital to fund a transaction and the status of its private equity fund raising being used to provide the equity portion of the transaction consideration.

On October 25, 2014, the Strategy Committee held a telephonic meeting to receive updates of the status of all five prospects. Party D and Party F did not provide additional upward price adjustments and seemed less interested in pursuing a competitive pricing process to the degree required to make their proposals competitive. Meanwhile, NRD, Party E, and Party J were considering further refinements to the price and/or terms of their respective proposals as the Company had requested. The Strategy Committee’s consensus was to give each of the three remaining parties a few more days to refine terms and final price.

The next Strategy Committee meeting, on October 29, 2014, provided an opportunity for the Strategy Committee members to review revised proposals received from three potential buyers. Party D and Party F had been informed their bid was lower than the others and they appeared to be no longer active in the process. The Strategy Committee, management, representatives of Raymond James and Company counsel conducted an in-depth discussion of each of the top three remaining proposals, including specific feedback given by each party regarding the Company’s requested enhancements to both price and certainty of close. The summary of the proposals as of that meeting was as follows:

•	NRD, the highest bidder at $35.50 per share, moved its bid up from $35.00 per share and provided additional detail seeking to assure the Company of its ability to fund the equity portion of its proposal. NRD further clarified that it intended to pay the seller’s transaction costs incurred to third party providers (subject to a cap), and that these costs would have no diminution effect on the $35.50 per share consideration. NRD also identified an asset management firm, Party R, with whom NRD had begun preliminary participation discussions. According to NRD, Party R was considering pairing with NRD as co-investor in the Company and would need to engage in additional due diligence. With respect to NRD’s proposal, representatives of Raymond James also mentioned their discussions with Party S, a financing source, which had reiterated its strong, long-standing relationship with the CEO of NRD and its comfort with him as an operator.

•	Party E’s updated proposal was $33.50 per share, up from $33.00 per share. Party E emphasized its certainty of closure and experience with similar types of transactions in its updated bid.

•	Party J had the largest price jump of all three proposals, rising to $34.00 per share from $32.50 per share.

In light of the factors considered and discussed, including the per share price and other terms associated with each offer, members of the Strategy Committee unanimously decided to recommend to the full Board that the Company proceed with NRD’s proposal which was the highest by $1.50 per share. The Strategy Committee members agreed that an initial benchmark of fifteen days from the signing of an Exclusivity Agreement with NRD would allow the Company to further assess NRD’s certainty of the funding necessary to consummate a transaction. This initial period would be followed by two subsequent fifteen day extension periods if the Company, through identified “milestones,” felt satisfied with NRD’s progress.

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The Board convened telephonically on October 30, 2014 to review the three highest bids received from potential acquirers, then review the recommendations of the Strategy Committee. Representatives of Raymond James and Company counsel reviewed the material terms of the top three proposals with the Board.

After further discussion among the Board members, the Chairman presented the recommendation of the Strategy Committee, recommending to the Board that it enter into an Exclusivity Agreement with the highest bidder, NRD. An Exclusivity Agreement generally restricts the Company from engaging in any substantive communications with other prospects about a proposed transaction. To provide assurances on NRD’s ability to complete the transaction, the Strategy Committee’s recommendation included imposing “benchmarks”, or checkpoints, for NRD to achieve specified milestones of progress within the Exclusivity Period, with the understanding that NRD’s failure to meet these milestones would be cause for possible termination of the Exclusivity Period. The Board unanimously adopted a resolution empowering the Strategy Committee to negotiate the terms of an Exclusivity Agreement with NRD and to present it to the Board for its review and approval.

On November 4, 2014, a telephonic Board meeting was held to review and discuss the proposed Exclusivity Agreement with NRD. The Board unanimously approved the proposed Exclusivity Agreement with NRD. On November 5, 2014, the Company executed an Exclusivity Agreement with NRD.

On November 15, 2014, the Strategy Committee held a telephonic meeting to discuss the terms of a First Supplement to the Exclusivity Agreement to address NRD’s request for real estate diligence reimbursement up to a cap. The Strategy Committee voted unanimously to recommend the approval of a First Supplement to the Exclusivity Agreement to the full Board and on November 19, 2014, the Board at a special meeting, authorized the Chairman to execute a First Supplement to the Exclusivity Agreement between the Company and NRD in substantially the form provided to the Board at this meeting. The parties executed the First Supplement to the Exclusivity Agreement on that same day.

On November 20, 2014, the Strategy Committee held a telephonic meeting to evaluate the submissions of NRD in support of its efforts to establish that NRD would be entitled to the Second Exclusivity Period under the modified Exclusivity Agreement. The Strategy Committee unanimously (1) approved the materials presented as partial documentation of the availability of the equity portion of the transactions consideration and (2) concluded that NRD was entitled to proceed to the Second Exclusivity Period, contingent on NRD providing certain additional supporting documents, which it did. From November 20 and 21, 2014, representatives of NRD met with members of management at Frisch’s headquarters in Cincinnati.

On November 25, 2014, representatives of Raymond James reported to the Strategy Committee that it received an unsolicited telephone call from a representative of Party E expressing Party E’s interest in submitting a revised proposal. In light of the terms of the Exclusivity Agreement, the representatives of Raymond James did not respond to any of Party E’s statements or provide any information to Party E.

On November 26, 2014, Company counsel sent NRD’s counsel an initial draft of a Merger Agreement along with a letter advising NRD’s counsel that the Strategy Committee and the Board would meet the following week at which time the Strategy Committee would assess whether NRD had fulfilled its obligations under the Exclusivity Agreement.

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On November 26, 2014, in response to requests from the Company for evidence of firm commitment letters with no contingencies from all of NRD’s financing sources, NRD’s counsel emailed Company counsel to indicate that although the delivery of such commitment letters was not a necessary step under the express terms of the Exclusivity Agreement, NRD was willing to deliver such letters if the Exclusivity Period of the parties was extended by a reasonable period of time, in order to give the financing sources the opportunity to complete their due diligence review.

On December 2, 2014, representatives of Raymond James advised Company counsel that Raymond James had received two unsolicited messages from a representative of Party E indicating Party E’s potential interest in submitting a revised proposal. Consistent with the terms of the Exclusivity Agreement, and at the direction of Company counsel, representatives of Raymond James did not respond to any of Party E’s statements or provide any information to Party E in response to these two messages.

On December 2, 2014, the Strategy Committee held a telephonic meeting to discuss NRD’s due diligence efforts. The members of the Strategy Committee recognized that NRD had commenced and made progress with its business due diligence but did not appear to have commenced real estate due diligence. The Party E interactions were also discussed.

On December 3, 2014, at the direction of the Strategy Committee, Company counsel sent a letter to NRD’s counsel regarding her email of November 26, 2014 and the Company’s position on the milestones contained in the Exclusivity Agreement of November 5, 2014 (as modified by the First Supplement of November 19, 2014). On December 4, 2014, representatives of Raymond James participated in a telephone call with NRD to discuss the content of that letter.

On December 5, 2014, NRD’s CEO emailed Mr. Maier reiterating NRD’s continuing interest in the transaction. Also on December 5, 2014, counsel for NRD transmitted a letter to Company counsel, stating that NRD believed it had fulfilled all of its obligations to date, and attaching additional information requested by the Company, including an executed term sheet from NRD’s sale-leaseback financing source, Party O. Also in that letter, counsel for NRD reconfirmed the price and material terms set forth in NRD’s Final Proposal. The letter also requested an extension of the Exclusivity Period to January 21, 2015 and access to all information it deemed necessary to complete its due diligence review in a timely manner.

On December 5, 2014 in a telephonic meeting, the Strategy Committee discussed the expiration of NRD’s second Exclusivity Period on that day. The Strategy Committee, in response to a request from NRD, unanimously adopted a resolution extending NRD’s Second Exclusivity Period until 5:00 P.M. Eastern Standard Time (EST) on December 9, 2014. The Strategy Committee members agreed to reconvene the Strategy Committee meeting in progress on December 7, 2014 to consider further steps, if any, to be taken by the Board or the Strategy Committee.

Company counsel advised NRD’s counsel that the Strategy Committee had agreed to grant NRD’s request extending the Second Exclusivity Period until 5:00 P.M. EST on December 9, 2014.

On December 7, 2014, the Strategy Committee discussed various issues relating to any extension request generally as well as NRD’s request specifically. The Committee asked Company counsel to contact NRD’s counsel and inform her that the Strategy Committee would be in a position to recommend that the Board grant NRD an additional exclusivity period only if specific deadlines were met by NRD relating to financing, definitive agreement language and certain due diligence matters. The Strategy Committee members then agreed to reconvene the meeting in progress on December 8, 2014.

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At the Strategy Committee’s direction, on December 8, 2014, Company counsel informed NRD’s counsel that, after its review of her December 5, 2014 letter, the Strategy Committee concluded that the materials from NRD were insufficient to support a position that NRD had complied with all of its obligations under the Exclusivity Agreement. In that letter, the Company outlined a list of specific conditions, including a list of deadlines, which in the Company’s opinion would have to be met to continue the exclusivity arrangement. The letter informed NRD that its failure to meet these dates and other expectations would result in a termination of exclusivity.

Later that day, representatives of Raymond James received an unsolicited email communication from Party E with a revised proposal, subject to remaining due diligence, to purchase all of Frisch’s Common Stock for a price of $35.50 per share in cash.

Also on December 8, 2014 and after the conclusion of the Strategy Committee meeting, representatives of Raymond James received an email from Party R, to whom NRD had considered granting a minority mezzanine investment position in the transaction. In the email, Party R informed Raymond James it was no longer planning to be a part of NRD’s financing. This email was forwarded to the Board prior to a planned telephonic meeting of the Board meeting on December 9, 2014 at 5:30 P.M. EST.

On December 9, 2014, and prior to the planned Board meeting, a telephonic meeting of the Strategy Committee was held, at which Company counsel and representatives of Raymond James provided an update on the ongoing discussions with NRD’s counsel regarding the extension of NRD’s Exclusivity Period, including NRD counsel’s indication that it was preparing a response to the Company’s December 8, 2014 letter.

A Special Board Meeting was held telephonically on December 9, 2014. This meeting was held at 5:30 P.M. EST, after NRD’s 5:00 P.M. EST deadline expired. In advance of, and in preparation for, the meeting, the Board had received certain briefing materials and background information distributed by Company counsel. Company counsel and representatives of Raymond James updated the Board, focusing on where Frisch’s and NRD stood in the process.

During the Special Board Meeting, the Chairman stated that in his opinion the Company had given NRD sufficient time to respond regarding its progress and the deadlines. Other directors expressed similar views with respect to termination of NRD’s exclusivity arrangement at this time, discussing the merits of both extending and terminating the arrangement. The Board adopted a resolution that the Exclusivity Agreement between the Company and NRD be terminated immediately and that such termination be communicated forthwith to counsel for NRD. Mr. Maier and Ms. Maier did not participate in this portion of the call and did not vote on the resolution.

Following the Board’s resolution of termination, the Chairman then polled the Board to determine what sort of directions and/or guidance they would like to provide to Raymond James. After some discussion, the Chairman asked for confirmation that the consensus of the Board members was to ask Raymond James to resume its communications with certain of those prospects who had previously submitted final proposals. Each of the directors confirmed the accuracy of the Chairman’s summary.

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After adjournment of the Special Board Meeting, the Company sent NRD’s counsel notice of termination of the Exclusivity Agreement.

Company counsel received a letter from NRD’s counsel on December 9, 2014, after the Special Board Meeting had already commenced, responding to the Company’s proposed list of deadlines and conditions for continued exclusivity. The letter informed the Company of the current status of NRD’s continued efforts to proceed with the transaction generally and to specifically address the Company’s indicated concerns. The letter also indicated that despite NRD’s continued efforts, some of the deadlines proposed in the Company’s December 8, 2014 letter would need to be modified or extended to accommodate the due diligence review being conducted by third-party financing sources, over which NRD did not have direct control. The letter also reiterated NRD’s previous request that in light of the efforts being taken by NRD to satisfy the Company’s requests, the existing Exclusivity Period (expiring that day) should be extended until January 21, 2015.

On December 10, 2014, both Company counsel and Raymond James received letters from NRD’s counsel, contending that NRD had satisfied the conditions set forth in the Exclusivity Agreement for a Final Exclusivity Period to commence on December 5, 2014 (to end on January 4, 2015) and maintaining that Company counsel’s December 9, 2014 letter terminating the Exclusivity Agreement constituted wrongful termination and was a violation of the Exclusivity Agreement.

A telephonic meeting of the Strategy Committee was held on December 10, 2014. Company counsel updated the Strategy Committee on the December 9, 2014 and December 10, 2014 letters received from NRD’s counsel. As part of the Company’s exploration of the possibility of developing other credible offers if any, the Strategy Committee further determined that it was appropriate for representatives of Raymond James to engage in substantive discussions at this time with potential bidders who had shown or were likely to show continued interest. In particular, representatives of Raymond James were asked by the Strategy Committee to engage in discussions with Party E regarding the possibility of a revised offer. The Strategy Committee agreed to reconvene on December 11th.

Following the Strategy Committee call on December 10th, representatives of Raymond James had a telephone call with NRD’s CEO, during which NRD’s CEO told the representatives of Raymond James that he would address another letter to the Board requesting an opportunity to complete the transaction by the third week of January 2015. In that communication, NRD’s CEO reaffirmed the price per share of $35.50 and agreed to seek to fully negotiate all of the terms of a merger agreement expeditiously. On December 11, 2014, representatives of Raymond James spoke again with NRD’s CEO to discuss whether NRD would be submitting a letter to the Board.

Company counsel received a letter from NRD’s CEO on December 11, 2014 and forwarded it to the Strategy Committee. In the letter, NRD’s CEO asked Company counsel to personally convey to the Strategy Committee his confidence in NRD’s ability to close the transaction and his continued enthusiasm for the acquisition. NRD’s CEO again requested that NRD and its lending partners be afforded the opportunity to complete their work under a proposed exclusivity period ending January 21, 2015, with a goal to enter into a definitive merger agreement on or around that date.

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On December 12, 2014, the Strategy Committee held a telephonic meeting to discuss NRD’s most recent communications. Representatives of Raymond James reported that on the evening of December 11, 2014, NRD expressed some concern about proceeding with real estate due diligence without an exclusivity arrangement. NRD reported that it was done with its business due diligence, but still had to complete its real estate due diligence, merger agreement negotiations, and operations and transitional planning meetings. With respect to additional contemplated senior debt financing, NRD reported that Party V remained interested and expected to deliver a term sheet by the end of the week of December 15, 2014 and a firm commitment letter by the end of December. NRD reported to representatives of Raymond James that its equity fund was doing its first close that day. At the conclusion of these reports and discussions, the Strategy Committee members determined that it would make no recommendation to the Board recommending another exclusivity period with NRD at this time.

Also at the December 12, 2014 Strategy Committee meeting representatives of Raymond James reported on their December 11, 2014 conversation with Party E that it had been working with Party Q as a partner in making a proposal. Representatives of Raymond James then reported on the due diligence work Party E reported it still had to do and several alternative scenarios under which Party E indicated a willingness to continue its work.

After the discussion, the Strategy Committee instructed representatives of Raymond James to determine if Party E would offer a higher price. The consensus of the Strategy Committee was that this effort to seek a higher price was meritorious. Representatives of Raymond James were asked by the Strategy Committee to continue in discussions with NRD.

On December 13 and 14, 2014, representatives of Raymond James emailed Party E updated financial information as provided by and approved for distribution by the Company. On December 15, Party E emailed representatives of Raymond James a presentation it hoped would give the Board additional color on the work Party E had done around this transaction and its history of completing restaurant acquisitions in a timely fashion, along with its proposed remaining due diligence.

On December 16, 2014, the Strategy Committee met telephonically. Representatives of Raymond James updated the current status of discussions with both Party E and NRD. The Strategy Committee discussed the fact that the proposals of NRD and Party E were at the same price and considered characteristics of the two proposals that might be clarified to distinguish the two prospects. The Strategy Committee asked representatives of Raymond James to seek additional information about Party E’s financing and to seek a higher price as well as arranging a discussion between Company counsel and Party E’s counsel. Raymond James did so on the following day.

On December 17, 2014, as requested by the Strategy Committee, representatives of Raymond James emailed NRD’s CEO requesting updates to the information previously discussed with NRD. In response, NRD’s CEO indicated that it was continuing to work and that a further communication to the Strategy Committee would be forthcoming. On December 18th, Company counsel received NRD’s mark-up of the proposed Merger Agreement along with an equity commitment letter in support of the transaction.

On that same day, December 18th, Party E informed representatives of Raymond James that further conversations with its financing sources had led to a revised assessment of the transaction and that it was no longer willing to offer $35.50 per share.

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On December 19, 2014, the Strategy Committee held a telephonic meeting to be updated on information regarding NRD and Party E. Representatives of Raymond James reported on recent communications with both parties. Representatives of Raymond James also reported that they had received a call that morning from Party X indicating that it was back in discussions with Party E regarding a potential proposal, but that any revised offer from them would be at a $30.50 share price. The Strategy Committee members were in favor of moving ahead with NRD and considering granting NRD’s request for renewed exclusivity. The Strategy Committee asked representatives of Raymond James to proceed with continued discussions with NRD following the outline of the requests of the Strategy Committee regarding financing and due diligence. The meeting was adjourned in progress until December 22nd in order to obtain clarity on NRD’s commitments and milestone achievements.

On December 21, 2014, NRD’s CEO emailed materials containing updated financial information for the Strategy Committee’s consideration. NRD indicated it had selected Party S as the senior loan provider for the acquisition and provided a term sheet in support of that selection. Additionally, NRD stated that it had been negotiating with both Party O and Party Z as potential sale-leaseback financing providers. Party O had previously submitted a proposed term sheet detailing its possible financing.

On December 22, 2014, the Strategy Committee resumed the deliberations it had begun at its December 19th meeting. Representatives of Raymond James updated the Strategy Committee on information received from NRD. There was discussion among Strategy Committee members about a possible renewal of exclusivity to NRD at this time, but the Strategy Committee members agreed that no exclusivity arrangement would be recommended at this time. The Strategy Committee did discuss certain parameters under which it might be willing to consider a renewed exclusivity arrangement with NRD and instructed Company counsel and, instructed representatives of Raymond James to further discuss these terms with NRD.

On December 26, 2014, Company counsel provided the Strategy Committee with a Briefing Memorandum and a proposed Second Exclusivity Agreement between Frisch’s and NRD. The terms of the proposal were the result of negotiations undertaken pursuant to the Strategy Committee’s directions between NRD’s counsel and the Company counsel.

On December 27, 2014, the Strategy Committee held a special meeting via telephone. The special meeting had been scheduled to discuss the terms of the proposed Second Exclusivity Agreement and next steps. The Committee was advised of a special internal situation at the Company which required attention. As a result of developments relating to this internal Company matter, the Strategy Committee deferred further discussions on a possible grant of exclusivity.

Mr. Lanning reported to the Strategy Committee that he had contacted the forensic investigation group of a national accounting firm, who was to be formally engaged at the direction of the Audit Committee to investigate the internal matter. Following a discussion among the Strategy Committee members, a consensus was reached by which the Strategy Committee directed representatives of Raymond James to contact NRD’s CEO, and directed Company counsel to contact NRD’s counsel, and in each case to inform that representatives of NRD that an internal matter would result in a delay in addressing the exclusivity arrangement with NRD.

On December 27, 2014, at the request of the Strategy Committee, representatives of Raymond James telephoned NRD’s CEO and, using talking points provided by Company counsel and approved by the Company, informed NRD of a potential delay. Also on that same day, Company counsel telephoned NRD’s counsel to inform NRD’s counsel of the potential delay. Mr. Maier and NRD’s CEO also discussed a potential delay.

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On December 30, 2014, the Board held a special telephonic meeting. As previously arranged, representatives of Raymond James dialed into only a portion of the meeting at the Board’s request. Without describing any details of the special internal situation to the representatives of Raymond James, the Chairman conducted a discussion of the impact of various hypothetical internal Company situations on the potential transaction with NRD and the effect of such situations on NRD’s possible Second Exclusivity Agreement. The Board discussed strategy with respect to NRD and determined that there should be a communication with NRD, specifically between Company counsel and counsel for NRD, but that information about the specific nature of the situation or the process being undertaken would not be provided.

At a meeting on January 12, 2015, the Strategy Committee was provided with a review and update with respect to NRD and the current steps being taken to address effects of the Company’s special internal situation on the possibility of a renewed exclusivity arrangement with NRD. Representatives of Raymond James joined a portion of the meeting via teleconference, at the Strategy Committee’s request, to report that NRD had expressed continued interest in the deal. The members of the Strategy Committee then discussed several scheduling matters related to NRD.

A regular Board meeting was held on January 14, 2015. Representatives of Raymond James, at the request of the Board, joined a portion of the Board meeting via telephone to provide an update regarding NRD. The focus of the update was interactions with NRD relative to the Company’s special internal matter. The Board discussed communications between representatives of Raymond James and NRD, between Company counsel and NRD’s counsel, and between Mr. Maier and NRD’s CEO. NRD’s CEO was reported to have stated to Mr. Maier that NRD stood ready to resume its work to get a deal done despite the delay. The consensus of the Board members was that further discussion about the NRD relationship should be pursued.

On January 16, 2015, Company counsel contacted the New York Stock Exchange (NYSE) to notify it of the Company’s intent to file a Form 8-K on or about January 20, 2015 to report a misappropriation of Company funds by a Company employee. Also on January 16, 2015, Company counsel, special counsel for Frisch’s and Mr. Lanning met with the U.S. Attorney to provide the facts developed to date in connection with the forensic investigation.

Also on that same day, the Company received an unsolicited indication of interest from Party U and Party T. Party U and T’s bid was in an implied per share range of $32.00 to $33.00, subject to due diligence (including Party U meeting management which it had not done). That indication was below the then-current price being offered by NRD; moreover, the proposal was silent on financing terms and amounts to be provided from different financing sources.

On January 19, 2015, the Strategy Committee met telephonically to discuss the unsolicited contact from Party U that had occurred on January 16, 2015. Given the proposal’s terms and the uncertainty in timeline, the Strategy Committee decided to continue its negotiations with NRD. The consensus of the Strategy Committee was that discussions should proceed with NRD in an effort to develop the terms of the Second Exclusivity Agreement taking into account time lines and further diligence activities necessitated by the Company-employee defalcation.

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Following that meeting, a special Board meeting was held telephonically on January 19, 2015, during which the Board unanimously authorized (1) issuance of a news release regarding a special investigation being conducted by the Company’s Audit Committee about an employee defalcation, (2) the Form 8-K filing with the SEC relating to the employee defalcation at the Company, (3) the filing of the civil complaint against a former employee and other defendants, and (4) the filing of the Form 12b-25 with the SEC on or before January 26, 2015 indicating the Company would be late filing its Form 10-Q for the Second Quarter Ended December 16, 2014. Representatives from Raymond James, who, at the request of Strategy Committee, had dialed in just prior to the vote on the resolutions, reported on the recent written joint proposal from Party U and Party T, discussed at the Strategy Committee meeting just prior to the Board meeting. The Chairman, on behalf of the Strategy Committee, reported that Party U and T’s offer was materially deficient in price offered, remaining due diligence, certainty and speed. The Board unanimously decided to continue talks with NRD and to decline the offer from Party U and T.

Pursuant to the Board’s instructions, on January 20, 2015, Frisch’s filed a civil lawsuit in the Court of Common Pleas for Hamilton County, Ohio against a former employee for allegedly defrauding the Company and embezzling a then-estimated $3.3 million over a multi-year period.

On that same day, as directed by the Board, the Company filed a Form 8-K with the SEC and the press release was issued. There was no suspension of trading by the NYSE.

The press release issued on January 20, 2015, announced the filing of the civil lawsuit described above; that the appropriate law enforcement agencies had been notified; that the Company’s Audit Committee of the Board had launched a special investigation retaining forensic accountants to assist with the investigation; that the Company was evaluating the impact of the fraud on its reports on internal controls over financial reporting; and that at the time of the press release, the fraud was not expected to have a material impact on previously reported net income for fiscal years 2014, 2013, 2012, and the first quarter of fiscal 2015.

On January 22, 2015, representatives of NRD, members of management, Company counsel and representatives of Raymond James met telephonically to discuss a renewed period of exclusivity.

On January 23, 2015, the Company filed a Form 12b-25 with the SEC stating the Company was unable to timely file its Second Quarter Form 10-Q due to the timing and discovery of a Company employee’s defalcation and the ongoing special investigation directed by the Company’s Audit Committee. The Company’s Form 10-Q for the period ended December 16, 2014 had been due by January 25, 2015. In its Form 12b-25 filing, the Company further stated it was unable by the required filing date to complete information required to be included in the Report and anticipated not being able to make such filing until further steps in forensic and accounting reviews were completed. The Company stated that it continued to believe that the fraud would not have a material impact on previously reported net income for fiscal years 2014, 2013, 2012 and the first and second quarters of fiscal 2015. The filing also reported that in order to maintain its listing the Company was required to submit a plan of compliance on or before February 17, 2015 advising the NYSE of actions it had taken or would be taking to regain compliance with the continued listing standards by May 4, 2015.

On January 30, 2015, a special meeting of the Strategy Committee was held telephonically for the purpose of reviewing and approving a proposed Second Exclusivity Agreement between the Company and NRD, in which the Company agreed to a Second Exclusivity Period commencing on the date of the Agreement until 5 P.M. EST on April 3, 2015 and the conditions under which a Third Exclusivity Period would automatically begin prior to the expiration of the Second Exclusivity Period. The Second Exclusivity Agreement required Frisch’s to provide NRD periodic updates about the misappropriation investigation and provided for automatic extensions of the Exclusivity Period until at least fifteen days after Frisch’s conducted its investigation into the misappropriation. The Second Exclusivity Agreement also provided that the Company would reimburse NRD’s costs in conducting real estate due diligence, subject to a cap. The Strategy Committee unanimously voted to recommend to the Board the Final Draft of the Second Exclusivity Agreement.

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On January 30, 2015, a special Board meeting was held via telephone to consider the recommendation of the Strategy Committee that the Board approve and authorize the Company entering into the Second Exclusivity Agreement between the Company and NRD. The Board unanimously approved the Second Exclusivity Agreement. Later that day, both parties signed the Second Exclusivity Agreement.

On February 13, 2015, in response to a notice of non-compliance from the NYSE, the Company submitted its Late Filer Compliance Plan to the NYSE in response to its official notice of non-compliance dated February 3, 2015. The plan included specific milestones and details related to the completion of the filing. On March 13, 2015, the Form 10-Q for the Second Quarter of Fiscal Year 2015 was filed with the SEC to resume timely filing of required SEC forms and information.

On February 4, 5, 19 and 20, 2015, representatives of NRD met with members of management in Cincinnati, Ohio to conduct additional due diligence. Representatives of Raymond James participated in the meeting on February 4, 2015.

A special meeting of the Strategy Committee was held telephonically on February 13, 2015 to discuss the status of interactions with NRD and to provide a brief overview of ongoing due diligence.

On February 16, 2015, representatives of Raymond James, members of management, and representatives of NRD met telephonically to review additional due diligence questions regarding the Company.

A meeting of the Strategy Committee was held telephonically on February 27, 2015 for a general update of interactions with NRD.

On March 7, 2015, the Strategy Committee met telephonically to consider new information received from NRD. The Company was informed that NRD and its proposed senior debt lender, Party S, had agreed not to proceed with financing support. Nonetheless, NRD had reiterated its commitment to finishing the deal, even without Party S and expressed that it had alternative sources of financing available. The Strategy Committee engaged in a discussion about timing of next steps with respect to NRD’s exclusivity arrangement and ability to terminate the relationship with NRD, if desired. The Strategy Committee decided to defer any formal action.

On March 9, 2015, at the request of the Strategy Committee, representatives of Raymond James spoke with representatives of NRD to acquire information for the Board on NRD’s alternative financing sources.

On March 12, 2015, representatives of NRD met with members of management in Cincinnati to conduct additional due diligence. After those meetings, NRD’s representative emailed representatives of Raymond James reporting NRD’s decision to change its bid price to $32.00 per share from $35.50 per share. NRD stated it adjusted its proposed purchase price because of reasons including changes in the operating assumptions of its financial model, increased costs associated with certain elements of the transaction and an increase in estimated taxes associated with the transaction.

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A telephonic meeting of the Strategy Committee was held on March 13, 2015. Raymond James detailed its discussions with NRD’s representative about NRD’s reduced bid of $32.00 per share. The Strategy Committee members extensively discussed the implications of the modified bid received from NRD and potential courses of action in light of their fiduciary responsibilities to the Company’s shareholders. The Strategy Committee concluded that it was in the best interests of the shareholders to give NRD time to modify their proposal with the expectation that the $32.00 price would be adjusted upward. The Strategy Committee decided to reconvene in several days after receiving a response from NRD. On March 13, 2015, representatives of Raymond James, at the request of the Company, spoke with NRD’s CEO to deliver the Strategy Committee’s message and to inform NRD that the next Strategy Committee meeting was March 17th.

On the afternoon of March 13, 2015, the Audit Committee Report to the Board of Directors regarding the Special Investigation, detailing the results of the special investigation into the former employee’s defalcation of Company funds, was provided to the Board on instruction of the Chairman of the Audit Committee, Mr. Montopoli. That same day at the direction of the Strategy Committee, the draft Board Report was sent to NRD under the restrictions of the NDA between NRD and the Company.

At a meeting of the Strategy Committee on March 17, 2015, representatives of Raymond James then provided an overview of their discussions with NRD, conducted at the request of the Strategy Committee, stating that NRD’s CEO had contacted them to reiterate NRD’s desire to complete the transaction. Representatives of Raymond James also discussed certain market and financial updates with the Committee as requested by its Chairman. The Strategy Committee members discussed its confidence level in NRD and possible alternatives that did not include NRD, particularly given the Company’s previous receipt of additional bids ranging in price from $30.00 to $34.00 per share, although these bidders had not completed due diligence and all of those bids had been received before the defalcation was uncovered. The Strategy Committee decided to submit a list of six substantive requirements to NRD in order to maintain its exclusivity, including, but not limited to, a revised offer of $34.00 per share, a substantial nonrefundable deposit, NRD’s agreement not to include any right to make any price adjustments in the Merger Agreement, and NRD’s agreement to complete Merger Agreement work by April 30, 2015. The Strategy Committee unanimously voted to continue discussions with NRD, subject to its initial agreement to these additional conditions.

A special Board meeting was held telephonically on March 18, 2015. Recent events were reviewed with the Board, including the disengagement of Party S from further negotiations, and a reconfirmation from NRD that NRD’s sources of financing now came exclusively from equity from the NRD Fund and sale-leaseback proceeds from Party O. The Board discussed alternatives including further pursuit of a transaction with NRD the termination of such discussions or the pursuit of an alternative path. The Chairman proposed a resolution recommended by the Strategy Committee requiring six items to deliver enhanced shareholder value above and beyond the current offer of $32.00 per share, improve confidence with NRD’s commitment to completing a transaction on an agreed upon set of deal terms, and to address other priority issues. Members of the Strategy Committee then gave their views and discussed the situation with the other Board members. The Board unanimously authorized the Strategy Committee to negotiate and enter into a Supplement to the Exclusivity Agreement under certain conditions. Raymond James was instructed by the Board to communicate the points and conditions to NRD’s representatives, with a deadline of noon on March 23, 2015 to accept or otherwise respond. On March 18, 2015, representatives of Raymond James, acting pursuant to the Board’s direction, spoke with NRD’s CEO and delivered the terms to NRD’s CEO.

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A telephonic meeting of the Strategy Committee was held on March 23, 2015. The members of the Strategy Committee reviewed NRD’s responses to the six conditions proposed by the Company. The main objection received from NRD was the size of the deposit requested for the Company by the Board. The Strategy Committee members reiterated their desire for a substantial deposit by NRD, even if held in escrow. The Strategy Committee focused its attention on the conditions under which the Company would continue to engage with NRD and by consensus determined that, at minimum, NRD must provide some form of substantial deposit and would need to provide specific parameters about which of any other conditions of the Exclusivity Agreement were being proposed in a modified form. Once the Strategy Committee received written final clarification from NRD on its proposed terms, it would consider that proposition and determine whether to recommend further action by the Board.

Shortly after the Strategy Committee meeting, on March 23, 2015, NRD’s CEO responded in a letter to the Board to the six conditions proposed by the Company. NRD’s response summarized the terms that it would agree to as part of an extended exclusivity arrangement, including a $34.00 per share transaction price.

A telephonic meeting of the Strategy Committee was held on March 27, 2015 to determine what action it should take on NRD’s letter of March 23, 2015. The Strategy Committee unanimously approved the Supplement to the Second Exclusivity Agreement as reasonable and in the best interests of the Frisch’s shareholders, authorized Company counsel and Raymond James to proceed with completion of a final version of the Supplement for presentation to the Board at a special meeting on or before March 30, 2015.

A special Board meeting was held telephonically on March 30, 2015. The purpose of the meeting was a presentation of the Strategy Committee’s recommendation adopted on March 27, 2015 that Frisch’s enter into a First Supplement to the Second Exclusivity Agreement (“First Supplement”) with NRD. After discussion, the Board unanimously determined that the material terms of the Company’s proposed First Supplement were reasonable and in the best interests of the shareholders of the Company, including the terms of a deposit and escrow, that Company counsel was authorized to proceed with completion of a final version of the First Supplement, and that the Chairman of the Strategy Committee was authorized on behalf of the Company (1) to execute the final version of the First Supplement, so long as such version encompasses the material terms presented to the Board at this meeting, and (2) to take such steps as were necessary to establish the escrow and deposit account referred to in the First Supplement.

On April 1, 2015, representatives of Raymond James met telephonically with members of management, Party O representatives and NRD representatives to discuss the Party O’s financing of the transaction and real estate due diligence.

On April 1, 2015, the Strategy Committee held a meeting telephonically to approve the final form of the First Supplement to the Second Exclusivity Agreement. Thereafter, the Company and NRD executed that document.

On April 7, 2015, the Strategy Committee held a meeting telephonically during which it received updates from Company counsel and representatives of Raymond James.

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On April 8, 2015, the Board held its regularly scheduled quarterly meeting. At the request of the Board, representatives of Raymond James attended a portion of the meeting to discuss the timeline and NRD updates. During an executive session, the Board discussed matters prior to closing, including possible considerations for bonuses to be awarded upon the Compensation Committee’s recommendation and an interim extension of Mr. Maier’s employment contract set to expire on June 2, 2015. Pursuant to Board direction, on April 10, 2015, the Form 10-Q for the Third Quarter of Fiscal Year 2015 was timely filed with the SEC.

On April 12, 2015, representatives of Raymond James received a status request email from Party T. Representatives of Raymond James did not respond in light of the Company’s restrictions undertaken in the terms of the exclusivity arrangement with NRD.

On April 17, 2015, a telephonic Strategy Committee meeting was held. The purpose of the meeting was to receive updates on business and financing matters relating to the Merger Agreement as well as a number of legal issues.

On April 22, 2015, the Strategy Committee held a telephonic meeting. Company counsel provided updates on the status of the Merger Agreement and reported that there were still some substantive and textual issues. The Strategy Committee discussed severance issues and maintaining operation of the Company pre- and post-Closing.

On April 24, 2015, a telephonic meeting of the Strategy Committee was held. Company counsel provided a brief update on the status of the Merger Agreement. The Chairman reported that the Strategy Committee would be asking for some discretion from the Board regarding any additional extensions of exclusivity, as there was a possibility the April 30, 2014 exclusivity deadline could not be met.

On April 24, 2015 a special meeting of the Board was held telephonically. The purpose of the meeting was an update and consideration of authorization of an extension of exclusivity with NRD. The Chairman informed the Board that, although close, it was not clear that the Merger Agreement was capable of being fully negotiated by the deadline of April 30, 2015. The Board unanimously voted to authorize the Strategy Committee at its discretion to grant one or more extensions of the Exclusivity Period with NRD for an aggregate period of not more than thirty days.

A special meeting of the Strategy Committee was held telephonically on April 29, 2015. Mr. Kellar was not present for the meeting. The Strategy Committee received updates and discussed an extension of the Exclusivity Agreement deadline, warranted by several Merger Agreement issues to be resolved. An extension until May 13, 2015 was discussed and approved by the Strategy Committee. The Strategy Committee voted to extend the deadline for completion of the Merger Agreement to May 13, 2015.

On April 28, 2015, representatives of Raymond James met telephonically with NRD and Party O to discuss updates on real estate due diligence.

On May 4, 2015, a Strategy Committee meeting was held telephonically. The Strategy Committee was provided with updates on compensation matters being considered by the Compensation Committee. The Strategy Committee also discussed and agreed to extend NRD’s exclusivity for a short period and pursuant to such authorization the Company and NRD executed an exclusivity extension until May 22, 2015.

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On May 8, 2015, a Strategy Committee meeting was held telephonically to consider extending exclusivity to May 22, 2015. The Strategy Committee unanimously approved such an extension and it was agreed a special Board meeting would be scheduled for on or before that date.

On May 19, 2015, the Strategy Committee held a telephonic meeting to discuss updates on process and deliverables for the Board meeting set for May 21, 2015.

On May 21, 2015, the Board held a special meeting for the purpose of considering the approval and execution of the proposed Merger Agreement. In advance of the meeting, the Board had been provided with an Agenda, the draft Merger Agreement and attachments, and related documents for its consideration, including the proposed form of a Press Release and communications to employees, franchisees, and suppliers. Company counsel discussed the material terms of the Merger Agreement and attachments. Representatives of Raymond James rendered Raymond James’ oral opinion, which was subsequently confirmed by delivery of a written opinion dated May 21, 2015 to the Board, as of such date, to the effect that the Merger Consideration to be received by the holders of the Frisch’s Common Stock (other than the Excluded Persons) in the Merger pursuant to the Merger Agreement was fair from a financial point of view to such holders, based upon and subject to the qualifications, limitations, assumptions, and other matters considered in connection with the preparation of its opinion. The Board voted unanimously to approve executing the Merger Agreement; to approve the award of a special bonus to Mr. Lanning and an award to Mr. Maier; to distribute to the communication package to the appropriate persons; and to file the Form 8-K with the SEC and to notify the NYSE of the issuance of the press release and the filing of the Form 8-K.

On May 21, 2015, the Company and NRD executed the Merger Agreement.

The Merger Agreement was first announced on May 22, 2015 with the filing of the Company’s Form 8-K. A press release was also issued on that subject on the same day.

On May 29, 2015, a Strategy Committee call was held telephonically. The Strategy Committee was updated as to the timeline for the filing of the Proxy and the anticipated shareholder meeting and closing date.

This summary is not meant to be an exhaustive description of the information and factors considered by the Board and/or any Committee of the Board, but is believed to address the material information and factors considered. In view of the wide variety of factors considered by the Board (Committee), it is not possible to quantify or to give relative weights to the various factors. In considering the factors discussed above, individual directors may have given different weights to different factors. After taking into consideration all of the factors set forth above as a whole, as well as other factors not specifically described above, the Board concluded that the merger is advisable and in the best interests of Frisch’s shareholders, and approved the Merger Agreement and the transactions contemplated by the Merger Agreement.

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Recommendation of the Board and Reasons for the Merger

The Board recommends that you vote “FOR” the Merger Proposal.

At the special Board meeting held on May 21, 2015, the Board unanimously determined the Merger Agreement to be fair, advisable and in the best interests of Frisch’s and its shareholders.

In the course of reaching its decision, the Board consulted with Frisch’s senior management, financial advisors and Frisch’s outside legal counsel. In addition, the Board reviewed a significant amount of information and considered a number of substantive factors, including, among others, the following:

•	Premium to the trading price of Frisch’s Common Stock. The Board considered the fact that the $34.00 per share in cash to be paid as Merger Consideration represents a premium of approximately 21 percent over the closing price of $28.12 on May 21, 2015, the day prior to the announcement that Frisch’s had entered into the Merger Agreement.

•	Merger Consideration. The Board considered the $34.00 per share in cash to be paid as Merger Consideration in relation to the historic trading ranges of Frisch’s Common Stock and the potential trading range of Frisch’s Common Stock absent takeover speculation, and the possibility that absent such speculation it could take a considerable period of time before the trading price of Frisch’s Common Stock would trade at a level in excess of the per share Merger Consideration of $34.00 on a present value basis.

•	Future Dividend Declaration and Payments. The Board considered that the Merger Agreement permitted the payment of regular quarterly cash dividends or distributions authorized by the Company Board, not exceeding $0.20 per share of Frisch’s Common Stock as appropriately adjusted in the event of any stock split, reverse stock split, stock dividend, reclassification or similar transaction.

•	Negotiations with Holding. The Board considered the benefits that we were able to obtain during our extensive negotiations with Holding from the beginning of the process to the end of the negotiations. The Board concluded that we had obtained the highest price per share that Holding was willing to agree to pay, considering the extensive negotiations between the parties.

•	Cash consideration. The Board considered the fact that the Merger Consideration would be paid solely in cash, which, compared to noncash consideration, provides certainty and immediate liquidity and value to our shareholders.

•	Thorough process. The Board considered that Frisch’s, with the assistance of Raymond James, conducted a lengthy and thorough process, during which representatives of Frisch’s and Raymond James, at the direction of the Company, contacted multiple potential bidders including both financial and strategic parties. The Board considered the risks and uncertainties facing Frisch’s shareholders associated with possible strategic alternatives to the Merger (including potential alternative Acquisition Proposals and the possibility of remaining an independent and/or public company), and the timing and likelihood of accomplishing such alternatives.

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•	Opinion of Financial Advisor. The Board considered the financial analyses presented by Raymond James, as well as the Opinion of Raymond James, dated May 21, 2015, to the Board, as of such date and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in such Opinion, as to the fairness, from a financial point of view, to the holders of Frisch’s Common Stock (other than the Excluded Persons) of the $34.00 cash per share Merger Consideration to be received by such holders in the Merger pursuant to the proposed Merger Agreement. The Opinion is more fully described in the subsection titled “ — Opinion of Raymond James” and the full text of the opinion is attached to this proxy statement as Annex B.

•	Frisch’s current condition. The Board considered information with respect to our financial condition, results of operations, business, competitive position and business strategy, on both an historical and prospective basis, as well as current industry, economic and market conditions and trends.

•	Frisch’s future prospects. The Board considered Frisch’s future prospects if we were to remain independent, including the increasingly competitive landscape and the business, financial and execution risks, our relationships with customers and suppliers and the risks associated with continued independence discussed below.

•	Risks associated with continued independence. The Board considered the risks associated with going forward as an independent company, including the potential market and execution risks associated with Frisch’s business including the need for financial investment to continue to compete with competitors that, as a result of increasing food costs and changes in customers’ dining habits, have better purchasing power, and an enhanced ability to lower expenses and leverage technology costs. The Board also considered the risk that, if we did not enter into the Merger Agreement with Holding, the price that might be received by Frisch’s shareholders selling shares in the open market, both in the short term and the long term, could be less than the Merger Consideration. The Board concluded that the Merger Consideration enabled shareholders to realize a substantial portion of Frisch’s potential future value without the market or execution risks associated with continued independence.

•	Economic conditions. The Board considered the current state of the economy and general uncertainty surrounding forecasted economic conditions both in the near term and the long term, generally and within our industry.

•	Arms-length negotiations. The Board considered that the Merger Agreement was the product of arms-length negotiations and contained customary terms and conditions.

•	Merger Agreement. The Board considered the terms of the Merger Agreement, including:

•	the representations, warranties and covenants of the parties, the conditions to the parties’ obligations to complete the Merger and their ability to terminate the Merger Agreement;

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•	Holding’s undertakings to use reasonable best efforts to obtain required regulatory approvals, if any, and to avoid or eliminate each and every impediment under any antitrust law so as to enable the consummation to occur as soon as possible;

•	the absence of a financing condition in the Merger Agreement;

•	the right of Frisch’s and the Board to respond to a competing proposal from other bidders, subject to certain restrictions and the requirement that we pay Holding the applicable termination fee if we terminate the Merger Agreement to accept a Superior Proposal;

•	the belief of the Board that, although the termination fee provisions might have the effect of discouraging competing third-party proposals or reducing the price of such proposals, such provisions are customary for transactions of this size and type, and its belief that the $5,000,000 termination fee, representing approximately 2.9 percent of the equity value of the transaction, was reasonable in the context of comparable transactions, particularly given the lengthy and thorough process described above and, specifically, discussions with certain other bidders that we held in advance of the execution of the Merger Agreement;

•	Frisch’s right to change its recommendation, subject to certain restrictions, in connection with a Superior Proposal; and

•	the fact that the end date under the Merger Agreement (which may be extended under certain circumstances) allows for sufficient time to consummate the transaction.

•	Likelihood of consummation. The Board considered the likelihood that the Merger would be completed, in light of, among other things, the conditions to the Merger and the absence of a financing condition, the relative likelihood of obtaining required regulatory approvals, if any, Holding’s representation that it will have sufficient financial resources to pay the Merger Consideration and consummate the Merger, and the remedies available to us under the Merger Agreement in the event of various breaches by Holding.

•	Possibility of more favorable bid. The Board considered the possibility that a third party with the financial means could submit an unsolicited offer that could result in a Superior Proposal which would permit Frisch’s to terminate the Merger Agreement and accept if Holding were unwilling to match such proposal.

•	Shareholders’ ability to reject the Merger. The Board considered the fact that the Merger is subject to approval by Frisch’s shareholders, who would be free to reject the Merger.

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•	Shareholder’s right of appraisal. The fact that Frisch’s shareholders who dissent from the Merger will have appraisal rights, as described in the section entitled “—Appraisal Rights”.

In the course of reaching its decision, the Board also considered a number of potentially negative factors including, among others, the following:

•	Participation in future gains. The Board considered the fact that we will no longer exist as an independent public company and Frisch’s shareholders will forgo any future increase in Frisch’s value that might result from our earnings or possible growth as an independent and/or public company. The Board concluded that the premium reflected in the Merger Consideration of approximately 21 percent to the closing price of Frisch’s Common Stock on May 21, 2015 constituted fair compensation for the loss of the potential shareholder benefits that could be realized by our strategic plan and related sensitivity analyses on a risk-adjusted basis.

•	Risks associated with announcement and pendency of the Merger. The Board considered the risk that the announcement and pendency of the Merger may cause substantial harm to relationships with our employees, vendors, customers and partners and may divert management and employee attention away from the day-to-day operation of our business.

•	Risks associated with a failure to consummate the Merger. The Board considered the fact that there can be no assurance that all conditions to the parties’ obligations to consummate the Merger will be satisfied and, as a result, the possibility that the Merger might not be completed. The Board noted that, if the Merger were not completed, (i) we will have incurred significant risk and transaction and opportunity costs, including the possibility of disruption to our operations, diversion of management and employee attention, employee attrition and a potentially negative effect on our business and customer relationships, (ii) depending on the circumstances that caused the Merger not to be completed, it is likely that the price of Frisch’s Common Stock will decline significantly and (iii) the market’s perception of our prospects could be adversely affected.

•	Regulatory risk. The Board considered the risk that necessary regulatory approvals, if any, may be delayed, conditioned or denied.

•	Financing risk. The Board considered the risk that, while the Merger Agreement is not by its terms subject to a financing condition, if Holding fails to deliver sufficient funds, the Merger may not be consummated and Frisch’s remedies in such event may not be sufficient to compensate us for all of the potential losses we may incur under such circumstances.

•	Strategic alternatives. The Board considered the possible strategic alternatives to the Merger (including potential alternative Acquisition Proposals and the possibility of remaining independent), the potential values and benefits facing Frisch’s shareholders associated with such alternatives and the timing and likelihood of accomplishing such alternatives.

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•	Restrictions on the operation of our business. The Board considered the restrictions on the conduct of our business prior to the completion of the Merger, which could delay or prevent us from realizing certain business opportunities or taking certain actions with respect to our operations we would otherwise take absent the pending Merger.

•	Non-solicitation provision. The Board considered the fact that the Merger Agreement precludes us from actively soliciting alternative proposals.

•	Termination fees. The Board considered the possibility that the termination fee payable to Holding if the Merger Agreement is terminated under certain circumstances might have the effect of discouraging alternative Acquisition Proposals or reducing the price of such proposals.

•	Tax treatment. The Board considered the fact that an all cash transaction would be taxable to Frisch’s shareholders that are U.S. holders for U.S. federal income tax purposes.

•	Interests of officers and directors. The Board considered the fact that our executive officers and directors may have interests in the transaction that are different from, or in addition to, those of our shareholders. These interests are more fully described in the subsection titled “— Interests of Frisch’s Directors and Executive Officers in the Merger” beginning on page 68.

•	Risk factors. The Board considered other risks and uncertainties as described above under “Cautionary Statement Regarding Forward-Looking Statements.”

While the Board considered potentially positive and potentially negative factors, the Board concluded that, overall, the potentially positive factors outweighed the potentially negative factors. Accordingly, the Board unanimously determined the Merger Agreement to be fair, advisable and in the best interests of Frisch’s and the shareholders.

The foregoing discussion is not intended to be an exhaustive list of the information and factors considered by the Board in its consideration of the Merger, but is merely a summary of the material positive factors and material negative factors considered by the Board in that regard. In view of the number and variety of factors and the amount of information considered, the Board did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the Board may have given different weights to different factors. Based on the totality of the information presented, the Board collectively reached the unanimous decision to adopt, approve and authorize the execution and delivery of the Merger Agreement and the consummation of the Merger and other transactions contemplated thereby in light of the factors described above and other factors that the members of the Board felt were appropriate.

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This explanation of Frisch’s reasons for the Merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of Raymond James

Frisch’s retained Raymond James as financial advisor on April 16, 2014. Pursuant to that engagement, the Board requested that Raymond James evaluate the fairness, from a financial point of view, to the holders of Frisch’s Common Stock (other than the Excluded Persons) of the Merger Consideration to be received by such holders pursuant to the Merger Agreement.

At the May 21, 2015 special meeting of the Board, representatives of Raymond James rendered its oral opinion, which was subsequently confirmed by delivery of the Opinion to the Board as to whether, as of such date, the Merger Consideration to be received by the holders of the Frisch’s Common Stock (other than the Excluded Persons) in the Merger pursuant to the Agreement was fair from a financial point of view to such holders, based upon and subject to the qualifications, limitations, assumptions and other matters considered in connection with the preparation of its opinion.

The full text of the Opinion is attached as Annex B to this proxy statement. The summary of the Opinion set forth in this document is qualified in its entirety by reference to the full text of such written Opinion. Holders of Frisch’s Common Stock are urged to read the Opinion in its entirety.

Raymond James provided its Opinion for the information of the Board (solely in its capacity as such) in connection with, and for purposes of, its consideration of the Merger and its Opinion only addresses whether the Merger Consideration to be received by the holders of Frisch’s Common Stock (other than the Excluded Persons) in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The Opinion did not address any other term or aspect of the Merger Agreement or the Merger contemplated thereby nor did it express any opinion as to the impact of the matters referenced in Note I, as to which Raymond James understood that Frisch’s conducted such diligence and other investigations, and obtained such advice from qualified professionals, as it deemed necessary. The Opinion did not constitute a recommendation to the Board or to any holder of Frisch’s Common Stock as to how the Board, such stockholder or any other person should vote or otherwise act with respect to the Merger or any other matter.

In connection with its review of the proposed Merger and the preparation of its Opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions as stated in (i) the draft dated May 19, 2015 of the Merger Agreement (the “Draft Agreement”) and (ii) the draft dated May 18, 2015 of the Guarantee by and between Frisch’s and the Fund (the “Draft Guarantee”, and together with the Draft Agreement, the “Draft Transaction Documents”);

•	reviewed certain information related to the historical, current and future operations, financial condition and prospects of Frisch’s made available to Raymond James by Frisch’s, including, but not limited to, financial projections prepared by the management of Frisch’s relating to Frisch’s for the fiscal periods ending June 2, 2015 through May 29, 2018, as approved for Raymond James’ use by Frisch’s which we refer to in this section as the “Projections”;

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•	reviewed Frisch’s recent public filings and certain other publicly available information regarding Frisch’s;

•	reviewed financial, operating and other information regarding Frisch’s and the industry in which it operates;

•	reviewed the financial and operating performance of Frisch’s and those of other selected public companies that Raymond James deemed to be relevant;

•	considered the publicly available financial terms of certain transactions that Raymond James deemed to be relevant;

•	reviewed the then-current and historical market prices for Frisch’s Common Stock, and the then-current market prices of the publicly traded securities of certain other companies that Raymond James deemed to be relevant;

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors, as Raymond James deemed appropriate;

•	reviewed a certificate addressed to Raymond James from a member of senior management of Frisch’s regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of Frisch’s (the “Certificate”); and

•	discussed with members of the senior management of Frisch’s certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry.

With the Board’s consent and in accordance with the representations set forth in the Certificate, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of Frisch’s or otherwise reviewed by or discussed with Raymond James, and Raymond James did not undertake any duty or responsibility to, nor did Raymond James, independently verify any of such information. Raymond James did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of Frisch’s. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James, with the Board’s consent, assumed that the Projections and such other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of Frisch’s and Raymond James relied upon Frisch’s to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. Raymond James expressed no opinion with respect to the Projections or the assumptions on which they were based. Raymond James assumed that the final form of each of the Guarantee and the Merger Agreement would be substantially similar to the draft of each such document reviewed by Raymond James, and that the Merger would be consummated in accordance with the terms of the Draft Transaction Documents without waiver or amendment of any conditions thereto. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Draft Transaction Documents were true and correct and that each party would perform all of the covenants and agreements required to be performed by it under the Draft Transaction Documents without being waived. Raymond James also relied upon and assumed, without independent verification, that (i) the Merger would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the Merger or Frisch’s that would be material to its analyses or Opinion. Raymond James did not express any opinion as to the impact of the matters referenced in Note I, as to which Raymond James understood that Frisch’s conducted such diligence and other investigations, and obtained such advice from qualified professionals, as it deemed necessary. Raymond James assumed, with the Board’s consent, that nothing that may arise from the matters underlying Note I would have a material effect on Raymond James’ analyses or its Opinion.

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Raymond James expressed no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Merger, or the availability or advisability of any alternatives to the Merger. Raymond James provided advice to Frisch’s with respect to the proposed Merger. Raymond James did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Merger. The Opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders (other than the Excluded Persons) of Frisch’s Common Stock.

Raymond James expressed no opinion with respect to any other reasons (legal, business, or otherwise) that may support the decision of the Board to approve or consummate the Merger. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting or tax advice. Raymond James assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Raymond James relied, with the consent of Frisch’s, on the fact that Frisch’s was assisted by legal, accounting and tax advisors, and, with the consent of Frisch’s relied upon and assumed the accuracy and completeness of the assessments by Frisch’s and its advisors, as to all legal, accounting and tax matters with respect to Frisch’s and the Merger.

In formulating its Opinion, Raymond James considered only what it understood to be the consideration to be received by the holders of Frisch’s Common Stock as is described above, and Raymond James did not consider and expressed no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of the Frisch’s officers, directors or employees, or such class of persons, whether relative to the compensation received by the holders of the Frisch’s Common Stock or otherwise. Raymond James was not requested to opine as to, and its Opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the Merger to the holders of any class of securities, creditors or other constituencies of Frisch’s, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion or (2) the fairness of the Merger to any one class or group of Frisch’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Frisch’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Merger amongst or within such classes or groups of security holders or other constituents). Raymond James expressed no opinion as to the impact of the Merger on the solvency or viability of Frisch’s or Holding or the ability of Frisch’s or Holding to pay their respective obligations when they come due.

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Material Financial Analyses

The following summarizes the material financial analyses reviewed by Raymond James with the Board at its special meeting on May 21, 2015, which material was considered by Raymond James in rendering its Opinion. No company or transaction used in the analyses described below is identical or directly comparable to Frisch’s or the contemplated Merger.

Selected Companies Analysis. Raymond James reviewed and compared certain financial information relating to Frisch’s to corresponding information for a selected group of eight U.S. headquartered publicly-traded companies in the restaurant industry. Although none of the selected companies was identical or directly comparable to Frisch’s, the companies listed were selected because they are publicly-traded companies, had market capitalizations below $500 million and were of comparable size to Frisch’s based on corresponding financial information and ratios. The group of selected companies excluded high unit growth companies and companies that are predominately franchised. Raymond James deemed the following companies to be relevant to Frisch’s:

•	Ruby Tuesday, Inc.

•	Carrols Restaurant Group, Inc.

•	Bravo Brio Restaurant Group, Inc.

•	Luby’s, Inc.

•	Ignite Restaurant Group, Inc.

•	Diversified Restaurant Holdings, Inc.

•	Ark Restaurants Corp.

•	Flanigan’s Enterprises Inc.

Raymond James calculated various financial multiples for each company, including (i) enterprise value (market value plus the sum of total outstanding third-party debt, capital leases and underfunded pension obligations less cash and cash equivalents) compared to both revenue and earnings before interest, taxes, depreciation and amortization, or EBITDA, for the twelve months results ended April 7, 2015, in the case of Frisch’s, or as of the most recent publicly reported twelve months in the case of the selected companies, referred to as LTM, as well as to Wall Street research analysts’ projected revenue and EBITDA for the selected companies for the next twelve months results, referred to as NTM, (ii) adjusted enterprise value (enterprise value plus debt equivalent of real estate operating leases capitalized at eight times rent expense) compared to the LTM EBITDAR (EBITDA plus rent expense) results and (iii) equity value per share compared to earnings per share, using the LTM results as well as Wall Street estimates for the selected companies for the NTM period. Raymond James considered EBITDA and EBITDAR results on an adjusted basis to eliminate the impact of non-recurring, non-operating or non-cash items, including, but not limited to, stock-based compensation and other non-recurring charges. The estimates published by Wall Street research analysts were not prepared in connection with the Merger or at the request of Raymond James and may or may not prove to be accurate. The enterprise value ($ in millions) as well as the relevant multiples of each selected public company are summarized below:

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		Enterprise Value / Revenue				Enterprise Value / Adjusted EBITDA				Adjusted Enterprise Value / Adjusted EBITDAR		Price/ Earnings
	Enterprise Value	LTM		NTM		LTM		NTM		LTM		LTM
Ruby Tuesday, Inc.	$610.1	0.5	x	0.5	x	6.9	x	8.7	x	7.3	x	nm
Carrols Restaurant Group, Inc.	$479.0	0.7	x	0.6	x	11.9	x	9.2	x	9.7	x	nm
Bravo Brio Restaurant Group, Inc.	$288.4	0.7	x	0.7	x	7.4	x	7.7	x	7.6	x	18.8	x
Luby’s, Inc.	$205.3	0.5	x	0.5	x	12.5	x	9.4	x	10.4	x	nm
Ignite Restaurant Group, Inc.	$254.8	0.5	x	0.5	x	7.6	x	8.1	x	7.8	x	nm
Diversified Restaurant Holdings, Inc.	$160.4	nm		nm		12.9	x	9.1	x	11.5	x	nm
Ark Restaurants Corp.	$89.0	0.6	x	na		7.4	x	na		7.7	x	16.6	x
Flanigan’s Enterprises Inc.	$66.3	0.7	x	na		7.0	x	na		7.3	x	11.4	x

Raymond James reviewed the mean, median, minimum and maximum relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples for Frisch’s implied by the Merger Consideration. The results of the selected public companies analysis are summarized below:

	Enterprise Value / Revenue				Enterprise Value / Adjusted EBITDA				Adjusted Enterprise Value / Adjusted EBITDAR		Price/ Earnings
	LTM		NTM		LTM		NTM		LTM		LTM
Mean	0.6	x	0.6	x	9.2	x	8.7	x	8.7	x	15.6	x
Median	0.6	x	0.5	x	7.5	x	8.9	x	7.8	x	16.6	x
Minimum	0.5	x	0.5	x	6.9	x	7.7	x	7.3	x	11.4	x
Maximum	0.7	x	0.7	x	12.9	x	9.4	x	11.5	x	18.8	x
Merger Consideration	0.8	x	0.8	x	6.8	x	6.4	x	6.8	x	16.9	x

Furthermore, Raymond James applied the mean, median, minimum and maximum relative valuation multiples for each of the metrics to Frisch’s actual and projected financial results and determined the implied equity price per share of Frisch’s Common Stock and then compared those implied equity values per share to the Merger Consideration of $34.00 per share. The results of this are summarized below:

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	Enterprise Value / Revenue		Enterprise Value / Adjusted EBITDA		Adjusted Enterprise Value / Adjusted EBITDAR	Price/ Earnings
	LTM	NTM	LTM	NTM	LTM	LTM
Mean	$25.41	$23.87	$46.07	$45.87	$45.33	$31.36
Median	$26.39	$23.12	$37.58	$46.91	$40.75	$33.46
Minimum	$21.31	$20.88	$34.77	$40.75	$38.10	$22.90
Maximum	$29.60	$28.55	$64.53	$49.37	$60.07	$37.72
Merger Consideration	$34.00	$34.00	$34.00	$34.00	$34.00	$34.00

Selected Transaction Analysis. Raymond James analyzed publicly available information relating to nine acquisitions of U.S. headquartered publicly-traded companies in the restaurant industry. Although none of the selected target companies is identical or directly comparable to Frisch’s, the target companies listed were selected because they were publicly-traded companies, the transactions had an enterprise value between $25 million and $500 million and the transactions were announced since January 1, 2010. Raymond James prepared a summary of the relative valuation multiples paid in these transactions. The selected transactions used in the analysis included:

•	JAB Holdings Company acquired Einstein Noah Restaurant Group, Inc. announced September 2014

•	Apex Restaurant Management, Inc. acquired Morgan’s Foods Inc. announced March 2014

•	Fidelity National Financial, Inc. acquired J. Alexander’s Corporation announced June 2012

•	Angelo, Gordon & Co. acquired Benihana Inc. announced May 2012

•	Fidelity National Financial, Inc. acquired O’Charley’s Inc. announced February 2012

•	Landry’s, Inc. acquired Morton’s Restaurant Group, Inc. announced December 2011

•	Landry’s, Inc. acquired McCormick & Schmick’s Seafood Restaurants, Inc. announced November 2011

•	Golden Gate Capital acquired California Pizza Kitchen, Inc. announced May 2011

•	Mill Road Capital acquired Rubio’s Restaurants, Inc. announced May 2010

Raymond James examined valuation multiples of transaction enterprise value compared to the target companies’ revenue and EBITDA on an adjusted basis to eliminate the impact of non-recurring, non-operating or non-cash items, including, but not limited to, stock-based compensation and other non-recurring charges and adjusted enterprise value compared to the target companies’ EBITDAR, in each case for twelve months ended prior to announcement of the transaction, where such information was publicly available. The enterprise value ($ in millions) as well as the relevant multiples of each selected transaction are summarized below:

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	Enterprise Value	Enterprise Value / Revenue		Enterprise Value / Adjusted EBITDA		Adjusted Enterprise Value / Adjusted EBITDAR
JAB/Einstein	$475.4	1.1	x	9.4	x	8.8	x
Apex/Morgan’s	$26.7	0.3	x	6.7	x	7.2	x
Fidelity/J. Alexander	$100.0	0.6	x	9.5	x	9.0	x
Angelo, Gordon/Benihana	$285.0	0.8	x	8.8	x	8.5	x
Fidelity/O’Charley’s	$200.8	0.2	x	6.1	x	7.1	x
Landry’s/Morton’s	$189.1	0.6	x	6.5	x	7.2	x
Landry’s/McCormick & Schmick’s	$132.6	0.4	x	6.6	x	7.5	x
Golden Gate/CPK	$456.6	0.7	x	7.3	x	7.6	x
Mill Road/Rubio’s	$79.4	0.4	x	7.0	x	7.6	x

Raymond James reviewed the mean, median, minimum and maximum relative valuation multiples of the selected transactions and compared them to corresponding valuation multiples for Frisch’s implied by the Merger Consideration. Furthermore, Raymond James applied the mean, median, minimum and maximum relative valuation multiples to Frisch’s actual LTM revenue, EBITDA or EBITDAR to determine the implied equity price per share and then compared those implied equity values per share to the Merger Consideration of $34.00 per share. The results of the selected transactions analysis are summarized below:

	Enterprise Value/LTM		Implied Equity Price
	Revenue		Per Share
Mean	0.6	x	$24.03
Median	0.6	x	24.61
Minimum	0.2	x	10.47
Maximum	1.1	x	44.29
Merger Consideration	0.8	x	$34.00

	Enterprise Value/LTM		Implied Equity Price
	Adjusted EBITDA		Per Share
Mean	7.5	x	$37.90
Median	7.0	x	34.97
Minimum	6.1	x	30.91
Maximum	9.5	x	47.44
Merger Consideration	6.8	x	$34.00

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	Adjusted Enterprise Value/LTM		Implied Equity Price
	Adjusted EBITDAR		Per Share
Mean	7.8	x	$40.99
Median	7.6	x	39.57
Minimum	7.1	x	37.36
Maximum	9.0	x	47.04
Merger Consideration	6.8	x	$34.00

Discounted Cash Flow Analysis. Raymond James performed a discounted cash flow analysis of Frisch’s to calculate the estimated present value of the standalone, unlevered, after-tax free cash flows that Frisch’s was forecasted to generate during the period of the Projections. Raymond James used unleveraged free cash flows, defined as earnings before interest, after taxes, plus depreciation, plus amortization, less pre-opening expense, less capital expenditures, less investment in working capital.

The discounted cash flow analysis was based on the Projections as provided by Frisch’s management. Consistent with the periods included in the Projections, Raymond James used fiscal year 2018 as the final year for the analysis and applied terminal multiples, ranging from 6.0x to 8.0x, to fiscal year 2018 EBITDA in order to derive a range of terminal values for Frisch’s in fiscal year 2018.

The projected unleveraged free cash flows and terminal values were discounted using rates ranging from 11.1 percent to 13.1 percent, which reflected the weighted average after-tax cost of debt and equity capital associated with executing Frisch’s business plan. The resulting range of present enterprise values was adjusted by Frisch’s current capitalization and divided by the number of diluted shares outstanding in order to arrive at a range of present values per Frisch’s share. Raymond James reviewed the range of per share prices derived in the discounted cash flow analysis and compared them to the price per share for Frisch’s implied by the Merger Consideration. The results of the discounted cash flow analysis are summarized below:

Equity Value/ Per Share
Minimum	$27.92
Maximum	$37.48

Merger Consideration	$34.00

Additional Considerations. The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of Frisch’s.

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In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Frisch’s. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Board (solely in its capacity as such) and were prepared solely as part of the analysis of Raymond James of the fairness, from a financial point of view, to the holders of Frisch’s Common Stock (other than Excluded Persons) of the Merger Consideration to be received by such holders in connection with the proposed Merger pursuant to the Merger Agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The Opinion was one of many factors taken into account by the Board in making its determination to approve the Merger. Neither the Opinion nor the analyses described above should be viewed as determinative of the Board’s or Frisch’s management’s views with respect to Frisch’s, Holding or the Merger. Raymond James provided advice to Frisch’s with respect to the proposed Merger. Raymond James did not, however, recommend any specific amount of consideration to the Board or that any specific Merger Consideration constituted the only appropriate consideration for the Merger. Frisch’s placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

The Opinion was based upon market, economic, financial and other circumstances and conditions existing and disclosed to Raymond James on May 19, 2015, and any material change in such circumstances and conditions would require a reevaluation of the Opinion, which it was under no obligation to undertake. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Frisch’s since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or its Opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.

Raymond James has provided certain strategic advisory services to Frisch’s (in the previous two years) for which it has been paid approximately $100,000 in fees (separately from any amounts that were paid to Raymond James under the April 16, 2014 engagement letter described in this proxy statement pursuant to which Raymond James was retained as a financial advisor to Frisch’s to assist in reviewing strategic alternatives).

For services rendered in connection with the delivery of its Opinion, Frisch’s paid Raymond James a fee of $250,000 upon delivery of its Opinion, which fee was not contingent upon the successful completion of the Merger or the conclusion reached within Raymond James’ opinion. Frisch’s will pay Raymond James a fee of approximately $2,900,000 for advisory services in connection with the Merger, of which (after crediting the $100,000 fee referred to above) approximately $2,800,000 is contingent upon the closing of the Merger. In addition, Frisch’s also agreed to reimburse certain of Raymond James’ expenses and to indemnify Raymond James against certain liabilities arising out of its engagement.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of Frisch’s for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to Frisch’s, Holding, Merger Sub or other participants in the Merger in the future, for which Raymond James may receive compensation.

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Certain Financial Projections

Frisch’s provided certain non-public financial information to Raymond James in its capacity as its financial advisor, including projections by management of Frisch’s standalone financial performance for fiscal years 2015 through 2018. These financial projections represent management’s reasonable estimates and good faith judgments as to the future growth and financial performance of the Company, including forecasts of total revenue, EBITDA, working capital, capital expenditures and the effective tax rate. These financial projections were used by Raymond James in performing certain of the analyses described in the section titled “ — Opinion of Raymond James”. These financial projections were also provided to Holding.

The financial projections were not prepared with a view to public disclosure. The financial projections included in this proxy statement have been prepared by, and are the responsibility of, Frisch’s management. The financial projections were prepared solely for internal use of Frisch’s and are subjective in many respects. Although a summary of the financial projections is presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the financial projections were prepared, taking into account the relevant information available to management at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, the financial projections do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the Merger. As a result, there can be no assurance that the financial projections will be realized, and actual results may be materially better or worse than those contained in the financial projections. The inclusion of this information should not be regarded as an indication that the Board, Frisch’s, Raymond James or any other recipient of this information considered, or now considers, the forecasts to be predictive of actual future results.

The financial projections are forward-looking statements. For information on factors that may cause Frisch’s future results to materially vary or the financial projections not to be achieved, see "Cautionary Statement Concerning Forward-Looking Information," below.

A summary of these financial projections is set forth below.

Financial Projections ($ in thousands)

Projected Fiscal Year (1)

	2015 (2)	2016	2017	2018
Total Revenue	$212,067	$217,553	$226,160	$237,949
EBITDA (3)(4)	$25,666	$27,022	$27,701	$28,750

____________________

(1)	Frisch’s fiscal year consists of 52 or 53 weeks and ends on the Tuesday nearest to end of May.
(2)	This column contains projections provided earlier in the negotiation process and does not reflect actual fiscal 2015 results.

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(3)	EBITDA represents earnings before interest, taxes, depreciation, amortization and non-recurring expenses.
(4)	EBITDA is a non-Generally Accepted Accounting Principles (“GAAP”) financial measure. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP.

Interests of Frisch’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board that you vote to approve the Merger Proposal, you should be aware that, aside from their interests as Frisch’s shareholders, Frisch’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Frisch’s shareholders generally.

With regard to our directors serving on the Board, areas where their interests may differ from those of other Frisch’s shareholders relate to the impact of the transaction on the directors’ outstanding equity awards, deferred fee arrangements and the provision of indemnification and insurance arrangements pursuant to the Merger Agreement and Frisch’s articles of incorporation and bylaws, which reflect the fact that such directors may be subject to claims arising from their service on the Board.

Our executive officers, Craig F. Maier, Mark R. Lanning, Michael E. Conner, Michael R. Everett, and Karen F. Maier (the “Named Executive Officers”), may have interests that differ from or are in addition to those of our shareholders due to their potential receipt of the following payments and benefits that may be triggered by or otherwise relate to the Merger:

•	accelerated cash payment of incentive bonuses at the Effective Time of the Merger that were previously approved under either the Employment Agreement Extension with Craig F. Maier or as part of the Senior Executive Bonus Plan;

•	accelerated vesting of the restricted shares held by the executive officers; and

•	the right to continued indemnification and insurance coverage pursuant to the Merger Agreement.

These interests are described in more detail below, and certain of them are quantified in the tables below in accordance with applicable SEC rules.

Incentive Bonus Payments

Pursuant to Craig F. Maier’s Employment Agreement Extension, effective June 3, 2015, Mr. Maier is entitled to receive a cash bonus payment upon the closing of the Merger based upon the Pre-tax performance of the Company for the fiscal 2016 measurement period prior to the closing of the Merger. The incentive compensation is equal to (a) 1.5 percent of the Company’s pre-tax earnings, if in such measurement period pre-tax earnings equal or exceeds 4 percent (but are less than 5 percent) of the Company’s total revenue, and (b) an additional 1 percent of the Company’s pre-tax earnings is added (a total of 2.5 percent of the Company’s pre-tax earnings) if in such measurement period the Company’s pre-tax earnings are equal to or exceed 5 percent of the Company’s total revenue. However, the incentive compensation is reduced, if necessary, the extent that the accrual of the incentive compensation would reduce pre-tax earnings below 4 percent of the Company’s total revenue.

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In addition, Mr. Maier is to receive a percentage of his base pay as a lump-sum payment in lieu of a contribution to the Trust established for the Chief Executive Officer under the Nondeferred Cash Balance Plan for the fiscal 2016 measurement period prior to the closing of the Merger if the Company’s pre-tax earnings equal or exceed 4 percent of its total revenue, based upon the following schedule:

Pre-Tax Earnings as a Percentage of Total Revenue	Contribution to the Plan as a Percentage of Salary
At least 4%, but less than 5%	18%
At least 5%, but less than 6%	37%
At least 6%	55%

In conjunction with the entering into the Merger Agreement on May 21, 2015, the Board approved the extension of the Senior Executive Bonus Plan to cover the measurement period in Fiscal 2016 through the closing of the Merger. Under the Bonus Plan, the Chief Financial Officer and other non-operations senior executives are eligible to earn incentive bonuses of up to 40 percent of their pro-rated annual base salary. However, no incentive bonuses are paid unless pre-tax earnings of the Company are at least 4 percent of total revenue.

The calculation of compensation based on the Senior Executive Bonus Plan is based on the following table:

Pre-Tax Earnings as a Percentage of Total Revenue	Contribution to the Plan as a Percentage of Salary
4 – 4.9%	10%
5 – 5.9%	20%
6 – 6.9%	30%
7% or over	40%

Assuming the Chief Financial Officer and other non-operations senior executives earned the maximum under this Plan and assuming a measurement period ended July 28, 2015, the Senior Executive Bonus Plan compensation for the other Named Executive Officers, except for Mr. Maier, would be as follows:

Incentive Bonuses for Named Executive Officers

Name	Incentive Bonus ($)
Mark R. Lanning	$14,923
Michael E. Conner	$11,142
Michael R. Everett	$11,189
Karen F. Maier	$11,058
TOTAL	$48,312

Treatment of Executive Officer and Director Equity and Equity-Based Awards

As described under “The Merger Agreement — Treatment of Frisch’s Equity Awards”, each option to purchase Frisch’s Common Stock, each outstanding share of Frisch’s Common Stock subject to time-based vesting or lapse restrictions and all stock units held by non-employee directors will be treated as set forth below.

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Treatment of Stock Options

The Merger Agreement provides that at the Effective Time of the Merger, each option to purchase Frisch’s Common Stock, whether vested or unvested, that is outstanding and unexercised as of the Effective Time will be canceled and the holder thereof will be entitled to receive an amount in cash, without interest and less any applicable withholding taxes, equal to (i) the number of shares subject to such option, multiplied by (ii) the excess, if any, of $34.00 over the exercise price of the option. Payments with respect to options to purchase Frisch’s Common Stock canceled under the Merger Agreement will be made as soon as reasonably practicable following the Effective Time. With the exception of Mr. Conner and Ms. Maier (each owning 1,750 options as of the close date), none of our other Named Executive Officers currently holds any outstanding stock options. The number of outstanding stock options, as of July 28, 2015, held by our directors is shown in the table below:

Outstanding Stock Options Held by Directors

Director	Stock Options
Dale P. Brown	-
Daniel W. Geeding	10,000
Robert J. Dourney	-
Lorrence T. Kellar	-
William J. Reik, Jr.	13,000
Jerome P. Montopoli	9,000
Donald H. Walker	-

Treatment of Restricted Stock (granted to Board members and the Chief Executive Officer)

The Merger Agreement provides that immediately before the Effective Time each outstanding share of Frisch’s Common Stock subject to time-based vesting conditions (“Restricted Stock”) under any stock or incentive plan of Frisch’s will fully vest such that each holder of shares of Restricted Stock will become 100 percent vested in all such shares and will receive the Merger Consideration of $34.00 for each share of previously issued Restricted Stock.

Indemnification and Insurance

After the Effective Time of the Merger, Frisch’s will indemnify our and our Subsidiaries’ present and former directors and officers for any claims arising out of the fact that such individuals served in such capacities at or before the Effective Time of the Merger, to the fullest extent permitted by law. In addition, following the Effective Time of the Merger, the Surviving Corporation will maintain in effect provisions providing rights to indemnification, exculpation from liability and advancement of expenses to such individuals in the Surviving Corporation’s organizational documents and not amend or repeal such terms in any manner that would adversely affect the rights of the individuals covered by such provisions.

For six years following the Effective Time of the Merger, Holding will cause the present directors and executive officers be covered under Frisch’s existing directors’ and officers’ liability insurance policies, or other coverage that is no less favorable, covering any claims arising with respect to acts or omissions occurring before the Effective Time of the Merger. The Merger Agreement also provides that, at or prior to the Effective Time, we may purchase a directors’ and officers’ liability “tail” insurance policy on the same terms and conditions as the existing directors’ and officers’ liability (and fiduciary) insurance maintained by us, in an amount not to exceed 200 percent of the annual premiums of the current policies maintained by us. If purchased, Holding must cause Frisch’s to maintain and honor such policy for its full term.

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No Employment Agreements with Executive Officers or Directors

As of the date of this proxy statement, other than the arrangements previously discussed, none of our executive officers or directors has entered into any agreement, arrangement or understanding with Frisch’s or its subsidiaries or with Holding or their respective affiliates specifically regarding employment with, or the right to participate in the equity of, Frisch’s or Holding on a going-forward basis following the completion of the Merger, and no member of the Board has entered into any agreement, arrangement or understanding with Holding or its affiliates regarding the right to participate in the equity of Holding following the completion of the Merger. However, Holding has publicly stated that it expects Frisch’s to be operated as a subsidiary of Holding following the Merger and to continue to be led by key members of Frisch’s senior management team, except for Mr. Maier and Ms. Maier, who will resign. None of the Board members will remain on the Board or become members of the Holding Board of Directors.

Quantification of Payments and Benefits to Executive Officers

The Named Executive Officers of Frisch’s are entitled to receive certain compensation from Frisch’s pursuant to existing plans and pro-rated to the Effective Time, consisting of incentive bonuses and accelerated vesting of restricted stock that was granted to Craig F. Maier in October 2014. Under the terms of the Merger Agreement, except for Craig F. Maier and Karen F. Maier, who will retire at the closing of the Merger, the other Named Executive Officers of Frisch’s who are included in the category of “Covered Employees” under the Merger Agreement have been granted 180 days of guaranteed continued employment and benefits with Frisch’s following the Effective Time, subject to the Company’s right to terminate them for Cause, as defined in the Merger Agreement.

The following table and related footnotes present information about the potential merger-related payments payable to Frisch’s named executive officers in connection with the Merger, after giving effect to the Merger assuming it took place on July 28, 2015, and assuming all other conditions to the payment of such amounts were satisfied. Certain payments are payable at the Effective Time, while other payments, such as the severance payments and benefits, are only payable, as permitted under the rules of Internal Revenue Code Section 409A, upon the executive officer’s qualifying termination of employment in connection with the Merger. This table does not include the value of benefits which the named executive officers already have a vested right to receive without regard to the occurrence of the Merger:

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Merger-Related Compensation

Name	Cash ($) (1)	Equity ($) (2)	Pension / NQDC ($) (3)	Perquisites / Benefits ($) (4)	Tax Reimbursements ($) (5)	Other ($) (6)	Total ($) (7)
Craig F. Maier	$-	$40,000	$-	$-	$-	$93,121	$133,121
Mark R. Lanning	$-	$-	$-	$-	$-	$14,142	$14,142
Michael E. Conner	$-	$21,175	$-	$-	$-	$11,142	$32,317
Michael R. Everett	$-	$-	$-	$-	$-	$11,189	$11,189
Karen F. Maier	$-	$21,175	$-	$-	$-	$11,058	$33,233

____________________

(1)	Cash severance payment (e.g., base salary, bonus and pro-rata non-equity incentive plan). Pursuant to the Merger Agreement, both Craig F. Maier and Karen F. Maier have agreed to retire at the closing of the Merger and are not eligible to receive any severance payments. The Company does not have Change of Control or written severance agreements with any of its other Named Executive Officers, but has a practice of granting one week severance payment and continuation of benefits for each year of service in certain circumstances when employment is terminated without cause. Any severance payments agreed to during the 180 day period and related to base pay would be payable over the number of weeks to which the employee would be entitled to receive benefits.

(2)	Dollar value of the acceleration of a restricted stock award to Craig F. Maier in October 2014 and the payment of in-the-money fully vested stock option awards in consideration of cancelling such outstanding stock awards. Mr. Conner and Ms. Maier have fully vested stock options that would be settled in cash as the difference between the $34.00 offer price and the exercise price of the option.

(3)	Pension and nonqualified deferred compensation benefit enhancements.

(4)	Perquisites and other personal benefits and health and welfare benefits; non-qualified deferred compensation. As discussed in footnote (1) above, Frisch’s has an informal practice of providing employees terminated without cause one week of severance payment and benefits continuation for each year of service provided to the Company. In addition, executive officers are provided a supplemental medical reimbursement benefit that reimburses out-of-pocket medical, dental and vision expenses. This taxable benefit is grossed up and included in the individual’s income. The benefit is limited to a maximum of 10 percent of the executive’s annual base salary and incentive compensation and would be pro-rated based upon years of service provided to Frisch’s. Reimbursement payments to employees would only be made upon submission of proof of payment.

(5)	Tax reimbursements and benefits.

(6)	“Other” refers to any additional elements not specifically included in other columns of the table. Pursuant to Craig F. Maier’s Employment Agreement Extension, effective June 3, 2015 and covering the period of time through the closing of the Merger, Mr. Maier is entitled to receive a lump-sum incentive bonus payment upon the closing of the Merger based upon the pre-tax performance of Frisch’s. The incentive compensation is equal to (a) 1.5 percent of Frisch’s pre-tax earnings, if in such measurement period pre-tax earnings equal or exceeds 4 percent (but are less than 5 percent) of Frisch’s total revenue, and (b) an additional 1 percent of Frisch’s pre-tax earnings is added (a total of 2.5 percent of Frisch’s pre-tax earnings) if in such measurement period Frisch’s pre-tax earnings are equal to or exceed 5 percent of Frisch’s total revenue. However, the incentive compensation is reduced, if necessary, to the extent that the accrual of the incentive compensation would reduce pre-tax earnings below 4 percent of Frisch’s total revenue.

In addition, Mr. Maier is to receive a percentage of his base pay as a lump-sum payment in lieu of a contribution to the Trust established for CEO under the Nondeferred Cash Balance Plan for the fiscal 2016 measurement period prior to the closing of the Merger if Frisch’s pre-tax earnings equal or exceed 4 percent of its total revenue, based upon a predetermined performance schedule that ranges in earned benefits between 18 percent and 55 percent of Mr. Maier’s base pay. The above table assumes that Mr. Maier has earned the maximum incentive award under the Employment Agreement.

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In combination with entering into the Merger Agreement, the Board authorized the extension of the previously approved Senior Executive Bonus Plan for the pro-rated period through the Effective Time.

(7)	Aggregate dollar value of the sum of all amounts reported.

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Financing of the Merger

There is no financing condition to the Merger. Holding intends to use cash on hand and cash received from FinCo from the completion of a simultaneous sale-leaseback of certain of Frisch’s real estate assets (the “Properties”) to pay the Merger Consideration and Merger-related costs. The sale-leaseback transaction will be with an independent third-party institutional investor.  Holding will fund the Merger Consideration and certain Merger-related expenses with approximately $167,000,000 from the sale-leaseback transaction and up to $25,000,000 of funds from the Fund.

In the flow of funds memorandum governing these steps, the sale-leaseback provider will contribute cash proceeds from the sale-leaseback transaction directly to the Paying Agent and the Fund will contribute cash directly to the Paying Agent, which amounts, when combined, shall satisfy the Merger Consideration in full. The Surviving Corporation and the sale-leaseback provider will also simultaneously sign a lease agreement under which the sale-leaseback provider leases the Properties back to Frisch's.

Under the Merger Agreement, Frisch's must use reasonable efforts to cooperate with Holding and Merger Sub in connection with obtaining financing, so long as such cooperation does not unreasonably interfere with Frisch's ongoing operations. See "The Merger Agreement - Financing".

Regulatory Clearances and Approvals Required for the Merger

No filing was necessary under the HSR Act. No other regulatory clearance or approval is required.

Delisting and Deregistration of Frisch’s Common Stock

If the Merger is completed, the Frisch’s Common Stock currently listed on the NYSE MKT will cease to be listed on the NYSE MKT and will be deregistered under the Exchange Act.

Appraisal Rights of Frisch’s Shareholders

The Merger Agreement provides that any shares of Frisch’s Common Stock held by a shareholder who has demanded and perfected the demand for appraisal of such holder’s shares of Frisch’s Common Stock pursuant to Sections 1701.84 and 1701.85 of the OGCL and as of the Effective Time of the Merger has not withdrawn or lost the right to such appraisal will not be converted into or represent the right to receive Merger Consideration and such holder will only be entitled to the rights granted to dissenting shareholders under applicable provisions of Ohio law; provided, however, that if such holder effectively withdraws or loses the right to appraisal (through failure to perfect or otherwise), then the holder’s shares will automatically be converted into and represent only the right to receive the Merger Consideration.

Litigation Relating to the Merger

At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of Frisch’s as to which indemnification is being sought nor is Frisch’s aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

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THE MERGER AGREEMENT

The following discussion sets forth the principal terms of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this discussion, which is summary by nature. This discussion is not complete and is qualified in its entirety by reference to the complete text of the Merger Agreement. You are encouraged to read the Merger Agreement carefully in its entirety, as well as this proxy statement and any documents incorporated by reference herein, before making any decisions regarding the Merger.

The Merger Agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Frisch’s. The representations and warranties in the Merger Agreement were made only for the purposes of the Merger Agreement as of the specific dates therein, and were solely for the benefit of the parties to the Merger Agreement. The representations and warranties contained in the Merger Agreement may be subject to limitations agreed upon by the parties to the Merger Agreement and are qualified by information in confidential disclosure schedules provided in connection with the signing of the Merger Agreement. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement may be subject to a standard of materiality provided for in the Merger Agreement and have been used for the purpose of allocating risk among the parties, rather than establishing matters of fact. You should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Frisch’s or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Frisch’s public disclosures. You should read the representations and warranties in the Merger Agreement and their description in this proxy statement in conjunction with the other information contained in the reports, statements and filings we publicly file with the SEC.

The Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with Ohio General Corporation Law (the “OGCL”), at the Effective Time, Merger Sub, a wholly owned subsidiary of Holding created solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, will merge with and into Frisch’s and Frisch’s will survive the Merger as a wholly owned subsidiary of Holding.

Closing and Effectiveness of Merger

The closing of the Merger shall take place no later than the earlier of (i) the first Tuesday after satisfaction or waiver of the conditions precedent set forth in the Merger Agreement, or (ii) September 30, 2015. The parties will file articles of Merger with the Ohio Secretary of State and the Merger will become effective upon such filing (or at such later time as may be agreed to by the parties and specified in the articles of Merger).

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We expect to complete the Merger during the third quarter of calendar year 2015. However, Frisch’s cannot predict the actual date on which the Merger will be completed, if at all, because completion is subject to conditions beyond Frisch’s control. There may be a substantial amount of time between the Special Meeting and the completion of the Merger. We expect to complete the Merger promptly following the receipt of all required clearances and approvals and the satisfaction or, to the extent permitted, waiver of the other conditions to the consummation of the Merger. See the sections titled “The Merger Agreement—Conditions to the Closing of the Merger”.

Articles of Incorporation and Bylaws

The articles of incorporation and bylaws of the Surviving Corporation will be amended and restated in their entirety at the Effective Time in the form agreed to by Frisch’s and Holding until thereafter amended in accordance with the provisions thereof and as provided by law.

Directors and Officers of the Surviving Corporation

The directors and officers of Merger Sub immediately before the Effective Time will be the initial directors and officers of the Surviving Corporation, respectively. The directors and officers will serve in accordance with the articles of incorporation and bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Merger Consideration

At the Effective Time, each outstanding share of Frisch’s Common Stock (other than Frisch’s Common Stock held by Holding or Merger Sub) will be converted into the right to receive $34.00 in cash, without interest and less any applicable withholding taxes. After the Merger is completed, current holders of Frisch’s Common Stock will have only the right to receive the Merger Consideration, and will no longer have any rights as holders of Frisch’s Common Stock, including voting or other rights, and Holding will own 100 percent of the Frisch’s Common Stock.

Exchange Procedures

At or before the Effective Time, Holding will deposit in trust to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219 (“Paying Agent”) an amount in cash sufficient to pay the Merger Consideration to each holder of Frisch’s Common Stock. Within five business days after the Effective Time, Holding will instruct Paying Agent to mail a letter of transmittal and instructions to each holder of record of Frisch’s Common Stock. The letter of transmittal and instructions will tell Frisch’s shareholders how to surrender their Frisch’s Common Stock certificates or shares that may be represented by book entry in exchange for payment of the Merger Consideration.

You should not return your share certificates with the enclosed proxy card, and you should not forward your share certificates to the Paying Agent without a letter of transmittal.

Registered shareholders will not receive the Merger Consideration until they surrender their book-entry shares or share certificates to the Paying Agent, together with a properly completed and signed letter of transmittal and any other documents as may be required by the letter of transmittal or accompanying instructions. The Merger Consideration will be provided only in accordance with the procedures set forth in the letter of transmittal.

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Any portion of the cash deposited in trust with Paying Agent, and any interest accrued thereon, that remains undistributed to the former holders of shares of Frisch’s Common Stock for 180 days after the Effective Time shall be delivered to the Company upon demand. Any former holders of shares of Frisch’s Common Stock who have not surrendered their shares of Frisch’s Common Stock within 180 days after the Effective Time shall thereafter look only to the Company for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their shares of Frisch’s Common Stock. Laws of some states require the Company to deliver to the state government unclaimed funds relating to former holders of shares of Frisch’s Common Stock after a specified time under applicable state law.

At the Effective Time of the Merger, our stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of Frisch’s Common Stock.

Treatment of Frisch’s Equity Awards

Stock Options. At the Effective Time, Frisch’s will cause each outstanding option, whether vested or unvested, to represent the right to receive a payment in cash, without interest and less any applicable withholding taxes, equal to the product of the excess, if any, of the Merger Consideration of $34.00 over the exercise price of the option, multiplied by the number of shares subject to such option.

Restricted Shares. At the Effective Time, each outstanding share of Frisch’s common stock subject to time-based vesting or lapse restrictions under any stock or incentive plan of Frisch’s will fully vest such that each holder thereof will be entitled to 100 percent of the Frisch’s Common Stock underlying such awards and the holder thereof will receive the Merger Consideration of $34.00 for each such share.

Appraisal Rights

If the Merger Agreement is approved, each Frisch’s shareholder objecting to the Merger Agreement may be entitled to seek relief as a dissenting shareholder under Sections 1701.84 and 1701.85 of the OGCL. The following is a summary of the principal steps a shareholder must take to perfect his or her appraisal rights under the OGCL. This summary is qualified by reference to a complete copy of Sections 1701.84 and 1701.85 of the OGCL, which is attached as Annex C to this proxy statement. Any dissenting shareholder contemplating exercise of his or her appraisal rights is urged to carefully review the provisions of Sections 1701.84 and 1701.85 and to consult an attorney, since failure to follow fully and precisely the procedural requirements of the statute may result in termination or waiver of such rights.

To perfect appraisal rights, a dissenting shareholder must satisfy each of the following conditions and must otherwise comply with Section 1701.85:

•	A dissenting shareholder must be a record holder on July 31, 2015 of the Frisch’s Common Stock as to which such shareholder seeks to exercise appraisal rights. Because only shareholders of record on the Record Date may exercise appraisal rights, any person who beneficially owns Frisch’s Common Stock that are held of record by a broker, fiduciary, nominee or other holder and who desires to exercise appraisal rights must instruct the record holder of the Frisch’s Common Stock to satisfy all of the requirements outlined under Section 1701.85.

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•	A dissenting shareholder must not vote his or her shares of Frisch’s Common Stock in favor of the proposal to adopt the Merger Agreement at the Special Meeting. Failing to vote or abstaining from voting does not waive a dissenting shareholder’s rights. However, a proxy returned to Frisch’s signed but not marked to specify voting instructions will be voted in favor of the proposal to adopt the Merger Agreement and will be deemed a waiver of appraisal rights. A dissenting shareholder may revoke his or her proxy at any time before it is voted at the Special Meeting by: (i) filing with Frisch’s an instrument revoking it; (ii) delivering a duly executed proxy bearing a later date; or (iii) attending and giving notice of the revocation of the proxy at the Special Meeting.

•	A dissenting shareholder must deliver a written demand for payment of the fair value of his or her shares of Frisch’s Common Stock to Frisch’s on or before the tenth day following the Special Meeting. Any written demand must specify the shareholder’s name and address, the number and class of shares held on the Record Date, and the amount claimed as the “fair cash value” of the Frisch’s Common Stock. Frisch’s will not notify shareholders of the expiration of this ten-day period.

•	If Frisch’s so requests, a dissenting shareholder must submit his or her Frisch’s Common Stock certificates to Frisch’s within fifteen days of such request for endorsement thereon by Frisch’s that demand for appraisal has been made. Such a request is not an admission by Frisch’s that a dissenting shareholder is entitled to relief. Frisch’s will promptly return the share certificates to the dissenting shareholder. At the option of Frisch’s, a dissenting shareholder who fails to deliver his or her certificate upon request from Frisch’s may have his or her appraisal rights terminated, unless a court otherwise directs for good cause shown.

Frisch’s and a dissenting shareholder may come to agreement as to the fair cash value of the shares of Frisch’s Common Stock. If Frisch’s and any dissenting shareholder cannot agree upon the fair cash value of the shares of Frisch’s Common Stock, then either may, within three months after service of demand by the dissenting shareholder, file a petition in the Court of Common Pleas of Hamilton County, Ohio, for a determination that the shareholder is entitled to exercise appraisal rights and to determine the fair cash value of the shares of Frisch’s Common Stock. The court may appoint one or more appraisers to recommend a fair cash value. The fair cash value is to be determined as of the day prior to the date of the Special Meeting. The fair cash value is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay, but in no event may the fair cash value exceed the amount specified in the dissenting shareholder’s demand. In determining this value, any appreciation or depreciation in the market value of the shares of Frisch’s Common Stock resulting from the Merger is excluded. The Ohio Supreme Court, in Armstrong v. Marathon Oil Company, 32 Ohio St. 3d 397 (1987), has held that fair cash value for publicly traded shares of a company with significant trading activity will be the market price for such shares on the date that the transaction is submitted to the shareholders or directors for final approval, as adjusted to exclude the impact of the transaction giving rise to the appraisal rights. The fair cash value may ultimately be more or less than the per share Merger Consideration. Shareholders should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Merger, are not intended to be opinions as to fair value under the OGCL. Interest on the fair cash value and costs of the proceedings, including reasonable compensation to any appraisers, are to be assessed or apportioned as the court considers equitable.

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Payment of the fair cash value must be made within thirty days after the later of the final determination of such value or the closing date of the Merger. Such payment shall be made only upon simultaneous surrender to Frisch’s of the share certificates for which such payment is made.

A dissenting shareholder’s rights to receive the fair cash value of his or her shares of Frisch’s Common Stock will terminate if:

•	the dissenting shareholder has not complied with Section 1701.85;

•	the Merger is abandoned or is finally enjoined or prevented from being carried out or the Frisch’s shareholders rescind their adoption of the Merger Agreement;

•	the dissenting shareholder withdraws his or her demand with the consent of Frisch’s by its Board; or

•	the dissenting shareholder and Board have not agreed on the fair cash value per share and neither has filed a timely complaint in the Court of Common Pleas of Hamilton County, Ohio.

All rights accruing from shares of Frisch’s Common Stock, including voting and dividend and distribution rights, are suspended from the time a dissenting shareholder makes demand with respect to such shares until the termination or satisfaction of the rights and obligations of the dissenting shareholder and Frisch’s arising from the demand. During this period of suspension, any dividend or distribution paid on the shares of Frisch’s Common Stock will be paid to the record owner as a credit upon the fair cash value thereof. If a shareholder’s appraisal rights are terminated other than by purchase by Frisch’s of the dissenting shareholder’s shares of Frisch’s Common Stock, then at the time of termination all rights will be restored and all distributions that would have been made, but for suspension, will be made.

Representations and Warranties

The Merger Agreement contains representations and warranties made by each of the parties regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the Merger.

Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ organization, existence, corporate power and authority, good standing, qualification to do business and similar corporate matters;

•	our and our subsidiaries’ capitalization and capital structure;

•	our subsidiaries;

•	our corporate power and authority to enter into and perform out obligations under the Merger Agreement and complete the Merger, and the enforceability and due execution and delivery of the Merger Agreement;

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•	consents, approvals, filings and registrations required from governmental entities to enter into the Merger Agreement and complete the Merger;

•	financial statements and SEC filings, internal reporting controls and the Sarbanes-Oxley Act of 2002, off-balance-sheet arrangements and the absence of undisclosed liabilities;

•	the absence since June 3, 2014 of any events that have had or would reasonably be expected to have a material adverse effect on Frisch’s, or certain actions by Frisch’s not taken in the ordinary course of business consistent with past practice;

•	the absence of proceedings, claims, actions or governmental or regulatory investigations or other proceedings pending or threatened against us and the absence of certain orders against us;

•	our and our subsidiaries’ compliance with applicable law;

•	our and our subsidiaries’ compliance with tax laws and other tax matters;

•	employment, labor and employee-benefit matters affecting us or our subsidiaries;

•	our and our subsidiaries’ material contracts;

•	owned and leased real estate;

•	intellectual property;

•	environmental matters;

•	our insurance policies;

•	the absence of any rights agreement; “poison pill” or similar agreements and plans;

•	brokers and financial advisors;

•	our receipt of an opinion from Raymond James regarding the fairness, from a financial point of view, of the consideration to be received by holders of Frisch’s Common Stock (other than Excluded Persons);

•	compliance with applicable anticorruption laws;

•	related party transactions; and

•	franchise matters.

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Some of our representations and warranties are qualified as to Frisch’s knowledge or as to items disclosed as schedules to the Merger Agreement and others are qualified as to materiality or by exceptions related to the absence of a Company Material Adverse Effect. Under the Merger Agreement, “Company Material Adverse Effect” with respect to Frisch’s means any event, change, circumstance, occurrence, effect or state of facts that is or would reasonably be expected to become, individually or in the aggregate, (a) materially adverse to the business, assets, condition or results of operations of the Company taken as a whole, or (b) materially impairs or prevents or materially delays the ability of the Company to consummate the transaction contemplated by the Merger Agreement; provided, however, that none of the following events, changes, circumstances, or statements of fact, either alone or in combination, will constitute a Company Material Adverse Effect under this definition:

•	those events generally affecting the industry of the Company or the economy or financial or securities markets of the United States, including effects resulting from any regulatory or political conditions or developments in general (unless such events, changes, circumstances, occurrences, effects and states of fact have a disproportionate impact on the Company taken as a whole);

•	any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism;

•	changes or proposed changes in Law or GAAP (unless such changes or proposed changes have a disproportionate impact on the Company taken as a whole);

•	any change in the market price or trading volume of any securities of the Company;

•	any change of or failure to meet, in and of itself, any internal or public projections, forecasts, budgets or estimates of or relating to the Company for any period;

•	any hurricane, tropical storm, flood, forest fire, earthquake, winter storm, snow storm, or any similar natural disaster;

•	the execution, announcement, performance and existence of this Agreement;

•	any action taken or not taken by the Company at the request of or with the approval of the Buyer; or

•	any action taken by Parent, Merger Sub or any of their Affiliates.

Holding and Merger Sub also make a number of representations and warranties to us regarding various matters pertinent to the Merger, including the following topics:

•	organization, existence, good standing, qualification to do business and similar corporate matters;

•	corporate power and authority to enter into and perform their obligations under the Merger Agreement and complete the Merger, and the enforceability and due execution and delivery of the Merger Agreement;

•	the absence of conflicts with their respective organizational documents, applicable law or certain contracts as a result of the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby;

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•	consents, approvals, filings and registrations required from governmental entities to enter into the Merger Agreement and complete the Merger;

•	the absence of any approval needed by holders of Holding’s outstanding securities;

•	the absence of proceedings, claims, actions or governmental or regulatory investigations or other proceedings pending or threatened against Holding and the absence of certain orders against Holding;

•	the accuracy of the information supplied by Holding or any of its affiliates in connection with this proxy statement;

•	the purposes of the formation of Merger Sub and the absence of any business activities conducted by it;

•	the availability and sufficiency of funds to pay the Merger Consideration and Merger-related costs;

•	the absence of any agreement, arrangement or understanding among Holding, Merger Sub or any of their affiliates, on the one hand, and any holder of Frisch’s securities or any officer, director or employee of Frisch’s, on the other hand;

•	ownership by Holding of Frisch’s Common Stock or other securities of Frisch’s;

•	brokers and financial advisors;

•	access to information about Frisch’s provided to Holding and Merger Sub; and

•	solvency.

Some of Holding’s and Merger Sub’s representations and warranties are qualified as to materiality or as set forth in the disclosure schedule delivered by Holding and Merger Sub to the Company on the date of the Merger Agreement or by exceptions related to the absence of a Holding Material Adverse Effect. Under the Merger Agreement, “Parent Material Adverse Effect” (with respect to Holding and Merger Sub) means any change, event, circumstance or development, in each case that, individually or in the aggregate, is materially adverse with respect to, or would be reasonably expected to have, any material adverse effect on, the ability of Parent or Merger Sub to timely consummate the transactions contemplated by this Agreement or timely perform any of their other respective obligations hereunder. Parent has made available to Frisch’s before the date of the Merger Agreement a true, complete and correct copy of the Articles of Incorporation and Regulations or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date of the Merger Agreement.

The representations and warranties of each of the parties to the Merger Agreement will expire upon the completion of the Merger or the termination of the Merger Agreement.

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Guarantee of Fund

Subject to the terms of the Guarantee, the Fund has absolutely, unconditionally, and irrevocably guaranteed to Frisch’s (i) the due, punctual and complete payment and performance of the payment and performance obligations of Holding and Merger Sub, and (ii) the accuracy and reliability of the representations and warranties of Holding and Merger Sub as set out in the Merger Agreement. The Guarantee will terminate automatically at the earlier of the date the Merger Agreement is terminated or the Effective Time.

Conduct of Business Pending the Merger

We have agreed to restrictions on the operation of our business until the earlier of the Effective Time or the termination of the Merger Agreement. We have agreed, in general, to conduct our business consistent with past practice and will use all commercially reasonable efforts to keep available the services of our key employees, maintain satisfactory relations with our lenders, material suppliers, franchisees, and other persons with whom we have material business relationships and maintain in effect material insurance policies, except as may be required by law, consented to in writing by Holding, permitted by the Merger Agreement or as permitted by disclosure in our confidential disclosure schedules. In addition, we have agreed that, subject to specified exceptions, neither we nor our subsidiaries will, without the prior written consent of Holding:

•	authorize or pay any dividend or other distribution with respect to our outstanding capital stock, other than (a) regular quarterly cash dividends or distributions authorized by the Board not exceeding $0.20 per share as appropriately adjusted in the event of any stock split, reverse stock split, stock dividend, reclassification or similar transaction, or (b) dividends and distributions paid by subsidiaries of Frisch’s to Frisch’s or to any of its wholly owned subsidiaries;

•	enter into any agreement with respect to the voting of any Frisch’s securities;

•	split, combine or reclassify any of our capital stock or issue, sell or authorize or propose the issuance or sale of any securities in respect of, in lieu of or in substitution for shares of our capital stock, except for any such transaction by a wholly owned subsidiary of Frisch’s that remains a wholly owned subsidiary after consummation of such transaction;

•	except as permitted by law, existing agreements or our existing benefit plans or as provided in our confidential disclosure schedules to the Merger Agreement, materially increase the compensation or other benefits payable or provided to our employees, officers or directors, enter into any employment, change-of-control or severance agreement with employees, officers, directors or other service providers, or adopt, enter into, amend, or terminate, or take any action to accelerate rights under any new or amended plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries;

•	enter into or make any loans, advances or capital contributions to, or investments in, any other person or make any change in our existing borrowing, lending or investment arrangements;

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•	change our material financial accounting policies or procedures or any methods or reporting income, deductions or other items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable law;

•	amend our articles of incorporation or bylaws or permit any of our subsidiaries to amend their articles of incorporation, bylaws or similar organizational documents in a manner adverse to Holding or Merger Sub or as would reasonably be expected to have a Frisch’s material adverse effect;

•	issue, sell, pledge, dispose of or encumber any shares of our capital stock or other securities, take any action to cause any of our stock options currently unexercisable to become exercisable or make any changes in our capital structure, other than issuances of Frisch’s Common Stock upon the exercise of previously granted stock options;

•	purchase, redeem or otherwise acquire any shares of our stock or other securities, other than in connection with transactions among us and any of our subsidiaries or in satisfaction of withholding obligations in connection with the exercise of stock options or the vesting of restricted shares;

•	incur, assume, guarantee, prepay or become liable for any indebtedness for borrowed money, except for indebtedness among us and any of our subsidiaries, guarantees by us of indebtedness of any of our subsidiaries and indebtedness under our existing credit facilities;

•	sell, lease, license, transfer, exchange, swap, mortgage, encumber, subject to lien, or otherwise dispose of any portion of our tangible properties or assets having a value in excess of $50,000, individually or in the aggregate, except (i) under existing agreements in effect before the execution of the Merger Agreement, (ii) the sale of inventory in the ordinary course of business consistent with past practice, (iii) with respect to a small number of stores that we are permitted to divest or close and (iv) with respect to certain matters described in our confidential disclosure schedules;

•	other than in the ordinary course of business, enter into any new material contracts or change the terms of any current material contracts, other than renewals or replacements of existing material contracts that are on similar terms or in connection with the making of certain capital expenditures permitted under the Merger Agreement, or terminate any material contract;

•	enter into any contract that materially restricts us or any of our subsidiaries from engaging or competing in any line of business or in any geographic area or any contract that would be breached by the Merger, or require the consent of a third party to continue such contract as a result of the Merger;

•	enter into any material contract or agreement that would be breached by, or require the consent of any other person in order to continue following, consummation of the transactions contemplated by this Agreement;

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•	acquire by Merger, consolidation, purchase of stock or assets, or agreement to so acquire any entity, store, business or assets that constitute a business or a division of any other company, or all or a substantial portion of the assets of any other company, or make any loans, advances, capital contributions or investments in any other company;

•	make or agree to make any capital expenditure in excess of certain amounts set forth in our confidential disclosure schedules, with the exception of (a) capital expenditures per store in an amount up to $200,000 per store (not including the cost of acquisition of such store), (b) $1,000,000 in the aggregate over the amounts as set forth in our confidential disclosure schedules, and (c) construction and equipment contracts and/or to acquire land to build, remodel, or construct additional restaurants in an aggregate amount not to exceed $500,000;

•	adopt or enter into any plan of complete or partial liquidation, dissolution, Merger, consolidation, restructuring, recapitalization or other reorganization;

•	enter into any new line of business outside of the businesses currently undertaken by us;

•	institute, settle, or compromise any material litigation, investigation, arbitration, proceeding or other claim involving us, any shareholder litigation or dispute against us or any of our officers or directors or any litigation, arbitration, proceeding or dispute relating to the Merger, other than settlements that involve payment of monetary damages by us not in excess of such amounts agreed upon by us and Holding and without the imposition of equitable relief on or the admission of wrongdoing by us or any of our officers or directors;

•	make or change any material tax election or tax or accounting method, file any amended tax returns or enter into any agreement or settlement of tax claims, audits or assessments, surrender any right to claim a material tax refund or consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment, except as may be required by law, where adequate reserves have been made or as would not reasonably be expected to materially increase any tax liability or materially decrease any tax asset; or

•	abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to our Intellectual Property, other than in the ordinary course of business consistent with past practice;

•	sell (or offer for sale) any franchises;

•	enter into any understandings, arrangements or agreements, whether oral or in writing, individually or in the aggregate, that will result in, or would be reasonably expected to result in, the Transaction Costs (as defined in the Merger Agreement) at the closing of the Merger being materially higher than the Projected Transaction Costs (as defined in the Merger Agreement), except for reasonable and necessary fees and expenses incurred by the Company in connection with regulatory approvals or shareholder voting and other approvals necessary to consummate the transaction contemplated by the Merger Agreement;

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•	enter into any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K;

•	take any action that would reasonably be expected to, in the individual or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement; or

•	agree to take any of the foregoing actions.

Special Meeting and Proxy Statement

Frisch’s has agreed to call a meeting of its shareholders to be held as soon as reasonably practicable after the mailing of this proxy statement for the purpose of obtaining the approval of the Merger Agreement by Frisch’s shareholders and to use its reasonable best efforts to obtain such approval, including by recommendation that the Frisch’s shareholders vote in favor of the Merger Proposal. In connection with the Special Meeting, Frisch’s has also agreed to prepare and file with the SEC a proxy statement as promptly as practicable after the execution of the Merger Agreement.

Restrictions on Solicitation of Acquisition Proposals

From the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement, Frisch’s is required to immediately cease any solicitations, discussions or negotiations that may be ongoing with respect to an Acquisition Proposal with any person. Frisch’s is generally not permitted to:

•	initiate, solicit or knowingly encourage, facilitate or assist the making of a competing Acquisition Proposal;

•	engage in, continue or participate in any discussions or negotiations with any person regarding any competing Acquisition Proposal;

•	furnish to any person any nonpublic information or afford access to the business, properties, assets or personnel of Frisch’s to facilitate the making of a competing Acquisition Proposal; or

•	enter into any Company Acquisition Agreement.

If, however, before the Frisch’s shareholders approve the Merger Agreement, Frisch’s receives from a third party an unsolicited bona fide written Acquisition Proposal that the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal, Frisch’s, its officers, directors, financial advisors and authorized agents may, if reasonably necessary to comply with its fiduciary duties:

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•	furnish to such third party access and nonpublic information with regard to Frisch’s and its subsidiaries under an acceptable confidentiality agreement, a copy of which shall be promptly provided to Holding;

•	engage or participate in any discussions with such person; and

•	withhold, withdraw or change its recommendation to Frisch’s shareholders regarding the transaction with Holding following receipt of a Superior Proposal, subject to complying with certain notice and other specified conditions, including giving Holding the opportunity to propose changes to the Merger Agreement in response to such Superior Proposal.

In engaging in such permitted discussions or negotiations regarding an Acquisition Proposal, we must comply with the following procedures:

•	within two days of receipt of any Acquisition Proposal, notify Holding of the material terms of such Acquisition Proposal, including whether such offer is a Superior Proposal, and furnish Holding with a copy of any written Acquisition Proposal;

•	keep Holding fully informed of the status and material terms of any such Acquisition Proposal including any material amendments or proposed amendments as to price and other material terms;

•	provide Holding with at least forty-eight hours prior notice of any meeting of Board (or such lesser notice as is provided to the members of the Board) at which the Board is reasonably expected to consider any Acquisition Proposal.

•	provide Holding with a list of any non-public information concerning Frisch’s business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Holding, copies of such information;

Holding shall have a period of not less than seven business days after receipt of notice of a Superior Proposal to submit an Acquisition Proposal describing any adjustments to the terms of this Agreement. If Holding submits such an Acquisition Proposal, Frisch’s agrees to negotiate changes to this Agreement as described in Holding’s Acquisition Proposal in good faith and in a timely manner, but for a period of not less than seven business days after receiving Holding’s Acquisition Proposal. If at any time there are any material revisions to the terms of any Superior Proposal, including any revision in price, Holding shall have a new opportunity of not less than seven business days to respond.

For purposes of the Merger Agreement, a “Superior Proposal” means a bona fide written Acquisition Proposal from an unaffiliated third party (other than Holding) which Board determines in good faith, after receiving the advice of its outside legal and financial advisors, that (a) the terms and conditions of such proposal are more favorable to Frisch’s stockholders from a financial point of view than the transactions contemplated herein (after taking into account the expected timing and risk and likelihood of consummation and including taking into account any adjustment to the terms and conditions proposed by Holding in response to such proposal) and (b) that the transaction contemplated by such proposal is reasonably likely to be consummated in accordance with its terms; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “40%.”

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For purposes of the Merger Agreement, an “Acquisition Proposal” means any bona fide proposal or offer, or interest in making a proposal or offer received after the execution of this Agreement, relating to (a) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Frisch’s (or any Subsidiary or subsidiaries of Frisch’s whose business constitutes 20 percent or more of the net revenues, net income or assets (based on fair market value) of Frisch’s and its Subsidiaries, taken as a whole), (b) the acquisition of 20 percent or more of the outstanding shares of any class of capital stock of Frisch’s or 20 percent or more of the voting power represented by the outstanding voting securities of Frisch’s, (c) a tender offer or exchange offer or other transaction which, if consummated, would result in a direct or indirect acquisition of 20 percent or more of the total voting power of the capital stock of Frisch’s or 20 percent or more of the voting power represented by the outstanding voting securities of Frisch’s, (d) the acquisition in any manner, directly or indirectly, of 20 percent or more of the consolidated total assets (based on fair market value) of Frisch’s and its Subsidiaries (or to which 20 percent or more of Frisch’s revenues or earnings on a consolidated basis are attributable) including, for this purpose, the outstanding assets and equity interests of the Subsidiaries of Frisch’s, (e) any transaction that would result in person obtaining the ability to elect a majority of Board or (f) any other transaction having a similar effect to those described in clauses (a) through (e), and in each case other than the transactions between Holding, Merger Sub and Frisch’s contemplated by this Agreement.

For purposes of the Merger Agreement, an “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are not materially less favorable in the aggregate to Frisch’s than those contained in the Confidentiality Agreement (except with regard to standstill provisions); provided, however, that an Acceptable Confidentiality Agreement shall not include any provision having the effect of prohibiting Frisch’s from satisfying its obligations under this Agreement.

Board Recommendation

Under the terms of the Merger Agreement, subject to the exceptions described below, the Board has agreed to recommend that the Frisch’s shareholders vote in favor of the Merger Proposal.

Notwithstanding the foregoing, at any time prior to the receipt of Frisch’s shareholder approval of the Merger Proposal, the Board may change its recommendation and terminate the Merger Agreement and enter into Company Acquisition Agreement (as defined in the Merger Agreement) with respect to a Superior Proposal if, among other circumstances, the Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary obligations.

Termination Fees and Expenses

Frisch’s has agreed to pay Holding a termination fee of $5,000,000 if the Merger Agreement is terminated by either party in connection with Frisch’s acceptance of a Superior Proposal.

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If Holding receives payment of our termination fee, such fee, together with any indemnification or reimbursement owed in connection with enforcing the termination fee provisions of the Merger Agreement, will constitute the sole and exclusive remedy of Holding and Merger Sub against us and any related party, subject to certain exceptions including with respect to Holding’s right to seek specific performance of our obligations under the Merger Agreement. The Parties acknowledge and agree that in no event shall Frisch’s be required to pay the termination fee on more than one occasion, whether or not the termination fee may be payable under more than one provision of the Merger Agreement at the same or at different times and the occurrence of different events.

Except in connection with the payment of any termination fees, at or before closing, Holding shall pay or cause to be paid by Frisch’s the total transactions costs incurred by Frisch’s but unpaid at closing. The costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger shall be borne equally by Frisch’s and Holding, and all HSR fees shall be borne by Holding, and all transaction costs shall be paid by the Party incurring such transaction costs, whether or not the Merger is consummated, unless otherwise provided in the Merger Agreement.

If we fail to pay in a timely manner any amount due as described above and, in order to obtain such payment, Holding commences a claim, action, suit or other proceeding that results in a judgment against us, we will have to pay to Holding its reasonable and documented costs and expenses, including reasonable and documented attorneys’ fees, in connection with such suit, together with interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

Efforts to Complete the Merger

Each of the parties is required to use its reasonable best efforts to take promptly all actions reasonably necessary as follows:

•	to obtain all necessary, proper or advisable waivers, consents, clearances, approvals or expirations or terminations of waiting periods as may be required by law or any governmental entity to consummate and make effective, and satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement;

•	facilitate the obtaining of any necessary final order from any governmental entity approving the Merger and/or to remove any impediment to the consummation of the Merger.

•	obtain all necessary permits, waivers, consents, approvals and actions or nonactions from governmental entities necessary to consummate the transactions contemplated by the Merger Agreement, including all requirements under the HSR Act with respect to the Merger, all fees incurred under such act and applicable regulations to be paid by Holding, at its own expense, including legal fees, fees of economists, and fees of marketing experts;

•	furnish all information in connection with the approvals of or filings with any governmental entity and promptly cooperate with and furnish information in connection with any requirements imposed upon Holding or any of its affiliates in connection with the Merger Agreement;

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•	request early termination of any applicable waiting period under the HSR Act, if applicable, and use their reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act (the “HSR Clearance”), and shall supply to the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission as promptly as reasonably practicable any additional information or documents that may be requested;

•	avoid the entry of, or to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the closing on or before the End Date;

•	obtain all necessary consents or waivers that are or may be required by any third parties, including any consents or waivers that Holding deems necessary in connection with any reorganization of the Surviving Corporation’s assets or liabilities that might occur contemporaneously with the Closing;

•	provide such other assistance as Holding may deem necessary in connection with the anticipated transition of the Company; and

•	execute and deliver any additional instruments necessary and acceptable to Holding’s or Frisch’s respective counsel to consummate and fully carry out the purposes of the Merger.

Holding is also required to use its reasonable best efforts to avoid or eliminate any impediments under any antitrust laws, including by effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of assets of Holding or Frisch’s, or otherwise committing to take actions after the Effective Time that would limit Holding’s freedom of action with respect to, or its ability to operate or retain, certain assets of Holding or Frisch’s, provided that Frisch’s will not be required to take any action that would result in a material reduction in the reasonably anticipated economic benefits to it contemplated by the Merger Agreement measured over a commercially reasonable period.

Holding and Frisch’s shall cooperate and consult with each other in connection with the making of all filings, notifications, communications, submissions and taking all other material actions, subject to applicable legal limitations and the instructions of any governmental entity. Holding and Frisch’s shall keep each other apprised on a current basis of the status of matters relating to the completion of the transactions in the Merger Agreement, including promptly furnishing the other with material communications received by Holding or Frisch’s or their respective subsidiaries or affiliates, from any third party and/or any governmental entity. Subject to applicable Law relating to the exchange of information, Holding and Frisch’s shall permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity, provided, however, that materials may be redacted (i) to remove references concerning the valuation of the businesses of Holding, or proposals from third parties with respect thereto, (ii) as necessary to comply with contractual agreements and (iii) as necessary to address reasonable privilege or confidentiality concerns. Holding and Frisch’s agree not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.

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Neither Holding nor Frisch’s shall take or agree to take any action that would be reasonably likely to prevent or materially delay the closing of the Merger.

Employee Benefits

Under the Merger Agreement, Holding has agreed that for a period of 180 days from the Closing, Covered Employees, defined in the Merger Agreement as Frisch’s corporate and commissary employees working at 2800 Gilbert Avenue and 3011 Stanton Avenue in Cincinnati, Ohio, shall:

•	each receive no less than the same base salary or hourly wage rate provided to such employee immediately before the Effective Time;

•	each receive no less than the same annual or more frequent bonus or commission opportunity provided to such employee immediately before the Effective Time;

•	for a period beginning as of the Effective Time and continuing at least until the end of the “plan year” for each respective Company Benefit Plan, receive other compensation and benefits (other than equity and equity-based awards) that are no less favorable for all continuing employees in the aggregate than those provided under the compensation and benefit plans, programs, policies, agreements and arrangement of Frisch’s in effect immediately before the Effective Time.

Notwithstanding the foregoing, nothing will prevent the Surviving Corporation or any of its subsidiaries from terminating the employment of any employee of the Company, including any Covered Employee, for Cause, as defined in the Merger Agreement. Additional agreements by Holding and Merger Sub with respect to employee benefits are described in more detail in the Merger Agreement.

Directors’ and Officers’ Indemnification and Insurance

The Merger Agreement provides for certain indemnification and insurance rights in favor of our and our subsidiaries’ current and former directors, officers, and employees. Following the Effective Time, Holding will cause the Surviving Corporation to indemnify our and our subsidiaries’ present and former directors, executive officers, and employees in connection with claims, liabilities or judgments arising out of (i) the fact that such person is or was one of our or our subsidiaries’ officer, directors, or employees, and pertaining to any matter, act or omission existing or occurring at or before the Effective Time or (ii) the Merger Agreement of any of the transactions contemplated by the Merger Agreement. In addition, following the Effective Time, the Surviving Corporation will maintain in effect provisions providing rights to indemnification, exculpation from liability and advancement of expenses to such individuals in the Surviving Corporation’s organizational documents and not amend or repeal such terms in any manner that would adversely affect the rights of the individuals covered by such provisions.

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For six years following the Effective Time of the Merger, Holding, Merger Sub, and the Surviving Corporation will indemnify, defend and hold harmless, and provide advancement of reasonable expenses to, each indemnified party against all proceedings, losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any proceeding based in whole or in part on or arising in whole or in part out of the fact that such person was a director, officer or employee of Frisch’s or any of its subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or before the Effective Time, whether asserted or claimed before, or at or after, the Effective Time. However, the Merger Agreement provides that such indemnification will not be construed to grant any person any right of indemnification for any act or omission not made in good faith or in the best interest of the shareholders of Frisch’s or its subsidiaries or as provided in applicable corporate documents in effect during the acts or events under which the claim for indemnification has arisen.

For six years following the Effective Time of the Merger, Holding, Merger Sub, and the Surviving Corporation will cause the present directors and executive officers to be covered under Frisch’s existing directors’ and officers’ liability insurance policies, or other coverage that is no less favorable, covering any claims arising with respect to acts or omissions occurring before the Effective Time of the Merger. The Merger Agreement also provides that, at or prior to the Effective Time, we may purchase a directors’ and officers’ liability “tail” insurance policy on the same terms and conditions as the existing directors’ and officers’ liability insurance maintained by us, with respect to matters existing or occurring at or before the Effective Time, covering without limitation the transactions contemplated in the Merger Agreement, in an amount not to exceed 200 percent of the annual premiums of the current policies maintained by us. If purchased, Holding must cause Frisch’s to maintain and honor such policy for its full term. If such “tail” policy is obtained by Frisch’s, Holding shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

Holding and Merger Sub shall cause Surviving Corporation to pay all expenses, including reasonable attorney’s fees, which may be incurred in connection with any indemnified person’s enforcement of their rights.

If the Surviving Corporation or Holding (or any of their successors or assigns) shall (i) consolidate with or merge into any other person and shall not be the continuing or Surviving Corporation or entity of such consolidation or Merger or (ii) transfer all or substantially all of its properties and assets to any person, then, and in each such case, the Surviving Corporation or Holding, as the case may be, shall make or cause to be made, proper provisions so that the successors and assigns of the Surviving Corporation or Holding, as the case may be, shall assume all of the obligations of the Surviving Corporation or Holding.

Nothing in the Merger Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officer’s insurance claims under any policy that is or has been in existence with respect to Frisch’s or any of its subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in the Merger Agreement is not before or in substitution for any such claims under such policies.

The indemnification and insurance provisions of the Merger Agreement are intended to benefit, and are enforceable by, the indemnified persons and their respective heirs or legal representatives. The obligations set forth in the Merger Agreement shall not be terminated, amended or otherwise modified in any manner that adversely affects any indemnified part, or any person who is a beneficiary under the policies referred to in the Merger Agreement and their heirs and representatives, without the prior written consent of such affected indemnified party or other person.

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Financing

At the closing, Holding must have sufficient cash, available lines of credit or other sources of immediately available funds to enable Holding to pay the aggregate Merger Consideration and to perform its obligations with respect to the transactions contemplated in the Merger Agreement.

The Fund has represented and confirmed in writing that it has received financing commitments sufficient to make the payments for the aggregate Merger Consideration. However, in no event shall the receipt or availability of any funds or financing by Parent, Merger Sub or any of their Affiliates or any other financing transactions be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

The Fund has delivered, as required, a true and complete copy of (i) an executed commitment letter pursuant to which the equity provider has unconditionally agreed to provide Holding and Merger Sub with the amount of equity financing set forth in such letter (the “Equity Commitment Letters”); (ii) an executed agreement pursuant to which a third-party has agreed to provide the balance of funds necessary to consummate the transactions contemplated by the Merger Agreement (the “Financing Agreement”, and together with the Equity Commitment Letters, collectively the “Financing Sources”); and (iii) letters in form and content satisfactory to Frisch’s as of the date of the Merger Agreement from each of the Financing Sources confirming the amounts and enforceability of such agreement or letter (collectively referred to as the “Financing”). Holding has confirmed that the amounts identified in the Equity Commitment Letter and in the Financing Agreement represent binding commitments to fund the full amount of the Merger Consideration.

None of the commitments from the Financing Sources has been amended or modified, prior to the date hereof (except as permitted by, or disclosed in, the Merger Agreement) and the respective obligations and commitments contained in the commitments from the Financing Sources have not been withdrawn or rescinded in any respect. The commitments from the Financing Sources are in full force and effect as of the date of this proxy statement. The commitments from the Financing Sources are the legal, valid and binding obligations of Holding and Merger Sub, as applicable, and, to the knowledge of Holding, each of the other parties thereto.

No event has occurred or circumstance exists which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Holding or Merger Sub, as applicable, or to the knowledge of Holding, any other parties thereto, under the commitments from the Financing Sources.

Holding has advised Frisch’s that Holding has no reason to believe, as of the date of this proxy statement, that any of the conditions to the Financing contemplated in the commitments from the Financing Sources will not be satisfied or that the Financing will not be made available to Parent and Merger Sub at or prior to the Effective Time.

As of the date of this proxy statement, there are no side letters or other agreements, contracts or arrangements related to the Financing, as applicable, of the full amount of the Financing other than as expressly set forth in the commitments from the Financing Sources and delivered to the Company prior to the date hereof. Parent and Merger Sub have fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable on or prior to the date hereof pursuant to the terms of the commitments from the Financing Sources.

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Conditions to the Closing of the Merger

Each party’s obligation to effect the Merger is subject to the satisfaction of various conditions, which include the following:

•	the Merger Agreement is approved by Frisch’s shareholders at a Special Meeting; and

•	no order, injunction or decree issued by any court or agency of competent jurisdiction is in effect or statute, rule, regulation, order injunction or decree enacted, entered or enforced by any governmental entity that prohibits or makes illegal the consummation of the Merger or any other transactions contemplated by the Merger Agreement.

Holding and Merger Sub will not be obligated to effect the Merger unless the following conditions are satisfied or waived by Holding and Merger Sub:

•	our representations and warranties are true and correct as of the closing date of the Merger subject to the materiality standards set forth in the Merger Agreement;

•	we have performed in all material respects all of our obligations under the Merger Agreement at or prior to the closing of the Merger;

•	since the date of the Merger Agreement, there has not been a Frisch’s material adverse effect;

•	holders of not more than 10 percent of Frisch’s Common Stock immediately prior to the Effective Time shall constitute dissenting shares or shall otherwise have rights of appraisal with respect to the transactions contemplated by the Merger Agreement;

•	executives Craig F. Maier and Karen F. Maier shall have tendered letters of resignation to Frisch’s, stepped down from their respective positions, and waived all rights, except those to benefits and compensation under employment agreements or Frisch’s benefit plans or Board-awarded bonuses, either may have to any payment triggered by the voluntary or involuntary termination of any position held at Frisch’s;

•	each member of the Board shall have tendered a letter of resignation to Frisch’s, stepped down from each position held at Frisch’s, and waived all rights except for indemnification rights under applicable corporate documents each Board member may have to any payment triggered by the voluntary or involuntary termination of any position held at Frisch’s;

•	no later than two business days prior to the closing, Frisch’s must deliver to Holding a complete and accurate accounting of all costs and expenses of Frisch’s incurred in connection with its engagement of third party providers whose services were used by Frisch’s in connection with the consideration and consummation of the transactions contemplated by the Merger Agreement, including but not limited to financial advisors, investment bankers, attorneys and accountants, including fees, costs and expenses accrued and earned as a result of the closing;

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•	Holding has received a certificate executed by our chief executive officer or chief financial officer confirming that these conditions have been satisfied.

We will not be obligated to effect the Merger unless the following conditions are satisfied or waived by Frisch’s:

•	the representations and warranties of Holding and Merger Sub are true and correct as of the closing date of the Merger subject to the materiality standards set forth in the Merger Agreement;

•	Holding and Merger Sub have performed in all material respects with each of their obligations under the Merger Agreement at or prior to the closing of the Merger; and

•	we have received a certificate executed by the chief executive officer or chief financial officer of Holding and Merger Sub confirming that these conditions have been satisfied.

Termination of the Merger Agreement

Frisch’s and Holding can terminate the Merger Agreement under certain circumstances, including:

•	by mutual written consent;

•	if the Merger has not occurred on or before July 30, 2015, subject to one automatic extension of thirty days, and such other extensions as shall be mutually agreed between Holding and Frisch’s, but in no event later than September 30, 2015, such subsequent extension only being available to Frisch’s if Holding is able to extend the availability of financing, and such right to terminate the Merger Agreement for this reason shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the closing date;

•	if a governmental authority has issued a final and non-appealable order having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, provided that the right to terminate the Merger Agreement under this circumstance will not be available to any party whose failure to perform its obligations under the Merger Agreement has been a principal cause of or resulted in such order;

•	if approval of the Merger Proposal by the Frisch’s shareholders has not been obtained at the Special Meeting or at any adjournment or postponement thereof at which a vote on the approval of the Merger Proposal was taken;

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•	acceptance of a Superior Proposal, (i) by Frisch’s, if Frisch’s has received a Superior Proposal and Board has made a determination to accept such Superior Proposal, provided that Frisch’s shall have paid any amounts due as fees and expenses, or (ii) by Holding, if (a) Board or any committee thereof has failed to make, withdrawn, amended, modified, or materially qualified, in a manner adverse to Holding or Merger Sub, the Board recommendation, has recommended an Acquisition Proposal, has failed to recommend against acceptance of any tender offer or exchange offer for Frisch’s Common Stock within ten business days after the commencement of such offer, has made any public statement inconsistent with the Board recommendation, or resolved or agreed to take any of the foregoing actions, (b) Frisch’s shall have entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement), or (c) Frisch’s or Board (or any committee of Board) has publicly announced its intentions to do any of the actions specified herein;

•	if the mutual conditions to the parties’ obligations to consummate the Merger and the conditions to the obligations of Holding and Merger Sub to consummate the Merger are satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the closing of the Merger), either party has notified the other party that it is ready and willing to close and the other party has failed to consummate the Merger within three business days of receiving such notice.

Frisch’s can terminate the Merger Agreement:

•	upon a breach or inaccuracy in any of Holding’s or Merger Sub’s representations or warranties or the failure of Holding or Merger Sub to perform any of its obligations under the Merger Agreement, which in any case would result in the failure of any condition to our obligation to close the Merger to be satisfied and which breach, inaccuracy or failure is not capable of being cured before the earlier of (i) twenty days following receipt by Frisch’s of written notice of such breach, inaccuracy or failure to perform and (ii) September 30, 2015;

Holding can terminate the Merger Agreement:

•	upon a breach or inaccuracy in any of Frisch’s representations or warranties or Frisch’s failure to perform any of its obligations under the Merger Agreement, which in any case would result in the failure of any condition to Holding’s obligation to close the Merger to be satisfied and which breach, inaccuracy or failure is not capable of being cured before the earlier of (i) twenty days following receipt by Holding of written notice of such breach, inaccuracy or failure to perform and (ii) September 30, 2015;

If either Frisch’s or Holding terminates the Merger Agreement, none of Frisch’s, Holding, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under the Merger Agreement, or in connection with the transactions contemplated by the Merger Agreement, except for (i) those provisions that survive any termination of the Merger Agreement and (ii) neither Frisch’s nor Holding shall be relieved or released from liability for willful breach of the Merger Agreement or for fraud under applicable law. Nothing shall limit or prevent any party from exercising any rights or remedies it may have under the Merger Agreement in lieu of terminating the Merger Agreement.

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The party desiring to terminate the Merger Agreement pursuant to any of the above reasons shall give written notice of such termination to the other party in accordance with the Merger Agreement, specifying the provision or provisions pursuant to which such termination is affected.

Amendment and Waiver of the Merger Agreement

The Merger Agreement may be amended by the parties at any time prior to the Effective Time, provided that after Frisch’s shareholders approve the Merger Agreement, the parties are prohibited from making any amendment that changes the amount or form of the Merger Consideration, changes any term of the articles of incorporation of the Surviving Corporation, changes any terms and conditions of the Merger Agreement if such change would adversely affect the holders of any security of Frisch’s or any change that, by applicable law or otherwise, requires further approval of Frisch’s shareholders. The Merger Agreement may only be amended by an instrument in writing signed by the parties.

At any time prior to the Effective Time, each party may waive the other party’s compliance with certain provisions of the Merger Agreement.

Specific Performance; Remedies

Holding, Merger Sub and we have agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement are not performed or are otherwise breached. The parties will be entitled to seek equitable relief, without posting a bond or undertaking, including injunctive relief and specific performance, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement.

HISTORICAL MARKET PRICES OF FRISCH’S COMMON STOCK AND DIVIDEND INFORMATION

Frisch’s Common Stock trades on NYSE MKT under the symbol “FRS.” The following table shows, for the periods indicated, the high and low closing sales price of Frisch’s Common Stock as reported by the NYSE MKT and the dividends declared per share of Frisch’s Common Stock.

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Fiscal Quarter	High	Low	Dividend Per Share
Fiscal 2015
First Quarter ended September 23, 2014	$28.85	$21.61	$0.18
Second Quarter ended December 16, 2014	$28.56	$24.73	$0.20
Third Quarter ended March 10, 2015	$28.06	$24.88	$0.20
Fourth Quarter (through June 2, 2015)	$34.30	$26.80	$0.20

Fiscal 2014
First Quarter ended September 17, 2013	$20.87	$15.73	$0.16
Second Quarter ended December 10, 2013	$23.60	$21.50	$0.18
Third Quarter ended March 4, 2014	$25.76	$22.68	$0.18
Fourth Quarter ended June 3, 2014	$23.66	$22.49	$0.18

Fiscal Year 2013
First Quarter ended September 18, 2012	$21.02	$16.30	$9.66	*
Second Quarter ended December 11, 2012	$20.03	$15.28	$0.16
Third Quarter ended March 5, 2013	$18.69	$16.66	$0.16
Fourth Quarter ended May 28, 2013	$17.98	$14.87	$0.16

*Includes special dividend of $9.50 in connection with the sale of Golden Corral.

The closing sales price of Frisch’s Common Stock on the NYSE MKT on August 4, 2015, the latest practicable date before the printing of this proxy statement, was $33.69 per share. The closing sales price of Frisch’s Common Stock on the NYSE MKT on May 21, 2015, the day prior to the announcement that Frisch’s had entered into the Merger Agreement, was $28.12 per share. You are urged to obtain current market quotations for Frisch’s Common Stock when considering whether to approve the Merger Proposal.

As of April 10, 2015, there were approximately 1,357 record holders of Frisch’s Common Stock. Following the merger, there will be no further public market for Frisch’s Common Stock.

The payment of dividends is at the discretion of the Board and subject to legal and contractual requirements. The terms of our credit facility restricts our ability to pay dividends and make certain other restricted payments if, after giving effect to such restricted payment an event of default under the amended credit agreement would exist or Frisch’s would not be in compliance with certain specified financial covenants. In addition, under the merger agreement, as described in “The Merger Agreement— Conduct of Business Pending the Merger”, we are prohibited from paying any dividend or other distribution on shares of Frisch’s Common Stock prior to the completion of the Merger, other than (i) regular quarterly cash dividends or distributions authorized by the Board before the Effective Time of the Merger, not exceeding $0.20 per share or (ii) dividends and distributions paid by our subsidiaries to us or any of our other subsidiaries.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information concerning the beneficial ownership, within the meaning of applicable securities regulations, of Frisch’s Common Stock by (i) each person known to us to be the beneficial owner of 5 percent or more of the outstanding shares of Frisch’s Common Stock; (ii) each director of Frisch’s; (iii) each named executive officer of Frisch’s; and (iv) all current directors and executive officers of Frisch’s as a group. The information below is provided as of May 28, 2015 (except as noted below) and the information for FRI Holding Company, LLC, Royce & Associates, LLC, Reik & Co., LLC, Craig F. Maier, Karen F. Maier, Dimensional Fund Advisors LP, and Active Owners Fund LP is based solely on the latest Schedule 13 reports each entity had filed with the SEC as of such date. The nature of beneficial ownership of the shares included is presented in the notes following the table.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Class

FRI Holding Company, LLC 4170 Ashford Dunwoody Road Suite 390 Atlanta, Georgia 30319	827,266	(2)	16.12
Royce & Associates, LLC 1414 Avenue of Americas New York, New York 10019	816,520	(3)	15.91
Reik & Co., LLC 15 West 53rd Street, Suite 12B New York, New York 10019	637,631	(4)	12.17
Craig F. Maier 2800 Gilbert Avenue Cincinnati, Ohio 45206	520,007	(2)(5)	10.13
Karen F. Maier 2800 Gilbert Avenue Cincinnati, Ohio 45206	307,259	(2)(6)	5.99
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	275,636	(7)	5.37
Active Owners Fund LP 1800 N. Highland Avenue, 5th Floor Los Angeles, CA 90028	260,137	(8)	5.07

____________________

(1)	“Beneficial Ownership” for purposes of the table, is determined according to the meaning of applicable securities regulations and based on a review of reports filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Exchange Act.

(2)	FRI Holding Company, LLC reported in its Schedule 13D filed with the SEC on June 1, 2015 that it had shared voting power over 827,266 shares by virtue of having entered into Voting Agreements dated as of May 21, 2015 with Craig F. Maier and Karen F. Maier, both of whom are shareholders and beneficial owners of Frisch’s.

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(3)	Royce & Associates, LLC (“Royce”) reported in its Schedule 13G/AF filed with the SEC on January 9, 2015 that it had beneficial ownership of 816,520 shares. Royce had sole power to vote over 816,520 shares and sole power to dispose 816,520 shares.

(4)	Reik & Co., LLC (“Reik LLC”) reported in its Schedule 13G filed with the SEC on April 20, 2015 that it had beneficial ownership of 637,631 shares, including sole power to vote over 248,294 shares and sole power to dispose 637,631 shares. William J. Reik, Jr., a director of the Company, is a Managing Member of Reik LLC. The number of shares reported includes all shares personally owned by Mr. Reik, which are also reported in the section below entitled “Director.”

(5)	Includes 38,577 shares of owned by Frisch New Richmond Big Boy, Inc., of which Mr. Maier is President and sole shareholder; 2037 shares owned as Trustee of three trusts for the benefit of his minor children; and 52,062 shares as Trustee of the Jack C. Maier Trusts for the benefit of Craig Maier Family. Shares beneficially owned by Craig F. Maier are subject to the Voting Agreement disclosure in footnote (2) above.

(6)	Includes 1,750 shares Ms. Maier has the right to acquire pursuant to the exercise of stock options. Shares beneficially owned by Ms. Maier are subject to the Voting Agreement disclosure in footnote (2) above.

(7)	Dimensional Fund Advisors LP (“Dimensional”) reported in its Schedule 13G/A filed with the SEC on February 5, 2015 that it had beneficial ownership of 275,636 shares, together with its affiliates. Dimensional had sole power to vote over 270,526 shares and sole power to dispose 275,636 shares.

(8)	Active Owners Fund LP (“AOF”) reported in its Schedule 13D filed with the SEC on September 18, 2014 that it had beneficial ownership of 260,137 shares, together with its affiliates. AOF had sole power to vote over 260,137 shares and sole power to dispose 260,137 shares.

Except as otherwise indicated, the persons named in the table below have sole voting and investment power over the shares included in the table.

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Name of Beneficial Owner	Frisch’s Common Stock Beneficially Owned		Percent of Class
Directors
Daniel W. Geeding	29,163	(1)	*
Jerome P. Montopoli	21,742	(2)	*
Craig F. Maier (also a Named Executive Officer)	520,007	(3)	10.13
Dale P. Brown	16,183		*
Lorrence T. Kellar	22,578		*
William J. Reik, Jr.	238,021	(4)	4.64
Karen F. Maier (also a Named Executive Officer)	307,259	(5)	5.99
Robert J. (RJ) Dourney	12,407		*
Donald H. Walker	16,818		*

Other Named Executive Officers
Mark R. Lanning	4,428		*
Michael E. Conner	8,113		*
Michael R. Everett	2,616		*

All current directors and executive officers as a group	1,213,099	(6)	23.64

____________________

*Percentage information is omitted for individuals who owned less than 1 percent of the outstanding shares of Frisch’s Common Stock and Frisch’s Common Stock deemed outstanding due to exercisable options.

(1)	Includes 10,000 shares Mr. Geeding has the right to acquire pursuant to the exercise of stock options.

(2)	Includes 9,000 shares Mr. Montopoli has the right to acquire pursuant to the exercise of stock options.

(3)	See footnote (5) to the chart in the preceding section “Security Ownership of Certain Beneficial Owners.”

(4)	Includes 13,000 shares Mr. Reik has the right to acquire pursuant to the exercise of stock options.

(5)	See footnote (6) to the chart in the preceding section “Security Ownership of Certain Beneficial Owners.”

(6)	Includes 35,750 shares the group has the right to acquire pursuant to the exercise of stock options.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following are the material U.S. federal income tax consequences of the Merger to “U.S. holders” and “non-U.S. holders” (in each case, as defined below) of Frisch’s Common Stock whose shares of Common Stock are converted into the right to receive cash in the Merger. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations promulgated thereunder, judicial authority and administrative rulings in effect as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences to the holders as described herein. No ruling from the Internal Revenue Service (“IRS”) has been or will be sought with respect to any aspect of the Merger.

This discussion does not purport to be a complete analysis of all potential tax effects of the Merger. For example, it does not consider the effect of any applicable state, local or foreign income tax laws, or of any non-income tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the completion of the Merger (whether or not such transactions occur in connection with the Merger), including, without limitation, the acquisition or disposition of Frisch’s Common Stock other than pursuant to the Merger, or the tax consequences to holders of stock options issued by Frisch’s which are canceled or converted, as the case may be, in connection with the Merger. Furthermore, this discussion applies only to holders that hold their Frisch’s Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion does not address all aspects of U.S. federal income tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to Frisch’s Common Stock;

•	persons holding Frisch’s Common Stock as part of a straddle, hedging transaction, conversion transaction, integrated transaction or constructive sale transaction;

•	holders whose functional currency is not the U.S. dollar;

•	persons who acquired Frisch’s Common Stock through the exercise of employee stock options or otherwise as compensation;

•	banks and certain other financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	partnerships, S corporations or other pass-through entities;

•	controlled foreign corporations and passive foreign investment companies;

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•	certain former citizens or residents of the United States;

•	tax-exempt organizations;

•	tax-qualified retirement plans; or

•	persons subject to the United States alternative minimum tax.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) holds Frisch’s Common Stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Frisch’s Common Stock and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Merger to them.

U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Frisch’s Common Stock that is:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The conversion of Frisch’s Common Stock into the right to receive cash in the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Frisch’s Common Stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of Frisch’s Common Stock (i.e., shares of Frisch’s Common Stock acquired at the same cost in a single transaction). Such gain or loss generally will be treated as long-term capital gain or loss if the U.S. holder’s holding period in Frisch’s Common Stock exceeds one year at the time of the completion of the Merger. Long- term capital gains of non-corporate U.S. holders generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. Certain U.S. holders that are individuals, trusts or estates are subject to a 3.8 percent U.S. federal tax on certain investment income, including gain from the conversion the Frisch’s Common Stock into the right to receive cash in the Merger.

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Non-U.S. Holders

A “non-U.S. holder” is a beneficial owner of Frisch’s Common Stock that is not a U.S. holder or a partnership (or any other entity classified as a partnership for U.S. federal income tax purposes). Payments made to a non-U.S. holder upon the conversion of the shares of Frisch’s Common Stock into the right to receive cash in the Merger generally will not be subject to U.S. federal income tax unless:

•	the gain, if any, on such shares is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of Frisch’s Common Stock for cash pursuant to the Merger and certain other conditions are met; or

•	the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5 percent of Frisch’s Common Stock at any time during the five-year period preceding the Merger, and Frisch’s is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the Merger or the period that the non-U.S. holder held Frisch’s Common Stock.

A non-U.S. holder described in the first bullet point immediately above will be subject to regular U.S. federal income tax on any gain from the conversion of shares of Frisch’s Common Stock into the right to receive cash in the Merger as if the non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. If such non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30 percent of its effectively connected earnings and profits (or a lower treaty rate). A non-U.S. holder described in the second bullet point immediately above will be subject to tax at a rate of 30 percent (or a lower treaty rate) on any gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States.

Frisch’s has not undertaken the analysis necessary to determine whether or not it is or has been at any time during the five-year period preceding the Effective Time of the Merger a “United States real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

Payments made in exchange for the Frisch’s Common Stock generally will be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding at a rate of 28 percent. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. A non-U.S. holder that provides the applicable withholding agent with an Internal Revenue Service Form W-8BEN (or other applicable IRS Form W-8) will generally establish an exemption from backup withholding.

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Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the Internal Revenue Service.

THIS DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE YOU TO CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

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ADVISORY VOTE ON CERTAIN EXECUTIVE COMPENSATION MATTERS

(PROPOSAL 2)

Pursuant to Section 14A of the Exchange Act, we are seeking a non-binding advisory vote on the approval of certain compensation matters of Named Executive Officers, Craig F. Maier and Mark R. Lanning, as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. The Board approved these elements of executive compensation at their May 21, 2015 special Board meeting.

Shareholders hold an advisory vote on executive compensation annually. Accordingly, shareholders approved executive compensation at the 2013 and 2014 Annual Shareholders Meetings. This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive pay program for the Named Executive Officers.

This non-binding, advisory vote is not intended to address the previously submitted overall compensation proposal of our Named Executive Officers and Frisch’s compensation principles, policies and practices, but rather to address certain specific items of compensation. The specific items of compensation set by the Compensation Committee and approved by the Board are: a $340,000 bonus to Mark R. Lanning, CFO and Vice President - Finance; two paintings appraised at $4,200 awarded to Craig F. Maier, President and CEO; and Mr. Maier’s interim Employment Agreement Extension, which extends month-to-month until the closing of the Merger. The Compensation Committee and the Board believe that our compensation philosophy, design and practices are effective and appropriate in implementing our strategic goals. Accordingly, we ask our shareholders to vote “FOR” the following resolution:

“RESOLVED, that the recommendation of the Compensation Committee, voted on and approved by the Board of Directors, for the Award of Special Bonus to Mark R. Lanning is hereby accepted and approved in the amounts recommended by the Committee; that the recommendation of the Committee, voted on and approved by the Board of Directors, for an award to Craig F. Maier in the form and manner recommended by the Committee is hereby accepted and approved; and that the interim extension of the employment agreement between the Company and Craig F. Maier is hereby approved.”

The vote on the Certain Executive Compensation Matters Proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote not to approve the Certain Executive Compensation Matters Proposal, and vice versa.

Because your vote is advisory, it will not be binding upon Frisch’s or the Board, Holding, or the Surviving Corporation. However, Frisch’s, our Board and the Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the certain compensation of the named executive officers as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee and the Board will evaluate whether any actions are necessary to address those concerns.

Approval of this proposal requires the affirmative vote of the holders of a majority of the votes cast with respect to this matter in person or represented by proxy at the Special Meeting and entitled to vote thereon (provided a quorum is present in person or by proxy). Abstentions and the failure to vote your shares will have no effect on the outcome of the proposal. Similarly, broker non-votes will have no effect on the outcome of the proposal.

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The Board unanimously recommends a vote “FOR” advisory approval of the Certain Executive Compensation Matters Proposal as disclosed in this proxy statement.

ADJOURNMENT PROPOSAL

(PROPOSAL 3)

Frisch’s shareholders are being asked to approve a proposal that will give us authority to adjourn the Special Meeting for the purpose of soliciting additional proxies in favor of the Merger Proposal if there are not sufficient votes at the time of the Special Meeting to approve the Merger Proposal. If a quorum does not exist, the Special Meeting may be adjourned to another place, date or time if approved by the holders of a majority of the votes cast with respect to the motion to adjourn in person or represented by proxy. If the Adjournment Proposal is approved, the Special Meeting could be adjourned by the Board. In addition, the Board, as permitted under the terms of the Merger Agreement, could postpone the Special Meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the Special Meeting is adjourned or postponed for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, your shares will be voted in favor of the Adjournment Proposal. Frisch’s does not intend to call a vote on this proposal if the Merger Proposal has been approved at a Special Meeting.

The Board unanimously recommends a vote “FOR” the Adjournment Proposal.

FUTURE FRISCH’S SHAREHOLDER PROPOSALS

Frisch’s does not expect to hold its 2015 annual meeting of shareholders unless the Merger is not completed. If the Merger is not completed, Frisch’s shareholders as of the applicable Record Date will continue to be entitled to attend and participate in Frisch’s annual meeting of shareholders. If Frisch’s holds its 2015 annual meeting of shareholders, shareholder proposals intended to be presented for inclusion in Frisch’s proxy statement and form of proxy pursuant to Rule 14a-8 of the Exchange Act for such meeting must have been received at Frisch’s principal executive offices by Donald A. Bodner, Secretary, at Frisch’s Restaurants, Inc. 2800 Gilbert Avenue, Cincinnati, Ohio 45206-1206, Telephone (513) 559-5216, Attention: Donald A. Bodner, Secretary, on or before, July 8, 2015 and must have met the requirements of Rule 14a-8.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more shareholders who share an address, unless Frisch’s has received contrary instructions from one or more of the shareholders. Frisch’s will deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to shareholders who share an address, should be directed to: Frisch’s Restaurants, Inc. 2800 Gilbert Avenue, Cincinnati, Ohio 45206-1206, Telephone (513) 559-5216, Attention: Donald A. Bodner, Secretary. In addition, shareholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting Frisch’s at the address and phone number set forth in the prior sentence.

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WHERE YOU CAN FIND MORE INFORMATION

Frisch’s is subject to the reporting requirements of the Exchange Act. Accordingly Frisch’s files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, Frisch’s SEC filings also are available to the public at the internet website maintained by the SEC at www.sec.gov. Frisch’s also make available free of charge through its website its Form 10-Ks, Form 10-Qs, and Form 8-Ks, and Form 4s, as soon as reasonably practicable after it electronically files such reports or amendments with, or furnishes them to, the SEC. Frisch’s internet website address is www.frischs.com. The information located on, or hyperlinked or otherwise connected to, Frisch’s website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings that we make with the SEC.

The SEC allows us to “incorporate by reference” the information we file with the SEC into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except that information that we file later with the SEC will automatically update and supersede this information. This proxy statement incorporates by reference the documents listed below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Frisch’s Annual Report on Form 10-K for the fiscal year ended June 3, 2014;
•	Frisch’s Quarterly Reports on Form 10-Q for the periods ended September 23, 2014, December 16, 2014, and March 10, 2015; and
•	Current Reports on Form 8-K dated August 5, 2014, October 22, 2014, October 24, 2014, January 20, 2015, February 6, 2015, March 13, 2015, March 20, 2015, April 8, 2015, and May 22, 2015.

We also incorporate by reference into this proxy statement additional documents that Frisch’s may file with the SEC under Section 13(a), 13(C), 14 or 15(d) of the Exchange Act, from the date of this proxy statement until the date of the Special Meeting; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC.

You may request a copy of documents incorporated by reference at no cost, by writing to Donald A. Bodner, Secretary, Frisch’s Restaurants, Inc., 2800 Gilbert Avenue, Cincinnati, Ohio 45206-1206, or by calling (513) 559-5216.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

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FRISCH'S RESTAURANTS, INC. 2800 GILBERT AVENUE CINCINNATI, OH 45206

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903

Use any touch-one telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on August 23, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M49020-P29724	KEEP THIS PORTION FOR YOUR RECORDS.
DETACH AND RETURN THIS PORTION ONLY.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FRISCH'S RESTAURANTS, INC.

The Board of Directors of Frisch’s Restaurants, Inc. recommends that you vote FOR Proposals 1, 2 and 3.

		For	Against	Abstain
1.	Approval of the Agreement and Plan of Merger, dated as of May 21, 2015, among Frisch’s Restaurants, Inc., FRI Holding Company, LLC, and FRI Merger Sub, LLC.	☐	☐	☐

2.	Approval, on a non-binding, advisory basis, of Certain Named Executive Officer Compensation Matters.	☐	☐	☐

3.	Approval of an adjournment of the Special Meeting of Shareholders of Frisch’s Restaurants, Inc., if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Merger Proposal.	☐	☐	☐

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders, dated August 5, 2015, and the Proxy Statement furnished therewith.

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

This Proxy is solicited on behalf of the Company’s Board of Directors. The Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made but the Proxy is properly signed, this Proxy will be voted for the approval of Proposal 1, for Proposals 2 and 3.

To change the address on your account, please check the box at right and indicate your new address in the address space on the reverse side. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [Please sign within this box]	Date	Signature (if Joint Owners)	Date

SPECIAL MEETING OF THE SHAREHOLDERS OF

FRISCH’S RESTAURANTS, INC.

August 24, 2015

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Special Meeting and Proxy Statement

are available at www.frischs.com.

These items are also available at www.proxyvote.com.

Please sign, date, and mail your proxy card in the
envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. ↓

PROXY

FRISCH'S RESTAURANTS, INC.

SPECIAL MEETING OF SHAREHOLDERS AUGUST 24, 2015 AT 9:00 A.M.

This proxy is solicited by the Board of Directors.

The undersigned hereby appoints Craig F. Maier and Daniel W. Geeding, each or either of them, as the undersigned’s proxies, with full power of substitution, to represent and to vote all common stock of Frisch's Restaurants, Inc. (the "Company") which the undersigned is entitled to vote at the Special Meeting of Shareholders of the Company to be held at the executive offices of Frisch’s Restaurants, Inc., 2800 Gilbert Avenue, Cincinnati, Ohio 45206-1206, on Monday, August 24, 2015, at 9:00 a.m., Eastern Time, and at any and all adjournments thereof, as fully and with the same force and effect as the undersigned could do if personally present. The proxies are directed to vote the shares as set forth on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments: _____________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be signed and dated on reverse side)

AGREEMENT AND PLAN OF MERGER

among

FRI Holding Company, LLC, a Delaware limited liability company

and

FRI Merger Sub, LLC, an Ohio limited liability company

and

Frisch’s Restaurants, Inc., an Ohio corporation

dated as of

May 21, 2015

i

ii

iii

iv

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is dated as of May 21, 2015 (this “Agreement”), by and among FRI Holding Company, LLC, a Delaware limited liability company (“Parent”), FRI Merger Sub, LLC, an Ohio limited liability company, and a wholly owned subsidiary of Parent (“Merger Sub”), and Frisch’s Restaurants, Inc., an Ohio corporation (the “Company”). Each of the aforementioned entities is referred to herein as a “Party” and, together, as the “Parties.”

WITNESSETH:

WHEREAS, the Parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent in a transaction intended to qualify as a taxable stock acquisition under Section 1001 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (ii) adopted this Agreement, (iii) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (iv) resolved to recommend adoption of this Agreement by the shareholders of the Company;

WHEREAS, the sole member of Parent has adopted and approved this Agreement, and has caused Merger Sub to adopt and approve this Agreement, and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of the Company to enter into this Agreement, NRD Partners I, L.P. (“Guarantor”) has executed and delivered a guarantee in favor of the Company dated concurrently with this Agreement (the “Guarantee”), pursuant to which Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1.          THE MERGER

1.1                The Merger. Subject to the terms and conditions of this Agreement, in accordance with the laws of the State of Ohio (“Ohio Law”), at the Effective Time (as defined in Section 1.3, below), Merger Sub shall merge with and into the Company. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under Ohio Law. As of the Effective Time, the separate corporate existence of Merger Sub shall cease.

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1.2                Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by Parent and the Company (the “Closing Date”), which shall be no later than the earlier of (i) the first Tuesday after satisfaction or waiver of the conditions set forth in Article 6 (other than the delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), or (ii) September 30, 2015. The Closing will take place at the offices of Cummins & Brown LLC, 312 Walnut Street, Suite 1000, Cincinnati, Ohio 45243, unless another place is agreed to in writing by Parent and the Company.

1.3                Effective Time. The Merger shall become effective upon the filing of the Articles of Merger with the Ohio Secretary of State (the “Articles of Merger”) or at such later time as is agreed to by Parent and the Company and set forth in the Articles of Merger (the “Effective Time”).

1.4                Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Articles of Merger and Ohio Law.

1.5                Articles of Incorporation; Code of Regulations.

(a)    At the Effective Time, the Company’s Third Amended Articles of Incorporation (“Company Articles”) shall be amended in form and substance satisfactory to Parent, and, as so amended, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended.

(b)    At the Effective Time, the Company’s Amended and Restated Code of Regulations dated October 2, 2006 (“Company Regulations”) shall be amended in form and substance satisfactory to Parent, shall be the Code of Regulations of the Surviving Corporation until thereafter amended.

1.6                Directors and Officers of the Surviving Corporation.

(a)    Each of the Parties shall take all necessary action to cause the managers of Merger Sub immediately before the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the Articles of Incorporation and Regulations of the Surviving Corporation.

(b)    The officers of Merger Sub immediately before the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the Articles of Incorporation and Regulations of the Surviving Corporation.

1.7                Further Actions. If at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub, or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such parties or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

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ARTICLE 2.          CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

2.1                Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any of the following securities:

(a)    Conversion of Common Stock. Subject to the adjustments set forth in Section 2.2, each share of common stock, no par value per share, of the Company issued and outstanding immediately before the Effective Time (collectively, the “Company Common Stock” and, each, a “Share”), including all Restricted Shares (as defined in Section 2.4(a)), shall be converted automatically into the right to receive $34.00 per Share in cash (the “Merger Consideration”), without interest, except for shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares as provided for in Section 2.5 below. All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1(a) shall be automatically cancelled upon the conversion thereof and shall cease to exist, and the holders of certificates that immediately before the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration pursuant to this Section 2.1(a) upon the surrender of such certificates in accordance with Section 2.3, without interest. Stock Options and the rights associated therewith pursuant to this Agreement are described in Section 2.4 of this Agreement.

(b)    Parent- and Merger Sub-Owned Shares. Each Share that is owned directly by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect Subsidiaries, immediately before the Effective Time (the “Cancelled Shares”) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation.

(c)    Conversion of Merger Sub Membership Interests. Each membership interest in Merger Sub issued and outstanding immediately before the Effective Time shall be converted at the Effective Time into and become one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation. At the Effective Time, new stock certificates of the Surviving Corporation shall be issued and will be deemed for all purposes to represent all issued and outstanding shares of common stock of the Surviving Corporation into which membership interests in Merger Sub were converted in accordance with the immediately preceding sentence.

2.2                Changes in Capital Stock. The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and before the Effective Time.

2.3                Exchange of Certificates.

(a)    Paying Agent. At or before the Effective Time, Parent shall deposit, or shall cause to be deposited, with U.S. Bank National Association, 425 Walnut Street, Cincinnati, Ohio 45202, or, in the alternative, an agent chosen by the Parent and acceptable to the Company, to act as paying agent hereunder (the “Paying Agent”), in trust for the benefit of holders of the Shares, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately before the Effective Time, payable upon due surrender of the certificates that immediately before the Effective Time represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof) or noncertificated Shares represented by book entry (“Book-Entry Shares”) pursuant to the provisions of this Article 2 (such cash being hereinafter referred to as the “Exchange Fund”).

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(b)    Payment Procedures.

(i)          As soon as reasonably practicable after the Effective Time and in any event not later than the fifth business day following the Closing Date, the Surviving Corporation shall instruct the Paying Agent to mail to each holder of record of Shares that were converted into the Merger Consideration pursuant to Section 2.1 the following: (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually agree) and (B) instructions for use by the Shareholder in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.

(ii)         Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent, the holder of such Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive from the Exchange Fund in exchange therefor an amount in cash equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares and (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. The Merger Consideration, paid in full with respect to any Share in accordance with the terms hereof, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Share. Any portion of the Merger Consideration made available to the Paying Agent in respect of any Dissenting Shares (as defined below) shall be dealt with in accordance with Section 2.5 below.

(iii)        Each of the Paying Agent, the Company, Parent, Merger Sub and their respective Subsidiaries or agents, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement such amounts as it is required to deduct and withhold under the Code, and the regulations promulgated thereunder, or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts (A) shall be remitted by the applicable entity to the appropriate Governmental Entity (as defined in Section 3.5) within the period required under applicable Law and (B) shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made.

(c)    Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately before the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, the holder of Certificates shall be given a copy of the letter of transmittal referred to in Section 2.3(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to this Article 2.

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(d)    Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for 180 days after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.3 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e)    No Liability. Anything herein to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any holder or former holder of Shares or to any other person for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)    Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.3(d).

(g)    Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or Parent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration, without any interest thereon.

2.4                Company Stock Plan.

(a)    Immediately before the Effective Time, each share of Company Common Stock granted subject to time-based, performance or other vesting or lapse restrictions pursuant to any Company Stock Plan (as defined in Section 2.4(b)) (each, a “Restricted Share”), that is outstanding and subject to such restrictions immediately before the Effective Time, shall automatically vest and any performance conditions shall be deemed to have been satisfied to the maximum extent possible such that the recipient shall be entitled to 100% of the shares of Company Common Stock subject to such Restricted Share, and the Company’s reacquisition right with respect to each Restricted Share shall lapse, and the holder thereof shall, subject to this Article 2, be entitled to receive the Merger Consideration (as defined in Section 2.1(a)) with respect to each such Restricted Share.

(b)    The Company shall take such action as shall be required:

(i)          to cause the vesting of any unvested options to purchase Company Common Stock (“Company Stock Options”) granted under any stock option plans or other equity-related plans of the Company (the “Company Stock Plans”) to be accelerated in full immediately before the Effective Time; and

(ii)         to cause each outstanding Company Stock Option to represent, as of the Effective Time, solely the right to receive, in accordance with this Section 2.4 and subject to Section 2.3(b)(iii), a lump sum cash payment in the amount of the Option Consideration, if any, with respect to such Company Stock Option and to no longer represent the right to purchase Company Common Stock or any other equity security of the Company, Parent, the Surviving Corporation or any other person or any other consideration.

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(c)    Each holder of a Company Stock Option cancelled pursuant to Section 2.4(b)(ii) shall receive from Parent or the Surviving Corporation, in respect and in consideration of each such Company Stock Option, as soon as practicable following the Effective Time (but in any event not later than five Business Days), an amount (net of applicable Taxes) equal to the product of (i) the excess, if any, of (A) the Merger Consideration per Share over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the total number of Shares subject to such Company Stock Option (whether or not then vested or exercisable), without any interest thereon (the “Option Consideration”). In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled, without any consideration being payable in respect thereof, and shall have no further force or effect. The Option Consideration shall constitute the Merger Consideration for each Share that was subject to a Company Stock Option, and the holder of such Shares shall receive no other payment or consideration, and such Shares shall be cancelled immediately upon payment of the Option Consideration.

(d)    Following the execution of this Agreement, (i) if and as required by the Company Stock Plans, the Company shall mail to each person who is a holder of Company Stock Options a letter describing the treatment of and payment for such Company Stock Options pursuant to this Section 2.4 and providing instructions for use in obtaining payment for such Company Stock Options, and (ii) the Company shall take all actions necessary or appropriate to terminate the Company Stock Plans as of the Effective Time (including any necessary or appropriate action of the Company Board). Parent shall, or shall cause the Surviving Corporation to, at all times from and after the Effective Time maintain sufficient liquid funds to satisfy its obligations to holders of Company Stock Options pursuant to this Section 2.4.

2.5                Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.1, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 2.1(b)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Ohio Law (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder's appraisal rights under Ohio Law with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Ohio Law; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder's right to appraisal pursuant to Ohio Law or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Ohio Law, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.1(a), without interest thereon, upon surrender of such Certificate or Book-Entry Share. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Ohio Law that relates to such demand. The Company shall keep Parent fully informed of the status of all negotiations and proceedings with respect to such demands, and consult with Parent prior to making any payment with respect to, or settle or offer to settle, any such demands.

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2.6                Company Executive Savings Plan. For each share of Company Common Stock that has been allocated to participants under the Company’s Executive Savings Plan, such participant shall be entitled to receive the Merger Consideration, without interest, in the form and at the time specified by the terms of the Company’s Executive Savings Plan. Allocated Shares under the Company’s Executive Savings Plan shall be automatically cancelled and shall cease to exist upon payment of the Merger Consideration.   Any Shares under the Company’s Executive Savings Plan that have been reserved for issuance, but that have not yet been allocated to participants immediately before the Effective Time, shall be cancelled and cease to exist and no consideration shall be delivered in exchanged for the cancellation of such Shares.

ARTICLE 3.          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

For purposes of this Agreement, “Company Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that is or would reasonably be expected to become, individually or in the aggregate, (a) materially adverse to the business, assets, condition or results of operations of the Company taken as a whole, or (b) materially impairs or prevents or materially delays the ability of the Company to consummate the transaction contemplated by this Agreement; provided, however, that none of the following events, changes, circumstances, or statements of fact, either alone or in combination, will constitute a Company Material Adverse Effect under this definition: (i) those events generally affecting the industry of the Company or the economy or financial or securities markets of the United States, including effects resulting from any regulatory or political conditions or developments in general (unless such events, changes, circumstances, occurrences, effects and states of fact have a disproportionate impact on the Company taken as a whole); (ii) any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism; (iii) changes or proposed changes in Law or GAAP (unless such changes or proposed changes have a disproportionate impact on the Company taken as a whole); (iv) any change in the market price or trading volume of any securities of the Company; (v) any change of or failure to meet, in and of itself, any internal or public projections, forecasts, budgets or estimates of or relating to the Company for any period; (vi) any hurricane, tropical storm, flood, forest fire, earthquake, winter storm, snow storm, or any similar natural disaster; (vii) the execution, announcement, performance and existence of this Agreement; (viii) any action taken or not taken by the Company at the request of or with the approval of the Buyer; or (ix) any action taken by Parent, Merger Sub or any of their Affiliates.

The Company represents and warrants to Parent and Merger Sub that as of the date of this Agreement and at the Effective Time (as and if called for in the manner set forth in this Agreement), except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Schedule”) (it being understood that any information set forth on one section or subsection of the Company Disclosure Schedule shall be deemed to apply and quality the section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection):

3.1                Organization; Standing; Power. The Company is a corporation duly organized and validly existing under Ohio Law, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and is in good standing (where applicable as a legal concept) as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing that would not be reasonably expected to have a Company Material Adverse Effect.

3.2                Capitalization.

(a)    The authorized capital stock of the Company consists of 15,000,000 shares, consisting of 12,000,000 shares of Company Common Stock and 3,000,000 shares of Company Preferred Stock. The rights and privileges of each class of the Company’s capital stock are as set forth in the Company Articles. As of the close of business on the date hereof, (i) 5,131,579 shares of Company Common Stock were outstanding, and (ii) no shares of Company Preferred Stock were outstanding.

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(b)    An aggregate of 38,750 shares of Company Common Stock were reserved for issuance pursuant to Company Stock Options, 95,190 shares of Company Common Stock were held as Restricted Shares (which Restricted Shares are included in the number of Shares listed in Section 3.2(a)). Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the close of business on the date hereof, of (i) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price and the date of grant, (ii) all outstanding Restricted Shares, indicating with respect to such Restricted Shares the name of the holder thereof and the number of Restricted Shares held thereby, and (iii) all other outstanding equity compensation arrangements relating to any Company Securities, including all shares of Company Common Stock that have been allocated to participants under the Company’s Executive Savings Plan, and the name of the holders thereof. The Company has made available to Parent complete and accurate copies of all Company Stock Plans, the forms of all stock option agreements evidencing Company Stock Options and the forms of all agreements pursuant to which the currently outstanding Restricted Shares were awarded.

(c)    Except (i) as set forth in this Section 3.2, and (ii) as reserved for future grants under Company Stock Plans, (A) there are no equity securities of any class of, or other voting interests in, the Company or any Subsidiary or any security exchangeable into or exercisable for such equity securities issued, reserved for issuance or outstanding, and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, shares of capital stock or other equity interests of, or voting interests in, the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests or voting rights, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement (the securities listed in clauses (A) and (B) above, collectively, “Company Securities”).

(d)    Simultaneously with entering into this Agreement, Craig F. Maier and Karen F. Maier have each signed a Voting Agreement, in the form substantially approved by Parent, agreeing to vote each Share held by such person in favor of the transactions contemplated in this Agreement, subject to the reservations and conditions stated in each Voting Agreement. Except for those certain Voting Agreements identified on Section 3.2(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any Company Securities.

(e)    All outstanding Company Securities, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Ohio Law, the Company Articles or the Company Regulations, or any agreement to which the Company is a party or is otherwise bound. All outstanding Company Securities have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

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(f)    There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or to provide funds to the Company or any Subsidiary for any such purpose other than as provided in award agreements relating to Company Stock Options or Restricted Shares as they relate to using shares of Company Common Stock to pay withholding of income Taxes at the minimum statutory levels.

(g)    There was no outstanding indebtedness for borrowed money of the Company or its Subsidiaries other than as reflected in the consolidated balance sheet of the Company as of June 3, 2014, or as filed with the Company SEC Form 10-Q for the period ended March 10, 2015, or incurred in the ordinary course of business consistent in all material respects with past practice after the date of the such balance sheet.

3.3                Subsidiaries.

(a)    Section 3.3(a) of the Company Disclosure Schedule sets forth, the name and jurisdiction of organization for each Subsidiary. For purposes of this Agreement, the term “Subsidiary” means, with respect to any Party, any corporation, partnership, trust, limited liability company or other noncorporate business enterprise in which such Party (or another Subsidiary of such Party) holds stock or other ownership interests representing more than 50% of the voting power of all outstanding stock or ownership interests of such entity.

(b)    Each Subsidiary of the Company is duly organized, validly existing and in good standing (where applicable as a legal concept) under the Laws of the jurisdiction of its organization, has all requisite company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing (where applicable as a legal concept) as a foreign company in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing that would not be reasonably expected to have a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances. Except as set forth on Section 3.3(b) of the Company Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There is no outstanding equity compensation with respect to any Subsidiary of the Company. Except as listed on Section 3.3(b) of the Company Disclosure Schedule, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

(c)    The Company does not control, directly or indirectly, or have any material direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not a Subsidiary of the Company, other than as set forth on Section 3.3(c) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries has any funding commitment with respect to any of the entities or investments described in Section 3.3(c) of the Company Disclosure Schedule except as set forth in the governing documents for such entities or investments, all of which have been made available to Parent.

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3.4                Authority; No Violation.

(a)    The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement by the minimum affirmative vote required by applicable Law of the holders of the outstanding shares of Company Common Stock entitled to vote at such meeting (the “Requisite Shareholder Approval”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly authorized by the Company Board. The Company Board has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and its shareholders, has passed resolutions adopting this Agreement and the transactions contemplated hereby, has directed that the Agreement be submitted to the Company’s shareholders for consideration at a duly held meeting of such shareholders and has recommended that the Company’s shareholders vote in favor of the approval of this Agreement and the transactions contemplated hereby (“Company Board Recommendation”). Except for the Requisite Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and subject to general principles of equity whether applied in a court of law or a court of equity (the “Bankruptcy and Equity Exception”)).

(b)    Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Articles or the Company Regulations, or (ii) assuming that the Requisite Shareholder Approval and the consents, approvals and filings referred to in Section 3.5 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation or Order (as defined in Section 3.9(b)) applicable to the Company, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Company Material Contract (as defined in Section 3.14(a)), except, in the case of clause (B) of this Section 3.4(b), as set forth on Section 3.4(b) of the Company Disclosure Schedule or that would not be reasonably expected to have a Company Material Adverse Effect. Section 3.4(b) of the Company Disclosure Schedule identifies all leases for real property to which the Company or any of its Subsidiaries is a party for which consent of the landlord is required in connection with the Merger and that are material to the Company’s business.

3.5                Consents and Approvals. No consents or approvals of or filings or registrations with any federal, state or foreign court, arbitrational tribunal, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (each, a “Governmental Entity”) are necessary in connection with the execution and delivery of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except for (a) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or any other antitrust Law, (b) the filing of the Articles of Merger with the Ohio Secretary of State pursuant to Ohio Law, (c) filings required under, and compliance with the requirements of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (d) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws or the rules and regulations of the New York Stock Exchange, and (e) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings that, if not obtained or made, would not be reasonably expected to have a Company Material Adverse Effect.

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3.6                SEC Filings; Financial Statements; Information Provided.

(a)    The Company has filed, or furnished, as the case may be, all registration statements, forms, reports and other documents (including exhibits and all information incorporated therein) required to be filed by the Company with, or furnished by the Company to, the Securities and Exchange Commission (the “SEC”) since December 31, 2009. All such registration statements, forms, reports and other documents (including exhibits and all information incorporated therein) filed or furnished after such date (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” Except for the Company’s quarterly report on Form 10-Q filed with the SEC for the period ended December 16, 2014 (the “Q2 Fiscal 2015 Report”), the Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in comment letters received from the SEC or its staff. There has been no material correspondence between the SEC and the Company since December 31, 2009 that is not available on the SEC’s Electronic Data Gathering and Retrieval database. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b)    Except for the matters described in the Company’s Q2 Fiscal 2015 Report and the Company’s quarterly report on Form 10-Q filed with the SEC for the period ended March 10, 2015 (the “Q3 Fiscal 2015 Report”), each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or incorporated by reference or to be contained or incorporated by reference in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

(c)    The information to be supplied by or on behalf of the Company for inclusion in the proxy statement to be sent to the shareholders of the Company in connection with the Company Shareholder Meeting (as defined in Section 5.5(a)) (as amended or supplemented from time to time and including any document incorporated by reference therein, the “Proxy Statement”) shall not, on the date the Proxy Statement is first mailed to shareholders of the Company or on any other date of filing with the SEC, or at the time of the Company Shareholder Meeting, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they were or shall be made, or omits to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholder Meeting that has become false or misleading; provided, however, that the Company makes no representation or warranty to Parent as to the accuracy of any information described in Section 4.4 of this Agreement. The Proxy Statement will comply in all material respects with the requirements of the Exchange Act. If at any time before the Company Shareholder Meeting any fact or event relating to the Company or any of its Affiliates that should be set forth in an amendment or supplement to the Proxy Statement should be discovered by the Company or should, to the Company’s knowledge, occur, the Company shall, promptly after becoming aware thereof, inform Parent of such fact or event and take all actions necessary to so amend or supplement the Proxy Statement. For purposes of this Agreement, the term “Affiliate” when used with respect to any party means any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

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(d)    Except for the matters described in the Company’s Q2 and Q3 Fiscal 2015 Reports, the Company maintains (i) disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act, which disclosure controls and procedures are effective to ensure that all information required to be disclosed by the Company, including its Subsidiaries, in the reports that it files or submits under the Exchange Act, is accumulated and communicated to the Company’s management, including its Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure; and (ii) a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company or its Subsidiaries that could have a material effect on the financial statements.

(e)    Except as disclosed in the Q2 and Q3 Fiscal 2015 Reports: (i) the Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended June 3, 2014, and such assessment concluded that such controls were effective, (ii) the Company has continued to maintain an effective system of internal controls and there were no changes in the Company’s internal control over financial reporting since June 3, 2014 that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting, and (iii) since December 31, 2009, neither the Company nor, to the knowledge of the Company, the Company’s independent registered accountant has identified or been made aware of: (a) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company; (b) any illegal act or fraud, whether or not material, that involves the Company’s management or other employees; or (c) any claim or allegation regarding any of the foregoing.

(f)    Except as disclosed in the Q2 and Q3 Fiscal 2015 Reports, since December 31, 2009, subject to any applicable grace periods, the Company and each of its officers and directors have been in compliance in all material respects with (i) the applicable listing, corporate governance and other rules and regulations of the New York Stock Exchange, (ii) the applicable provisions of Sarbanes-Oxley Act of 2002, as amended and including the rules and regulations promulgated thereunder, and (iii) all requirements under rules under the Exchange Act. Neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” to directors or executive officers of the Company or any of its Subsidiaries.

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(g)    Neither the Company nor of its Subsidiaries is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar agreement where the result, purpose or intended effect of such agreement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in any of the Company’s published financial statements or other Company SEC Reports.

(h)    Except as disclosed in the Q2 and Q3 Fiscal 2015 Reports, to the knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company or its Subsidiaries.

3.7                No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s financial statements as of and for the period ended June 3, 2014 (as amended or restated, if applicable) or the notes thereto included in the Company’s annual report on Form 10-K filed with the SEC on August 7, 2014, (b) as reflected or reserved against in the Company’s financial statements as of and for the periods ended September 23, 2014 and December 16, 2014 (as amended or restated, if applicable) or the notes thereto included in the Company’s quarterly report on Form 10-Q filed with the SEC on October 30, 2014 and March 13, 2015, respectively (c) for current liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of such financial statements, (d) for liabilities incurred on behalf of the Company or any Subsidiary in connection with this Agreement and (e) for liabilities or obligations that have been discharged or paid in full, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due, that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, other than those which would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.8                Absence of Certain Changes or Events. Except as set forth in the Company SEC Reports, since June 3, 2014:

(a)    No event has occurred that has had or is reasonably expected to have, either individually or in the aggregate with all other events, a Company Material Adverse Effect; and

(b)    The Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

3.9                Legal Proceedings.

(a)    Except as disclosed on Section 3.9(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there is no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceeding, claim, action, charge, complaint, petition, representation, assessment or governmental or regulatory investigation of any nature (“Proceeding”) against the Company or any of its Subsidiaries or any of their officers or directors in their capacities as such, and, to the Company’s knowledge, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of a Proceeding.

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(b)    Except as disclosed on Section 3.9(b) of the Company Disclosure Schedule, to the Company’s knowledge, there is no injunction, judgment, decree, ruling, opinion, writs, decision, determination, directive, or regulatory restriction (other than those of general application that apply to similarly situated companies or their Subsidiaries) imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (“Order”).

3.10              Compliance with Laws.

(a)    Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries are, and have been since January 1, 2010, in compliance with, not in violation of, and have not received any written notice alleging any violation with respect to, any state or federal statutes, laws, common laws, ordinances, codes, rules, Orders, regulations, governmental guidelines or interpretations having the force of law, permits, licenses, franchises, regulations, and orders of Governmental Entities (collectively, “Laws”) with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failure to comply or violations that would not (i) reasonably be expected to have a Company Material Adverse Effect, or (ii) as of the date hereof, prevent or materially impair or delay the consummation of the Merger. To the Company’s knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a material violation by the Company or any of its Subsidiaries of, or a failure on the part of Company or any of its Subsidiaries to materially comply with, any Laws. Neither the Company nor any of its Subsidiaries has received a written notice from any Governmental Entity indicating an intention to conduct any investigation or review, and, to the Company’s knowledge, no current investigation or review by any Governmental Entity is threatened regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Laws.

(b)    Section 3.10(b) of the Company Disclosure Schedule contains a complete and accurate list of all grants, authorizations, licenses, permits, registrations, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company or any of its Subsidiaries to own, lease and operate the properties of the Company and its Subsidiaries or to carry on its business as it is now being conducted (the “Company Permits”). Each of the Company and its Subsidiaries is in possession of all Company Permits and no suspension or cancellation of any material Company Permits is pending, except where the failure to have or the suspension or cancellation of any Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s knowledge, no event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result, directly or indirectly, in a material violation of, or a failure to comply with, any term or requirement of any Company Permits.

3.11              Tax Matters.

(a)    Each of the Company and its Subsidiaries (i) has duly and timely filed (including all applicable extensions) all income Tax Returns and all other material Tax Returns required to be filed by it on or before the date of this Agreement (all such returns being accurate and complete in all material respects), (ii) has paid or caused to be paid all Taxes shown thereon as arising and due, and (iii) has duly paid or made provision in accordance with GAAP for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities (including, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes that are not yet delinquent, that have not been finally determined or that are being contested in good faith and for which no provision or reserve is required in accordance with GAAP.

(b)    The Company and its Subsidiaries have given or otherwise made available to Parent true, correct and complete copies of all Tax Returns required to be filed by the Company for any tax period ending after June 1, 2010. The Company and its Subsidiaries have complied in all material respects with all applicable information reporting and withholding requirements with respect to Taxes (including withholding of Taxes in connection with amounts paid or owing to any employee, former employee or independent contractor).

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(c)    Except as disclosed on Section 3.11(c) of the Company Disclosure Schedule, (i) the Company and its Subsidiaries are not currently under examination or audit by the Internal Revenue Service (“IRS”), (ii) there are no material Proceedings pending, or asserted, for Taxes or assessments upon the Company or any of its Subsidiaries for which the Company does not have reserves that are adequate under GAAP, (iii) there is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes, and (iv) neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax-sharing, -allocation or –indemnification agreement or arrangement, excluding any such agreement or arrangement (x) exclusively between or among the Company and its Subsidiaries, (y) entered into in the ordinary course of business and the principal subject of which is not Taxes or liability for Taxes, or (z) where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary nature of which is not Tax sharing or indemnification.

(d)    Except for Permitted Liens, there are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries. Within the past five years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Except as disclosed on Section 3.11(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is required to include in income for a taxable period beginning after the Closing Date any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS with respect to taxable periods beginning after the Closing Date, and no pending request for permission to change any accounting method has been submitted to the IRS by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(e)    As used in this Agreement, the term “ Tax” or “Taxes” means (i) all federal, state, local and foreign income, estimated, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup-withholding, value-added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon, (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) and (iii) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other person, or any successor or transferee liability, in respect of any items described in clause (i) or (ii) above.

(f)    As used in this Agreement, the term “Tax Return” means a report, return or other information (including any amendments) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its Subsidiaries.

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3.12              Employee Benefit Matters.

(a)    Section 3.12(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and including the regulations promulgated thereunder (“ERISA”), as well as each employee or director benefit or compensation plan, arrangement or agreement and each employment, consulting, bonus, incentive or deferred compensation, vacation, equity-based, severance, termination, retention, change-in-control, profit-sharing, material fringe benefit, health, welfare, death or disability benefit plan, program, agreement or arrangement for the benefit of any current, former or retired employee, service provider or director of the Company or any of its Subsidiaries entered into, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is obligated to contribute or has any liability (such plans, programs, agreements, arrangements and commitments, collectively, the “Company Benefit Plans”). Other than the Company’s Subsidiaries, there are no other entities that together with the Company would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each such entity, an “ERISA Affiliate”).

(b)    With respect to each Company Benefit Plan, the Company has made available to Parent and Merger Sub true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Company Benefit Plan (or a description, if the Company Benefit Plan is not written); (ii) any summary plan description and summaries of material modification; (iii) any related trust agreements, insurance contracts or documents of any other funding arrangements; (iv) all amendments, modifications or supplements to any such document; (v) the most recent actuarial report and financial statements, if any are required by applicable Law; (vi) with respect to any Company Benefit Plan intended to be “qualified” under Section 401(a) of the Code, the most recent determination letter from the IRS; (vii) the most recent Form 5500 required to have been filed with the U.S. Department of Labor, including all schedules thereto; and (viii) any notices to or from the IRS or any office or representative of the U.S. Department of Labor or any other Governmental Entity relating to any compliance issues in respect of any such Company Benefit Plan.

(c)    To the Company’s knowledge, with respect to each Company Benefit Plan, except as set forth on Section 3.12(c) of the Company Disclosure Schedule:

(i)          each Company Benefit Plan is being and has been administered in all material respects in accordance with ERISA, the Code and all other applicable Laws and in all material respects in accordance with its terms and governing documents;

(ii)         no Proceeding or Order has been threatened, asserted, instituted or, to the Company’s knowledge, is anticipated against any of the Company Benefit Plans (other than a routine Proceeding for benefits and appeals of such Proceeding), any trustee or fiduciaries thereof, the Company (including any Subsidiary thereof), any director, officer or employee thereof, or any of the assets of any trust of any of the Company Benefit Plans;

(iii)        all contributions, premiums and other payments required to be made with respect to any Company Benefit Plan have been made on or before their due dates under applicable Law and the terms of such Company Benefit Plan;

(iv)        all obligations of the Company, each Subsidiary and ERISA Affiliate and each fiduciary under each Company Benefit Plan, whether arising by operation of Law or by contract, required to be performed under Section 4980B of the Code, as amended, and Sections 601 through 609 of ERISA, or similar state Law (“COBRA”), including such obligations that may arise by virtue of the transactions contemplated by this Agreement, have been or will be timely performed in all material respects; and

(v)         none of the Company Benefit Plans is under audit or investigation by the IRS, the U.S. Department of Labor or any other Governmental Entity.

(d)    Each Company Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code has received a favorable determination letter from the IRS to such effect and to the knowledge of the Company no condition exists that could reasonably be expected to (i) result in the revocation of any such letter, or (ii) otherwise adversely affect the qualified status of each such Company Benefit Plan.

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(e)    No Company Benefit Plan that is subject to Title IV of ERISA and the minimum funding standards of Section 412 of the Code or Section 302 of ERISA has failed to meet such minimum funding standards or otherwise failed to materially comply with Section 412 of the Code or Section 302 of ERISA. The Company and its ERISA Affiliates have not incurred any material liability to the Pension Benefit Guaranty Corporation (other than Pension Benefit Guaranty Corporation premiums, which have been paid when due) or otherwise under Title IV of ERISA or under the Code that has not been satisfied in full and to the Company’s knowledge no condition exists that could reasonably be likely to result in the Company or any of its ERISA Affiliates incurring any material liability under Title IV of ERISA. To the Company’s knowledge, no reportable event has occurred within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived.

(f)    No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA. Neither the Company nor any of its Subsidiaries or ERISA Affiliates has within the last six years (i) contributed to or had an obligation to contribute to any multiemployer plan or (ii) incurred any withdrawal liability from any multiemployer plan. Except as set forth on Section 3.12(f) of the Company Disclosure Schedule, the fair market value of the assets held under each Company Benefit Plan that is subject to Title IV of ERISA is sufficient so as to permit a “standard termination” of each such plan under Section 4041(b) of ERISA without the need to make any additional contributions to such plan. With respect to each Company Benefit Plan subject to Title IV of ERISA, the adjusted funding target attainment percentage (within the meaning of Section 436 of the Code) for the plan year of the plan that includes the date of this Agreement, as certified by the plan’s actuary, is not less than 80%. The sum of the (i) excess of the present value of accrued benefits under any Company Benefit Plan that is subject to Title IV of ERISA over the current value of assets of such Company Benefit Plan, as of the most recent valuation date for such Company Benefit Plan, and (ii) any amounts not contributed to a “rabbi” trust or individual grantor trust with respect to the Company's Supplemental Executive Retirement Plan, and the Company's Nonqualified Deferred Compensation Plan, are described on Section 3.12(f) of the Company Disclosure Schedule.

(g)    Except with respect to the Company Benefit Plans set forth on Section 3.12(g) of the Company Disclosure Schedule and except as required by Sections 2.4 and 2.6 hereof, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current, former or retired director, executive officer, employee, consultant, independent contractor or other service provider of the Company or any of its Subsidiaries or ERISA Affiliates, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or be subject to any excise tax imposed under Section 4999 of the Code.

(h)    The Company, any other “disqualified person” (as defined in Section 4975 of the Code), any “party-in-interest” (as defined in Section 3(14) of ERISA) and, to the knowledge of the Company, any trustee or administrator of any Company Benefit Plan, have not engaged in a nonexempt “prohibited transaction,” as defined in Section 4975 of the Code and Section 406 of ERISA, in each case, that could reasonably be expected to give rise to any material tax or penalty under Section 4975 of the Code or Sections 406, 502(i) or 502(l) of ERISA.

(i)    Except as set forth on Section 3.12(i) of the Company Disclosure Schedule and except as required by Sections 2.4 and 2.6 hereof, to the Company’s knowledge, no payment made or to be made in respect of any employee or former employee of the Company or any of its Subsidiaries would reasonably be expected to be nondeductible by reason of Section 162(m) of the Code.

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(j)    To the Company’s knowledge, no Company Benefit Plan that provides deferred compensation subject to Section 409A of the Code (i) has failed to either materially comply with the requirements of Section 409A of the Code and the applicable guidance issued thereunder in form and operation; (ii) has been funded in a manner described in Section 409A(b) of the Code; and (iii) provides for the gross-up of any person with respect to any failure to comply with Section 409A of the Code.

(k)    Except as disclosed in Section 3.12(k) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries (i) provides health or welfare benefits for any retired or former employee or (ii) is obligated to provide health or welfare benefits to any active employees after their retirement or other termination of service, unless required to do so under COBRA.

3.13              Labor Matters.

(a)    To the Company’s knowledge, the Company and its Subsidiaries are and have been since January 1, 2010, in material compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers’ compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of Taxes and continuation coverage with respect to group health plans. Since January 1, 2010, there has not been, and there is not pending or, to the knowledge of the Company, threatened, any material labor dispute, work stoppage, labor strike or lockout against the Company or any of its Subsidiaries by employees.

(b)    As of the date hereof no employee of the Company or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. As of the date hereof, to the knowledge of the Company, there has not been any activity on behalf of any labor organization or employee group to organize any such employees. As of the date hereof, there is no (i) unfair labor practice Proceeding against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and, to the knowledge of the Company, no such Proceeding is threatened, (ii) Proceeding pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievance or pending Proceeding against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(c)    Section 3.13(c) of the Company Disclosure Schedule sets forth a true, complete and correct list of the following information for each employee of the Company and each of its Subsidiaries with the title regional director, vice president or above (collectively, the “Key Employees”) as of the Business Day immediately preceding the date hereof: name; employing entity; job title; primary work location; and the Company’s or its Subsidiary’s classification of such employee as exempt or not exempt from applicable minimum wage and overtime Laws. Except as disclosed in Section 3.13(c) of the Company Disclosure Schedule, all employees and independent contractors, and other individual service providers of the Company or its Subsidiaries are employed or retained on an “at-will” basis and can be terminated at any time, upon any grounds permitted under applicable Laws.

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3.14              Contracts.

(a)    Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all contracts and agreements to which the Company or any of its Subsidiaries is a party:

(i)          in connection with which or pursuant to which the Company and its Subsidiaries paid, in the aggregate during the fiscal year ended June 3, 2014, more than $500,000 to any vendor for merchandise resold by the Company and its Subsidiaries;

(ii)         in connection with which or pursuant to which, the Company or any of its Subsidiaries will be required to make payments or incur costs in excess of $200,000 in either of the next two years;

(iii)        any Franchise Agreements (as defined in Section 3.24(b));

(iv)        that is a services agreement, equipment lease, logistics agreement, information technology agreement, agreement related to software or intellectual property license (other than any architectural or construction-related contract) in connection with which or pursuant to which the Company and its Subsidiaries paid, in the aggregate during the fiscal year ended June 3, 2014, more than $500,000 to any person;

(v)         related to indebtedness for borrowed money owed by the Company or any of its Subsidiaries having an outstanding amount in excess of $500,000 individually, other than any such indebtedness between or among any of the Company and any of its Subsidiaries;

(vi)        that prohibits or otherwise restricts, in any material respect, the Company or any of its Subsidiaries from freely engaging in business, or competing with any person, anywhere in the world, including as provided in the agreement with Big Boy Restaurants International, LLC;

(vii)       that requires the Company or any of its Subsidiaries to purchase from or engage a third-party for all of the Company’s requirements for a given product or service, or obligates the Company or any of its Subsidiaries to conduct business on an exclusive basis with any third party, or upon consummation of the Merger will obligate Parent, the Surviving Corporation or any of their respective Subsidiaries to conduct business on an exclusive basis with any third party;

(viii)      that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC (“Regulation S-K”)) with respect to the Company and its Subsidiaries, whether or not filed with the SEC;

(ix)         that is an employment or consulting agreement with any executive officer or other employee of the Company or any of its Subsidiaries or member of the Company Board (or any former employee, executive officer or board member, to the extent such contract has continuing obligations as of the date hereof);

(x)           that is a joint venture, partnership, limited liability company or other similar agreement or arrangement in which the Company or any of its Subsidiaries is still a member, partner or shareholder in connection with which the Company or any of its Subsidiaries has a recorded balance (on a GAAP basis) of more than $500,000;

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(xi)         providing for indemnification or any guaranty by the Company or any Subsidiary thereof, that is material to the Company and its Subsidiaries, individually, other than (x) any guaranty by the Company or a Subsidiary of any of the obligations of the Company or another wholly-owned Subsidiary, or (y) providing for indemnification of customers, directors, officers or other persons in the ordinary course of business;

(xii)        that involves the acquisition from another person or disposition to another person (other than acquisitions or dispositions of inventory, merchandise, products, services, properties and other assets in the ordinary course of business), of assets or capital stock or other equity interests for outside of the ordinary course of business;

in the case of clauses (i) through (xii), other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days’ notice without material liability or financial obligation to the Company or any of its Subsidiaries (collectively, the “Company Material Contracts”). The Company has made available to Parent and Merger Sub a complete and accurate copy of each Company Material Contract.

(b)    Each Company Material Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and, to the knowledge of the Company, any counterparty thereto, and is in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition that, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract which violation or default would reasonably be expected to result in a Company Material Adverse Effect.

(c)    Except for any conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that would not reasonably be expected to have a Company Material Adverse Effect or as set forth in Section 3.4(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien (other than a Permitted Lien) on the Company’s or any of its Subsidiary’s assets under, any of the terms, conditions or provisions of any Company Material Contract.

(d)    To its knowledge, neither the Company nor any of its Subsidiaries has entered into any transaction after January 1, 2010 that would be subject to disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in the Company SEC Reports.

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3.15              Property.

(a)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries has good and valid title to all of its tangible assets listed in Section 3.15(a)(i) of the Company Disclosure Schedule, free and clear of all mortgages, security interests, pledges, liens and charges (collectively, “Liens”), other than the following (each a “Permitted Lien” or collectively “Permitted Liens): (i) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) inchoate mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, (iii) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially and adversely impair the continued ownership, value, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted, (iv) any liens, claims or judgments of a monetary nature, except as otherwise classified as Permitted Liens hereunder, which are disclosed in the financial statements of the Company in the SEC Reports as secured indebtedness, and which shall be paid at or prior to the Closing, (v) those matters provided in Section 3.15(a)(ii) of the Company Disclosure Schedule, and (vi) any mortgages, security interests, pledges, liens, charges or encumbrances on title affecting a ground lessor’s interest in any of the Leased Real Property or affecting the interest of a subtenant of Company or its Subsidiaries therein (“Lessor’s Encumbrances”). Notwithstanding anything to the contrary contained herein, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company without independent investigation or inquiry, the Company or one of its Subsidiaries has title to, or in the case of leased tangible assets, a leasehold interest in, all of its tangible assets listed in Section 3.15(a)(iii) of the Company Disclosure Schedule to the extent disclosed therein. With regard to those owned and leased tangible assets listed in Section 3.15(a)(iv) of the Company Disclosure Schedule, the Company makes no representation as to the condition of the title or leasehold status of such tangible assets.

(b)    Section 3.15(b) of the Company Disclosure Schedule sets forth a true and complete list of (i) all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”), and (ii) all real property leased by or for the benefit of the Company or any of its Subsidiaries (the “Leased Real Property”), identifying the current use(s) of each such property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has delivered or made available to Parent copies of (i) the deeds and other instruments related to title by which the Company and any of its Subsidiaries acquired such real property and interests, and copies of all title insurance policies, title exceptions, environmental reports, engineering studies, opinions, abstracts, and surveys in the possession of the Company or any of its Subsidiaries and relating to such property or interests, and (ii) all leases, subordination agreements, non-disturbance agreements and leases and all amendments and modifications thereof related to the Leased Real Property. To the Company’s knowledge, and except as other otherwise conditioned or disclosed herein and in the Company Disclosure Schedule, each of the Company and its Subsidiaries has (i) insurable title in fee simple to all Owned Real Property, and (ii) insurable leasehold title to all Leased Real Property, in each case, free and clear of all Liens, other than Permitted Liens. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no parcel of Owned Real Property, or Leased Real Property is subject to any governmental Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Entity with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed or notice thereof received. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases. To the knowledge of the Company, without independent investigation, all leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no material default under any such lease by the Company, any of its Subsidiaries or any other party thereto, nor has any event occurred that, with notice or lapse of time or both, would constitute a material default thereunder by the Company, any of its Subsidiaries or any other party thereto. To the Company’s knowledge, without independent investigation, no foreclosure proceedings are pending on any Lessor’s Encumbrance, and no ground lessor is in default of any Lessor’s Encumbrance or has otherwise failed to comply with, in any material respect, any Lessor’s Encumbrance, nor has any event occurred that, with notice or lapse of time or both, would constitute a material default under any Lessor’s Encumbrance.

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(c)    Except as set forth in this Section 3.15 and Section 3.4(a), Sections 3.15(a)(i)-(iv), and Section 3.15(b) of the Company Disclosure Schedule, to the Company’s knowledge (i) there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any of its Subsidiaries to use any Owned Real Property or Leased Real Property for the current use of such real property in all material respects, (ii) all plants, warehouses, distribution centers, structures and other buildings on the Owned Real Property or Leased Real Property are in all material respects adequately maintained and are in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost, and except for ordinary wear and tear, (iii) the building, plants, structures, and equipment of the Company and its Subsidiaries are sufficient for the continued conduct of the Company’s and the Subsidiaries’ businesses after the Closing in substantially the same manner as conducted prior to the Closing, and (iv) all buildings, plants, and structures owned by the Company or its Subsidiaries lie wholly within the boundaries of the Owned Real Property or Leased Real Property and do not encroach upon the property of, or otherwise conflict with the property rights of, any other person, except as noted on title insurance policies.

3.16              Intellectual Property.

(a)    The Company has uncontested ownership of and the right to us all trademarks and service marks involving the BIG BOY name and image, and other associated trademarks and services marks, as described in agreements with Big Boy Restaurants International, LLC (the “Big Boy Marks”), within the area comprising the states of Indiana; Kentucky; Ohio, except for the counties of Cuyahoga, Lorain, Medina, Summit, Portage, Geauga and Lake; and Tennessee, except for the counties of Anderson, Blount, Campbell, Claiborne, Cooke, Cumberland, Fentress, Grainger, Hamblen, Hancock, Jefferson, Knox, Loudon, Monroe, Morgan, Roane, Scott, Sevier and Union (the “Core Territories”). The Company and Big Boy Restaurants International, LLC have filed concurrent use registrations with the US Patent and Trademark Office to reflect a concurrent ownership in each Big Boy Mark, and have agreed to file concurrent use registration with the US Patent and Trademark Office for any future acquired or developed Big Boy Marks.

(b)    Section 3.16(b) of the Company Disclosure Schedule sets forth a true and complete list of all material registered trademarks and service marks and other material intellectual property that is the subject of any registration or filing with any Governmental Entity, and all pending applications with respect to any of the foregoing, that are owned by the Company or any of its Subsidiaries and used by the Company or any of its Subsidiaries in the conduct of their businesses as currently conducted, including the Big Boy Marks (“Company Registered IP”). Subject to concurrent registration rights with Big Boy Restaurants International, LLC for the Big Boy Marks, each item of Company Registered IP is owned exclusively by the Company or one of its Subsidiaries, materially free and clear of all Liens except for Permitted Liens, subsisting, unexpired and, to the knowledge of the Company, valid and enforceable, in each case. Subject to the knowledge-qualified, noninfringement representation in Section 3.16(d)(ii) below with respect to third-party patents, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all trademarks, service marks, trade names, domain names, copyrights, patents, trade secrets and other intellectual property of any kind (whether registered or unregistered) used in their businesses as currently conducted and that are material to the businesses of the Company and its Subsidiaries taken as a whole as currently conducted, including the Big Boy Marks (collectively, the “Company Intellectual Property”).

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(c)    Section 3.16(c) of the Company Disclosure Schedule sets forth a true, complete and correct list of all territorial restrictions on the Company’s ownership of, or right to use, sublicense or grant Franchises for third-parties to use or sublicense, any Company Intellectual Property, including the restrictions on the Company’s use of the Big Boy Marks outside of the Core Territories (“Restricted Territories”). Outside of the Restricted Territories, there are no territorial limitations on the Company’s ownership, use, or ability to sublicense or grant Franchises using, or grant others the right to sublicense or grant Franchises using, any Company Intellectual Property.

(d)    (i) There is no pending or, to the knowledge of the Company, threatened Proceeding or Order by any person alleging infringement, misappropriation, dilution or territorial encroachment by the Company or any of its Subsidiaries of/on the intellectual property rights of any person or challenging the validity, enforceability or ownership of any Company Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries or the right to use to any other Company Intellectual Property; (ii) the conduct of the businesses of the Company and its Subsidiaries (A) has not infringed, misappropriated or diluted any intellectual property rights (other than patents) and has not encroached on any Restricted Territory, (B) does not infringe, misappropriate or dilute, any intellectual property rights (other than patents) or encroach on any Restricted Territory, and (C) to the knowledge of the Company, does not infringe, misappropriate or dilute any patents of any person; (iii) there is no pending Proceeding or Order made by the Company or any of its Subsidiaries alleging infringement, misappropriation or other violation by others of the Company Intellectual Property, owned by or exclusively licensed to the Company or any of its Subsidiaries, including encroachment on the Core Territories; (iv) to the knowledge of the Company, no person is infringing, misappropriating or diluting any Company Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries, or is encroaching on the Core Territories; (v) the consummation of the Merger and the other transactions contemplated by this Agreement will not result in the loss of, or give rise to any right of any person to terminate or modify any of the Company’s or any Subsidiaries’ rights or obligations under, any agreement under which the Company or any of its Subsidiaries grants to any person, or any person grants to the Company or any of its Subsidiaries, a license or right under or with respect to any Company Intellectual Property, including the Company’s rights to use the Big Boy Marks in the Core Territories; and (vi) no Company Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding Order restricting or limiting the use, exploitation or licensing thereof by the Company or any of its Subsidiaries, except that the Big Boy Marks are subject to concurrent registration rights with Big Boy Restaurants International, LLC.

(e)    The Company and each of its Subsidiaries has taken commercially reasonable steps to maintain the Company Intellectual Property, including by timely filing any necessary concurrent use registrations for the Big Boy Marks, and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property.

3.17              Environmental Matters.

(a)    Except as set forth in Section 3.17(a)(i) of the Company Disclosure Schedule, and except as has not had and would not reasonably expect to have, individually or in the aggregate, a Company Material Adverse Effect, and without independent investigation as to the Owned Real Property and Leased Real Property as set forth on Section 3.17(a)(ii), to the Company’s knowledge, (i) there is no Proceeding or Order or notice of any kind with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any liability or obligation of the Company or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety Law, relating to pollution or protection of human health or the environment including, without limitation, regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos or asbestos containing materials, or polychlorinated biphenyls, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of such substances and materials (collectively, “Environmental Laws”) including, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, (ii) to the knowledge of the Company, without independent investigation, neither the Company nor any of its Subsidiaries are in violation of any Environmental Law, and there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any Proceeding, Order or remediation by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of the Company or any of its Subsidiaries, and (iii) to the Company’s knowledge, neither the Company nor any of its Subsidiaries is subject to any agreement, Order, letter or memorandum by or with any Governmental Entity or third party imposing any material liability or obligation with respect to any of the foregoing.

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(b)    Except as set forth in Schedule 3.17(a) of the Company Disclosure Schedule referenced above, and except as has not had and would not reasonably expect to have, individually or in the aggregate, a Company Material Adverse Effect, to the Company’s knowledge, without independent investigation, the Company and its Subsidiaries are, and have been, in material compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable environmental Laws for the operation of the business of the Company and its Subsidiaries as currently conducted. Neither the Company nor any of its Subsidiaries has (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any hazardous substances that are regulated under environmental Laws, except in compliance with environmental Laws, at any real property owned or leased by the Company or any of its Subsidiaries, or (ii) to the Company’s knowledge, without independent investigation, exposed any employee or any third party to any hazardous substances that are regulated under environmental Laws under circumstances reasonably expected to give rise to any material liability or obligation under any Environmental Laws, except as otherwise set forth in Schedule 3.17(a) of the Company Disclosure Schedule.

3.18              Insurance. The Company and its Subsidiaries maintain insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. All such material insurance policies (i) are in full force and effect, (ii) since the most recent renewal date, no notice of cancellation, premium increase, or material modification has been received, (iii) are to the Company’s knowledge provided by carriers who are financially solvent, and (iv) have not been subject to any lapse in coverage. There are no claims related to the business conducted by, or any assets or properties owned or leased by, the Company and its Subsidiaries pending under any such insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of the Company or any of its Subsidiaries or Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such insurance policy.

3.19              No Rights Plan. There is no shareholder rights plan, “poison pill” antitakeover plan or other similar agreement or plan in effect to which the Company is a party or is otherwise bound.

3.20              Broker’s Fees. Neither the Company nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 3.20 of the Company Disclosure Schedule and pursuant to letter agreements, true, complete and correct copies of which have been previously delivered to Parent and Merger Sub.

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3.21              Opinion of Financial Advisor. The Company Board has received an opinion from Raymond James & Associates, Inc. to the effect that, as of the date of the opinion and based upon and subject to the matters considered, procedures followed, assumptions made, qualifications and limitations on its review as set forth therein, the Merger Consideration to be received by the shareholders of the Company (other than the holders of Cancelled Shares and Dissenting Shares) is fair to such shareholders from a financial point of view, and that as of the date of this Agreement such opinion has not been withdrawn, revoked or modified.

3.22              Certain Business Practices. To the Company’s knowledge, neither the company nor any of its Subsidiaries, nor any director or officer of the Company or any of its Subsidiaries acting for or on behalf of the Company or any of its Subsidiaries, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (d) made any other unlawful payment where, in the case of clause (a), (b), (c) or (d), such payment or action would be reasonably expected to have a Company Material Adverse Effect.

3.23              Related Party Transactions. Except as disclosed in Section 3.23 of the Company Disclosure Schedule, no executive officer or director of the Company or any of its Subsidiaries or any person owning 5% or more of the shares of Company Common Stock (or any of such person's immediate family members or Affiliates or associates) is a party to any agreement with or binding upon the Company or any of its Subsidiaries or any of their respective assets, rights or properties or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

3.24              Franchise Matters. For purposes of this Agreement, “Franchise” means any “franchise” or “business opportunity” as defined under any applicable Franchise Laws, and (ii) “Franchise Laws” means (a) the Federal Trade Commission Rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures,” 16 C.F.R. Part 436 (1979) for the time period up to June 30, 2008, (b) the Federal Trade Commission Rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 C.F.R. Part 436 (2007) for the time period on and after July 1, 2008, (c) the Federal Trade Commission Rule entitled “Disclosure Requirements and Prohibitions Concerning Business Opportunities,” 16 C.F.R. Part 437 (2007), (d) the Uniform Franchise Offering Circular Guidelines adopted by the North American Securities Administrators Association on April 25, 1993 for the time period up to June 30, 2008, (e) the 2008 Franchise Registration and Disclosure Guidelines adopted by the North American Securities Administrators Association on July 1, 2008 for the time period on and after July 1, 2008, and (e) any other federal, state, local or foreign constitution, statute, law, ordinance, rule, authorization or regulation promulgated or issued by a Governmental Entity that governs, regulates or otherwise affects the offer or sale of franchises or business opportunities.

(a)    Except as disclosed in Section 3.24(a) of the Company Disclosure Schedule, to the Company’s knowledge, within the Core Territories, the Company is the only person that currently operates, has operated, or has the right to offer or grant Franchises for, Frisch’s Big Boy restaurants. Other than the Company, no Subsidiary or Affiliate of the Company, has ever offered or sold Franchises for Frisch’s Big Boy restaurants.  Neither the Company, nor any Subsidiary or Affiliate of the Company, currently operates or has ever operated any franchise system other than the Franchise System, or granted any person a Franchise in any line of business other than the Franchise System.

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(b)    Section 3.24(b) of the Company Disclosure Schedules sets forth a true, complete and correct list of:

(i)          all Franchises currently operating under the franchise system offered by the Company for Frisch’s Big Boy restaurants (the “Franchise System”) under the terms of any agreement, document, arrangement, or understanding whether written or oral, which are directly or indirectly related to the grant of a Franchise by the Company, or the grant of any future rights to acquire from the Company, or develop, a Franchise (each a “Franchise Agreement”);

(ii)         all persons currently operating a Franchise under the Franchise System (“Franchisees”);

(iii)        any currently effective arrangements including operating agreements with any Franchisee to make payments other than as specified in their Franchise Agreement.

(c)    Except as disclosed in Section 3.24(c) of the Company Disclosure Schedule, no person has any unexercised right or obligation to develop a Franchise under the Franchise System in the future, has received any territorial exclusivity or development rights related to the Franchise System, or has been granted any other form of exclusive or protected territory.

(d)    No Franchisee is entitled to any rebate, payment, reimbursement or other consideration from the Company or any of its Subsidiaries or Affiliates, in connection with the sale of products or services to such Franchisee, whether such sale was made by the Company, its Subsidiaries or Affiliates, or any third-party supplier of goods and services, which in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(e)    The Company and its Subsidiaries have materially complied with all Franchise Laws relating to franchise sales and disclosure, licensing and registration of the Franchise System as currently operated. None of the Company or its Subsidiaries has furnished any materials or information that could be construed as “earnings claim” information or “financial performance representation” information in violation of the requirements specified in the applicable Franchise Laws to any person the Company is considering granting a Franchise. Each Franchisee was delivered a copy of the appropriate uniform franchise offering circular or franchise disclosure document issued or otherwise used by Company in connection with the offer and sale of Franchises, in accordance with applicable Franchise Laws.

(f)    Except as set forth on Section 3.24(f) of the Company Disclosure Schedule, the Company and its Subsidiaries are presently in material compliance with all Franchise Agreement obligations or requirements, and the consummation of the transactions contemplated hereby will not affect the validity of any Franchise Agreements. Each Franchise Agreement has been duly executed by the Company or its Subsidiary, constitutes the valid and binding agreement enforceable by the Company or its Subsidiary in accordance with its terms, and complies with all applicable Franchise Laws and any applicable judgments, consents or decrees from any Governmental Entity having jurisdiction with respect to the offer and sale of Franchises by the Company.

3.25              No Other Representations or Warranties. Except for the representations or warranties contained in this Article 3, neither the Company nor any other person makes any other express or implied representation or warranty with respect to the Company or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or its Subsidiaries.

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3.26              Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Company Disclosure Schedules contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. To the knowledge of the Company, there is no event or circumstance which the Company has not disclosed to Parent which could reasonably be expected to have a Company Material Adverse Effect.

ARTICLE 4.          REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

For purposes of this Agreement, the term “Parent Material Adverse Effect” means any change, event, circumstance or development, in each case that, individually or in the aggregate, is materially adverse with respect to, or would be reasonably expected to have, any material adverse effect on, the ability of Parent or Merger Sub to timely consummate the transactions contemplated by this Agreement or timely perform any of their other respective obligations hereunder. Parent has made available to the Company before the date of this Agreement a true, complete and correct copy of the Articles of Incorporation and Regulations or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date of this Agreement.

Parent and Merger Sub jointly and severally represent and warrant to the Company that as of the date of this Agreement and at the Effective Time (as and if called for in the manner set forth in this Agreement), except as set forth in the disclosure schedule delivered by Parent and Merger Sub to the Company on the date of this Agreement (the “Parent Disclosure Schedule”) (it being understood that any information set forth on one section or subsection of the Parent Disclosure Schedule shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection), as follows:

4.1                Organization, Qualification, Subsidiaries, Etc. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (where applicable as a legal concept) under the Laws of the jurisdiction of its organization, has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing (where applicable as a legal concept) as a foreign company in each jurisdiction in which the character of properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except where the failure to be in good standing, or to have such power or authority, would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

4.2                Authority; No Violation.

(a)    Each of Parent and Merger Sub has all requisite power and authority to enter into this Agreement and, subject to the adoption of this Agreement by Parent in its capacity as the sole member of Merger Sub (the “Merger Sub Member Approval”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Parent and Merger Sub have been duly adopted and authorized by all necessary action on the part of each of Parent and Merger Sub, subject only to the required receipt of Merger Sub Member Approval. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

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(b)    The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of Parent or Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien (other than a Permitted Lien) on Parent’s or Merger Sub’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining Merger Sub Member Approval and compliance with the requirements specified in clauses (i), (ii), (iii) and (iv) of Section 4.2(c), conflict with or violate any Law or Order applicable to Parent or Merger Sub or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that would not reasonably be expected to have a Parent Material Adverse Effect.

(c)    No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of common stock of Parent are listed for trading is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for (i) the premerger notification requirements under the HSR Act or any other antitrust Law, (ii) the filing of the Articles of Merger with the Ohio Secretary of State, (iii) filings required under, and compliance with the requirements of, the Securities Act and the Exchange Act, and (iv) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings that, if not obtained or made, would be reasonably expected to have a Parent Material Adverse Effect.

(d)    No vote of the members of Parent is necessary for the consummation by Parent of the transactions contemplated by this Agreement.

4.3                Legal Proceedings. There is no Proceeding pending or, to the knowledge of Parent or Merger Sub, threatened against Parent, Merger Sub, any of their respective Affiliates or any of their respective properties or assets, at law or in equity, and there is no Order by or before any Governmental Entity, in each case that, individually or in the aggregate, would reasonably expected to have a Parent Material Adverse Effect. There is no judgment outstanding against Parent, Merger Sub or any of their respective Affiliates that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

4.4                Proxy Statement; Other Information. The information to be supplied by or on behalf of Parent and its Affiliates for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to shareholders of the Company or at the time of the Company Shareholder Meeting, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omits to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholder Meeting that has become false or misleading; provided, however, that the Company makes no representation or warranty to Parent as to the accuracy of any statements made or incorporated by reference therein by the Company or its representatives for inclusion or incorporation by reference in the Proxy Statement. If at any time before the Company Shareholder Meeting any fact or event relating to Parent or any of its Affiliates that should be set forth in an amendment or supplement to the Proxy Statement should be discovered by Parent or should, to the knowledge of Parent, occur, Parent shall, promptly after becoming aware thereof, inform the Company of such fact or event.

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4.5                Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.6                Available Funds; Financing Commitments.

(a)    The proceeds to be provided by the commitments, as identified on Schedule 4.6(b) of the Parent Disclosure Schedule (“Financing Commitments”), are sufficient to make the payments for the aggregate Merger Consideration set forth in Section 2.1(a). In no event shall the receipt or availability of any funds or financing by Parent, Merger Sub or any of their Affiliates or any other financing transactions be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement; provided, however, that no Financing Source has terminated its Financing Commitment as described in Section 6.2(d).

(b)    Schedule 4.6(b) of the Parent Disclosure Schedule contains a true and complete copy of (i) an executed commitment letter pursuant to which the equity provider has unconditionally agreed to provide Parent and Merger Sub with the amount of equity financing set forth in such letter (the “Equity Commitment Letter”); (ii) an executed agreement pursuant to which a third-party has agreed to provide the balance of funds necessary to consummate the transactions contemplated by this Agreement (the “Financing Agreement”, and together with the Equity Commitment Letter, collectively the “Financing Sources”); and (iii) letters in form and content satisfactory to the Company dated as of the execution date of this Agreement from each of the Financing Sources confirming the amounts and enforceability of such agreement or letter (collectively referred to as the “Financing”). The amounts identified in the Equity Commitment Letter and in the Financing Agreement shall represent binding commitments to fund the full amount of the Merger Consideration set forth in Section 2.1(a).

(c)    None of the Financing Commitments has been amended or modified, prior to the date hereof (except as permitted by this Agreement, or disclosed in Section 4.6 of the Parent Disclosure Schedules) and the respective obligations and commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. The Financing Commitments are in full force and effect. The Financing Commitments are the legal, valid and binding obligations of Parent and Merger Sub, as applicable, and, to the knowledge of Parent, each of the other parties thereto. The Financing Commitments are enforceable in accordance with their respective terms against Parent and Merger Sub, as applicable and, to the knowledge of Parent, each of the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Financing Commitments.

(d)    No event has occurred or circumstance exists which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub, as applicable, or to the knowledge of Parent, any other parties thereto, under the Financing Commitments.

(e)    Parent has no reason to believe that any of the conditions to the Financing contemplated in the Financing Commitments will not be satisfied or that the Financing will not be made available to Parent and Merger Sub at or prior to the Effective Time. To the reasonable belief of Parent, the terms of the Financing Agreement, are such that the “Seller” (as defined in the Financing Agreement) will more likely than not be considered the “person acquiring the property” within the meaning of Section 453(f)(3) of the Code.

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(f)    There are no side letters or other agreements, contracts or arrangements related to the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth in the Financing Commitments. Parent and Merger Sub have fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable on or prior to the date hereof pursuant to the terms of the Financing Commitments.

4.7                Agreements with Company Shareholders, Directors, Officers and Employees. Except for those certain Voting Agreements identified on Section 3.2(d), none of Parent, Merger Sub or any of their respective Affiliates is a party to any contract or agreement, or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any holder of the Company’s capital stock or any director, officer or employee of the Company or any of its Subsidiaries that in any way relates to this Agreement, the transactions contemplated by this Agreement or the post-closing operation of the Surviving Corporation.

4.8                Parent Ownership of Company Securities. Parent and its Subsidiaries do not beneficially own (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Common Stock or other securities of the Company or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

4.9                Broker’s Fees. Neither Parent nor any Subsidiary of Parent nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

4.10              Access to Information; Disclaimer. Each of Parent and Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss the business and affairs of the Company and its Subsidiaries with the management of the Company, (b) has had (i) reasonable access to the books and records of the Company and its Subsidiaries and (ii) full access to (1) the electronic dataroom maintained by the Company for purposes of the transactions contemplated by this Agreement, and (2) access to the real estate database of the Company, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company, and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in Article 3 of this Agreement and that all other representations and warranties, including any implied warranties, are specifically disclaimed. Without limiting the foregoing, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its shareholders, Affiliates or Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its Subsidiaries or their respective businesses and operations. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub will have no claim against the Company or any of its shareholders, Affiliates or Representatives with respect thereto, other than fraud in connection therewith.

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4.11              Solvency. Based on information made available to Parent by the Company, the Surviving Corporation will be Solvent as of the Effective Time and immediately after giving effect to the transactions contemplated by this Agreement, including the Financing and the payment of the aggregate Merger Consideration, any repayment or refinancing of debt contemplated in this Agreement or the Financing Commitments, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (i) as of such date will be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) as they become absolute and mature; and (ii) shall not have, as of such date, unreasonably small capital to carry on its business. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent or the Surviving Corporation.

4.12              Guarantee. Concurrently with the execution of this Agreement, Parent and Merger Sub have delivered to the Company true and correct copies of the executed Guarantee. The Guarantee is in full force and effect and constitutes the legal, valid and binding obligation of Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity, and has not been amended, withdrawn or rescinded in any respect. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Guarantor under its Guarantee.

4.13              Organization and Financial Condition of Guarantor.

(a)    Guarantor is a legal entity duly organized, validly existing and in good standing (where applicable as a legal concept) under the Laws of the jurisdiction of its incorporation or organization.  Parent and Merger Sub have delivered to Company a true and complete copy of the Limited Partnership Agreement of Guarantor.

(b)    No regularly prepared balance sheet or income statement of Guarantor exists.  As of the Closing Date, the total value of the assets of Guarantor, excluding any cash that will be used as the Merger Consideration, will be less than $15,300,000.

(c)    No person has the right to 50% or more of the profits of Guarantor, or to 50% or more of the assets of Guarantor upon dissolution.

ARTICLE 5.          COVENANTS AND AGREEMENTS

5.1                Conduct of the Company’s Business Before the Effective Time.

(a)    From and after the date hereof and before the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, and except (i) as may be required by applicable Law, (ii) as may be consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as may be expressly required or expressly permitted by this Agreement (as qualified by the Company Disclosure Schedule), or (iv) as set forth in Section 5.1(a) of the Company Disclosure Schedule, the Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice and the Company shall use all commercially reasonable efforts to (A) keep available the services of its current key employees (which, except for those policies and agreements disclosed in Section 5.1(a) of the Company Disclosure Schedule, shall not include any obligation to grant any increase in compensation or benefits or enter into any retention agreement), (B) maintain satisfactory relationships with its lenders, material suppliers, Franchisees, and others having material business relationships with it, and (C) maintain in effect the material insurance policies of the Company and its Subsidiaries as in effect on the date hereof in the ordinary course of business consistent with past practice.

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(b)    Without limiting the generality of Section 5.1(a), but subject to the exceptions contained in clauses (i) through (iv) of Section 5.1(a), the Company, on behalf of itself and its Subsidiaries, agrees that between the date hereof and the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, without the prior written consent of Parent, the Company:

(i)          shall not, and shall not permit any of its Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or any Company Securities), other than (A) regular quarterly cash dividends or distributions authorized by the Company Board, not exceeding $0.20 per Share as appropriately adjusted in the event of any stock split, reverse stock split, stock dividend, reclassification or similar transaction, or (B) dividends and distributions paid by Subsidiaries of the Company to the Company or to any of its wholly owned Subsidiaries;

(ii)         shall not, and shall not permit any of its Subsidiaries to, enter into any agreement with respect to the voting of, any Company Securities;

(iii)        shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify, any of its capital stock or issue, sell or authorize or propose the issuance or sale of any Company Securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary after consummation of such transaction;

(iv)        except as required by applicable Law, existing written agreements or the Company Benefit Plans; as in the ordinary course of business consistent with past practice; as consented to in writing by Parent or Merger Sub; or as set forth on Section 5.1(b)(iv) of the Company Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to (A) increase the compensation or other benefits payable or provided to its employees, officers or directors, except increases for employees (other than officers and directors) in the ordinary course of business, in accordance with past practices, (B) enter into any employment, change-of-control or severance agreement with any employee, officer, director or other service provider of the Company or any of its Subsidiaries, or (C) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as otherwise permitted pursuant to clauses (A) and (B) of this Section 5.1(b)(iv) or Sections 2.4 or 2.6 hereof;

(v)         shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans, advances or capital contributions to, or investments in, any other person (other than loans or advances in the ordinary course of business consistent with past practice) or make any change in its existing borrowing, lending or investment arrangements for or on behalf of any of such persons, except as required by the terms of any Company Benefit Plan and as set forth on Section 5.1(b)(iv) of the Company Disclosure Schedule;

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(vi)        shall not, and shall not permit any of its Subsidiaries to, change material financial accounting policies or procedures or any of its methods of reporting income, deductions or other items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(vii)       shall not (A) amend or propose to amend any provision of the Company Articles or Company Regulations, or (B) permit any of its Subsidiaries to amend or propose to amend any provision of such Subsidiary’s Articles of Incorporation or Regulations or similar charter or organizational documents in a manner adverse to Parent or Merger Sub or as would reasonably be expected to have a Company Material Adverse Effect, except the Company must in all cases provide Parent prior notice of such proposed amendments;

(viii)      except for transactions exclusively among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any Company Securities, take any action to cause to be exercisable any otherwise unexercisable Company Stock Option (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options or awards outstanding on the date hereof) or otherwise make any changes (by combination, merger, consolidation, reorganization, liquidation, split, combination, reclassification, adjustment or otherwise) in the capital structure of the Company or any of its Subsidiaries or amend the terms of any Company Securities, other than issuances of shares of Company Common Stock in respect of any exercise of Company Stock Options outstanding on the date hereof; provided, however, that the Company may grant, to directors, officers, and employees of the Company or any of its Subsidiaries Company Stock Options or other equity-based awards (in the case of Company Stock Options, with an exercise price equal to the fair market value of shares of Company Common Stock on the date of grant), so long as such grants are made under the Company Stock Plans in the ordinary course of business consistent with past practice or the provisions of this Agreement;

(ix)          except for transactions exclusively among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any Company Securities, other than the acquisition of shares of Common Stock from a holder of a Company Stock Option in satisfaction of withholding obligations or in payment of the exercise price or from a holder of Restricted Shares in satisfaction of withholding obligations upon the vesting of such shares (in the case of Company Stock Options, with an exercise price equal to the fair market value of shares of Company Common Stock on the date of grant);

(x)          shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), except for (A) any indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 5.1(b)(x), and (C) indebtedness for borrowed money pursuant to its existing credit facilities;

(xi)         except for transactions exclusively among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any portion of its tangible properties or assets having a value in excess of $50,000, individually or in the aggregate (including equity interests in any Subsidiaries), except (A) pursuant to existing agreements in effect before the execution of this Agreement and listed in the Company Disclosure Schedule, (B) for the sale of inventory in the ordinary course of business consistent with past practice, or (C) with respect to the matters set forth on Section 5.1(b)(xi) of the Company Disclosure Schedule;

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(xii)        (A) enter into any new contract that would have been a Company Material Contract if it were entered into at or before the date hereof (other than (1) renewal or replacement of any existing Company Material Contract with a vendor or customer, the terms and conditions of which renewal or replacement Company Material Contract, in the aggregate, are at least as favorable to the Company as the existing Company Material Contract or are otherwise on market terms, or (2) contracts entered into in connection with the making of capital expenditures permitted under Section 5.1(b)(xiv)), (B) terminate any Company Material Contract, (C) other than in the ordinary course of business, materially modify, amend or waive any material right under or renew any Company Material Contract, (D) enter into or extend the term or scope of any contract or agreement that purports to materially restrict the Company, or any of its Subsidiaries, from engaging or competing in any line of business or in any geographic area, or (E) enter into any material contract or agreement that would be breached by, or require the consent of any other person in order to continue such contract or agreement in full force following, consummation of the transactions contemplated by this Agreement;

(xiii)       shall not, and shall not permit any of its Subsidiaries to, acquire (by merger, consolidation, purchase of stock or assets or otherwise), or agree to so acquire any entity, store, business or assets that constitute a business or division of any person, or all or a substantial portion of the assets of any person (or business or division thereof), or make any loans, advances, capital contributions or investments in any person (or business or division thereof) other than as contemplated on Section 5.1(b)(xiii) of the Company Disclosure Schedule;

(xiv)      shall not, and shall not permit any of its Subsidiaries to, make or agree to make any capital expenditure (excluding the investments described on Section 5.1(a) of the Company Disclosure Schedule and capital expenditures made in connection with acquisitions permitted under Section 5.1(b)(xiii)) in excess of the amounts set forth on Section 5.1(b)(xiv) of the Company Disclosure Schedule, except that the Company may make additional capital expenditures in the amount of (A) up to $200,000 per store acquired in accordance with Section 5.1(b)(xiii) (not including the cost of acquisition of such store), and (B) $1,000,000 in the aggregate above the amounts set forth on Section 5.1(b)(xiv) of the Company Disclosure Schedule, and (C) may enter into construction and equipment contracts and/or acquire land to build, remodel, or construct additional restaurants in an aggregate amount not to exceed $500,000;

(xv)       shall not, and shall not permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xvi)      shall not, and shall not permit any of its Subsidiaries to, enter into any new line of business outside the businesses being conducted by the Company and its Subsidiaries on the date hereof and any reasonable extensions thereof;

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(xvii)     shall not, and shall not permit any of its Subsidiaries to, institute, settle (or offer or propose to settle) or compromise, (A) any material Proceeding or Order involving or against the Company or any of its Subsidiaries, (B) any shareholder Proceeding against the Company or any of its officers or directors, or (C) any Proceeding that relates to the transactions contemplated hereby, in each case, other than settlements that involve the payment of monetary damages by the Company not in excess of such amounts as may be agreed upon between the Company and Parent and, in each case, without the imposition of equitable relief on, or the admission of wrongdoing by, the Company, any of its Subsidiaries or any of its officers or directors;

(xviii)    shall not, and shall not permit any of its Subsidiaries to, make or change any material Tax election, change any material annual Tax accounting period, adopt or change any material method of Tax accounting or file any material amended Tax Returns, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment; except, in each case, (x) as may be required by applicable Law, (y) with respect to such Tax claims, audits, obligations or other matters for which reserves that are adequate under GAAP have been made, or (z) where such action or omission would not be reasonably expected to have the effect of materially increasing the Tax liability or materially decreasing any Tax asset of the Company or any of its Subsidiaries;

(xix)       abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to Company Intellectual Property, other than in the ordinary course of business consistent with past practice;

(xx)        sell (or offer for sale) any Franchises;

(xxi)       enter into any understandings, arrangements or agreements, whether oral or in writing, that individually or in the aggregate, will result in, or would be reasonably expected to result in, the Transaction Costs (as defined in Section 5.17) of the Company at Closing being materially higher than the Projected Transaction Costs, except for reasonable and necessary fees and expenses incurred by the Company in connection with regulatory approvals or shareholder voting and other approvals necessary to consummate the transaction contemplated by this Agreement; provided, however, that Company shall keep Parent fully informed of the status of any matters that will materially impact the Transaction Costs, and shall use good faith efforts to incur only such Transaction Costs that are necessary to consummate the transaction contemplated by this Agreement;

(xxii)      enter into any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K;

(xxiii)     shall not, and shall not permit any of its Subsidiaries to, take any action that would reasonably be expected to, in the individual or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement; and

(xxiv)    shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

5.2                Conduct of Business of Parent and Merger Sub.

(a)    Parent and Merger Sub shall comply with their obligations under the Equity Commitment Letter and the Financing Agreement and use their reasonable best efforts to (i) arrange and obtain the Financing on the terms and conditions described in the Financing Commitments, (ii) negotiate and finalize definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments, which shall be in full force and effect at the time of the execution of this Agreement and through the Closing, (iii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub in such definitive agreements that are within its control, (iv) consummate the Financing no later than the Closing, and (v) enforce their rights under the Financing Commitments and related agreements.

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(b)    In the event all or any portion of the Financing becomes unavailable on the terms and conditions contemplated therein, Parent and Merger Sub shall use their reasonable best efforts to arrange to obtain any such financing from alternative sources as promptly as practicable following the occurrence of such event (the “Alternative Financing”), including entering into definitive agreements with respect thereto (such definitive agreements entered into pursuant to this Section 5.2 being referred to as the “Financing Agreements”), provided, that the Alternative Financing shall not (i) reasonably be expected to delay or prevent the Closing; or (ii) reduce the aggregate amount of available Financing. Parent and Merger Sub shall (x) furnish complete and correct and executed copies of the Financing Agreements promptly upon their execution, (y) give the Company prompt notice of any Alternative Financing, and (z) keep the Company reasonably informed of the status of its efforts and arrange the Financing and shall promptly notify the Company in writing of any material modifications to the Financing.

(c)    Between the date hereof and the Effective Time, Parent and Merger Sub shall not, and shall not permit any of their respective Subsidiaries or Affiliates to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement (including to delay in any material respect the obtainment of any approval required under antitrust Law.

5.3                Financing Transactions. The Parties each agree to take all necessary actions as are consistent with their duties and responsibilities and legal obligations to their constituencies (e.g. shareholders, LLC members and/or employees) to effect the transactions identified in Schedule 4.6 of the Parent Disclosure Schedules.

5.4                Proxy Statement. As promptly as practicable after the execution of this Agreement, the Company, in cooperation with Parent, shall prepare and file with the SEC the Proxy Statement. The Company (i) shall provide Parent with a reasonable opportunity to review and comment on a draft of the Proxy Statement before the Proxy Statement is filed with the SEC and (ii) shall consider in good faith including in the Proxy Statement all comments reasonably proposed by Parent in respect of the Proxy Statement. The Company shall promptly respond to any comments of the SEC or its staff concerning the Proxy Statement and shall cause the Proxy Statement to be mailed to its shareholders as promptly as practicable after the resolution of any such comments. The Company shall notify Parent promptly upon the receipt of any written comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and, upon the request of Parent, shall supply Parent with copies of all written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. The Company (i) shall provide Parent with a reasonable opportunity to review and comment on any responses to comments or inquiries by the SEC with respect to any filings of the Proxy Statement, (ii) shall consider in good faith including in such responses all comments reasonably proposed by Parent in respect of the filings and (iii) shall provide Parent and its counsel a reasonable opportunity to participate in any material discussions or meetings with the SEC or its staff with respect to such filings to the extent permitted by the SEC. The Company shall use its reasonable best efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.4 to comply in all material respects with all applicable requirements of Law, and to resolve all SEC comments with respect to the Proxy Statement. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement (including to correct any information that has become false or misleading), Parent or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of the Company, such amendment or supplement.

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5.5                Shareholder Approval.

(a)    The Company shall call a meeting of its shareholders to be held as soon as reasonably practicable after the mailing of the Proxy Statement for the purpose of obtaining the Requisite Shareholder Approval (including any meeting that occurs after any adjournment or postponement, the “Company Shareholder Meeting”), on substantially the terms and conditions set forth in this Agreement, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The Company Board shall use its reasonable best efforts to obtain from its shareholders the Requisite Shareholder Approval, including by adopting the Company Board Recommendation. The Company shall keep Parent and Merger Sub updated with respect to proxy solicitation results as requested Parent. Once the Company Shareholder Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Shareholder Meeting other than as reasonably determined by the Company to comply with applicable Law or as may be required in the reasonable business judgment of the Company Board in order to discharge its fiduciary duties.

(b)    Each of Parent, Merger Sub and the Company shall, and shall cause its respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such Party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article 6, to consummate the transactions contemplated by this Agreement, and (ii) to obtain (and to cooperate with any other Party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

5.6                Access to Information; Confidentiality.

(a)    From the date of this Agreement until the Effective Time, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent's directors, officers, employees, advisors, attorneys and financing sources (with respect to any person, the foregoing persons are referred to herein as such person's “Representatives”) reasonable opportunities to discuss Company matters with the Company’s vice-presidents, regional directors, and Company-designated employees that represent key functions of the business solely for the purpose of allowing Parent to develop a transition plan, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, and provide reasonable access to all books, records, contracts, intranets, extranets or other online portals, and other assets of the Company and its Subsidiaries and such other access as shall be reasonably requested by Parent (including the opportunity to meet other employees) and consented to by the Company (which consent shall not be unreasonably withheld). The Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information (x) where such access or disclosure would jeopardize the attorney-client privilege of such party or contravene any Law, Order, fiduciary duty or binding agreement entered into before the date of this Agreement or (y) regarding an Acquisition Proposal that is not required to be disclosed to the other Party pursuant to Section 5.7. The Company shall make appropriate and reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

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(b)    All information and materials provided by the Company pursuant to or in connection with this Agreement or the transactions contemplated hereby shall be subject to the provisions of the confidentiality letter agreement entered into between the Company and Parent dated July 14, 2014 (the “Confidentiality Agreement”).

5.7                Non-Solicitation. From the date of this Agreement until the Effective Time:

(a)    The Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit its and its Subsidiaries' Representatives to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal (as defined in subparagraph (f)(ii) below), or, subject to Section 5.7(c), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Acquisition Proposal, or (ii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement relating to any Acquisition Proposal (each, a “Company Acquisition Agreement”). The Company shall, and shall cause its Subsidiaries to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Acquisition Proposal.

(b)    If, before receipt of the Requisite Shareholder Approval, the Company receives an unsolicited Acquisition Proposal from a third party that the Company’s Board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal (as defined below in subparagraph (f)(iii)) or would reasonably be expected to result in a Superior Proposal, the Company, its officers, directors, financial advisors, and authorized agents may, if reasonably necessary to comply with its fiduciary duties:

(i)          Furnish to such third party access and nonpublic information with regard to the Company under an Acceptable Confidentiality Agreement (a copy of which shall be promptly provided to Parent);

(ii)         Engage or participate in any discussions with such person or entity; and

(iii)        Withhold, withdraw, or change the Company Board Recommendation, subject to complying with any notice and other specified conditions set forth in this Agreement, including Parent’s right to respond to any the opportunity to propose changes to this Agreement in response to such Superior Proposal.

Except as set forth in this Section 5.7(c), the Company Board shall not enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement.

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(c)    The Company will, within two (2) days of receipt of any Acquisition Proposal, notify Parent of the material terms of any Acquisition Proposal concerning the Company that either the Company or the Board has received, or any written inquiry that would reasonably be expected to lead to an Acquisition Proposal, including, without limitation, whether such offer is a Superior Proposal, and furnish Parent with a copy of any written Acquisition Proposal. The Company shall keep Parent fully informed of the status and material terms of any such Acquisition Proposal including any material amendments or proposed amendments as to price and other material terms thereof. The Company shall provide Parent with at least forty-eight (48) hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Acquisition Proposal. The Company shall promptly provide Parent with a list of any non-public information concerning the Company's business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Parent, copies of such information.

(d)    Parent shall have a period of not less than seven (7) Business Days after receipt of notice of a Superior Proposal to submit an Acquisition Proposal describing any adjustments to the terms of this Agreement. If Parents submits such an Acquisition Proposal, the Company agrees to negotiate changes to this Agreement as described in Parent’s Acquisition Proposal in good faith and in a timely manner, but for a period of not less than seven (7) Business Days after receiving Parent’s Acquisition Proposal. If at any time there are any material revisions to the terms of any Superior Proposal, including, any revision in price, Parent shall have a new opportunity of not less than seven (7) Business Days to respond.

(e)    As used in this Agreement:

(i)          “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (except with regard to standstill provisions); provided, however, that an Acceptable Confidentiality Agreement shall not include any provision having the effect of prohibiting the Company from satisfying its obligations under this Agreement.

(ii)         “Acquisition Proposal” means any bona fide proposal or offer, or interest in making a proposal or offer, received or renewed after the execution of this Agreement, relating to (A) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole), (B) the acquisition of 20% or more of the outstanding shares of any class of capital stock of the Company or 20% or more of the voting power represented by the outstanding voting securities of the Company, (C) a tender offer or exchange offer or other transaction which, if consummated, would result in a direct or indirect acquisition of 20% or more of the total voting power of the capital stock of the Company or 20% or more of the voting power represented by the outstanding voting securities of the Company, (D) the acquisition in any manner, directly or indirectly, of 20% or more of the consolidated total assets (based on fair market value) of the Company and its Subsidiaries (or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable) including, for this purpose, the outstanding assets and equity interests of the Subsidiaries of the Company, (E) any transaction that would result in person obtaining the ability to elect a majority of the Company Board or (F) any other transaction having a similar effect to those described in clauses (A) through (E), and in each case other than the transactions between Parent, Merger Sub and the Company contemplated by this Agreement.

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(iii)        “Superior Proposal” means a bona fide written Acquisition Proposal from an unaffiliated third party (other than the Parent) which the Company Board determines in good faith, after receiving the advice of its outside legal and financial advisors, that (a) the terms and conditions of such proposal are more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated herein (after taking into account the expected timing and risk and likelihood of consummation and including taking into account any adjustment to the terms and conditions proposed by the Parent in response to such proposal) and (b) that the transaction contemplated by such proposal is reasonably likely to be consummated in accordance with its terms; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “40%.”

5.8                Efforts.

(a)    Each of the Parties shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things reasonably necessary, proper or advisable to obtain all necessary actions or nonactions, waivers, consents, clearances, approvals, or expirations or terminations of waiting periods as may be required to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(b)    In furtherance and not in limitation of the covenants of the Parties contained in this Article 5, each of Parent and the Company shall use its reasonable best efforts to seek to, as soon as reasonably practicable after the date hereof:

(i)          obtain all necessary permits, waivers, consents, approvals and actions or nonactions from Governmental Entities necessary to consummate the transactions contemplated by this Agreement, including all required Notification and Report Forms under the HSR Act with respect to the Merger. Parent shall, at its own expense, pay all fees incurred in connection with filings made under the HSR Act and applicable regulations, including legal fees, fees of economists, and fees of marketing experts;

(ii)         furnish all information in connection with the approvals of or filings with any Governmental Entity and will promptly cooperate with and furnish information in connection with any requirements imposed upon Parent or any of its Affiliates in connection with this Agreement and the transactions contemplated hereby;

(iii)        request early termination of any applicable waiting period under the HSR Act, and use their reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act (the “HSR Clearance”), and shall supply to the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission as promptly as reasonably practicable any additional information or documents that may be requested;

(iv)        avoid the entry of, or to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the End Date; and

(v)         obtain all necessary consents or waivers that are or may be required by any third parties, including any consents or waivers that Parent deems necessary in connection with any reorganization of the Surviving Corporation’s assets or liabilities that might occur contemporaneously with the Closing;

(vi)        provide such other assistance as Parent may deem necessary in connection with the anticipated transition of the Company; and

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(vii)       execute and deliver of any additional instruments necessary and acceptable to Parent’s or the Company’s respective counsel to consummate the Merger and to fully carry out the purposes of this Agreement.

(c)    Parent and the Company shall cooperate and consult with each other in connection with the making of all filings, notifications, communications, submissions and taking all other material actions pursuant to this Section 5.8, and, subject to applicable legal limitations and the instructions of any Governmental Entity, Parent and the Company shall keep each other apprised on a current basis of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other material communications received by Parent and the Company, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Entity with respect to such transactions. Subject to applicable Law relating to the exchange of information, Parent and the Company shall permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the businesses of Parent, or proposals from third parties with respect thereto, (ii) as necessary to comply with contractual agreements and (iii) as necessary to address reasonable privilege or confidentiality concerns. Parent and the Company agree not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.

(d)    Except as otherwise permitted under this Agreement, neither Parent nor Company shall (and shall cause its Subsidiaries and Affiliates not to) take or agree to take any action that would be reasonably likely to prevent or materially delay the Closing.

5.9                Public Disclosure. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release by the Company; provided, however, that Parent has the opportunity to review and provide comments to that release prior to its issuance. Thereafter, each of Parent, Merger Sub and the Company shall each use its reasonable best efforts to consult with the other Parties before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement (including if such public statement is required by applicable Law or New York Stock Exchange rules). The restrictions set forth in this Section 5.9 shall not apply to any communication made by the Company regarding an Acquisition Proposal or the withholding, withdrawal or modification of the approval or Company Board Recommendation with respect to the transactions contemplated by this Agreement.

5.10              Employees; Benefit Plans.

(a)    For a period of 180 days after the Closing Date, Parent shall, or shall cause the Surviving Corporation or any of their respective Subsidiaries or Affiliates to, continue to employ all of the Company’s corporate and commissary employees working at 2800 Gilbert Avenue and 3011 Stanton Avenue in Cincinnati, Ohio at the Effective Time (each, a “Covered Employee”); provided, however, that nothing in this Agreement shall prevent Parent, the Surviving Corporation, or any of their respective Subsidiaries or Affiliates, from terminating any employee of the Company, including Covered Employees, for Cause. For the purposes of this Section 5.10, “Cause” means (i) commission of a felony or any other act or omission involving dishonesty, embezzlement, misappropriation, fraud or moral turpitude, (ii) misconduct in the performance of the duties of the Covered Employee, (iii) failure to follow reasonable directives in the course of the Covered Employee’s employment, (iv) unauthorized dissemination of any confidential, non-public or proprietary information of the Company, Parent, the Surviving Corporation, or any of their respective Subsidiaries or Affiliates, (vi) any course of conduct amounting to gross negligence or willful misconduct, (vii) any material and/or repeated unexcused absence or failure to perform assigned duties commensurate with such Covered Employee's position, (viii) use of illegal drugs, refusal to submit to a drug test, attempting to modify the results of a drug test, or failure to pass a drug test, or (ix) any other behavior which causes harm or prejudice to the business, reputation or goodwill of the Company, Parent, the Surviving Corporation, or any of their respective Subsidiaries or Affiliates.

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(b)    Parent shall, or shall cause the Surviving Corporation or any of their respective Subsidiaries or Affiliates to, provide to each Covered Employee, while employed by Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates after the Closing Date, (i) for a period of 180 days following the Closing Date, no less than the same base salary or hourly wage rate, and no less than the same short-term (annual or more frequent) bonus or commission opportunity, provided to such Covered Employee immediately before the Effective Time, and (ii) for a period beginning as of the Effective Time and continuing at least until the end of the "plan year" for each respective Company Benefit Plan (the “Benefits Continuation Period”), other compensation and employee benefits (excluding equity and equity-based awards and any benefits under a defined benefit pension plan) for all Covered Employees, substantially comparable in the aggregate as those provided to such Covered Employees in the aggregate under the Company Benefit Plans in effect immediately before the Effective Time, it being understood that Parent may elect to (i) provide each Covered Employee with such substantially comparable benefits through coverage under employee benefits plans, programs and arrangements of Parent or its Affiliates or Subsidiaries, (ii) cause the Surviving Corporation to provide each Covered Employee with such substantially comparable benefits through continued coverage under Company Benefit Plans or (iii) provide each Covered Employee with such substantially comparable benefits through a combination of coverage under the employee benefits plans, programs and arrangements of Parent or its Affiliates or Subsidiaries and continued coverage under the Company Benefit Plans.

(c)    Parent shall, or shall cause the Surviving Corporation and each of their respective Subsidiaries and Affiliates to, honor all Company Benefit Plans (including for the avoidance of doubt all severance, change-in-control and similar plans and agreements) in accordance with their terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be permitted by the terms of such Company Benefit Plans; provided, however, that nothing herein shall prevent the amendment or termination of any specific Company Benefit Plan or other plan, program, policy, agreement or arrangement, or interfere with Parent’s, the Surviving Corporation’s or any of their respective Subsidiaries’ or Affiliates’ rights or obligations to make such amendments or modifications as are necessary to comply with, or that are permitted under applicable Law.

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(d)    For all purposes under (i) all employee benefit plans of Parent, the Surviving Corporation and their respective Subsidiaries and Affiliates providing benefits to any Covered Employee after the Effective Time, other than the Company Benefit Plans (the “New Plans”), each Covered Employee shall receive full credit for all purposes (including eligibility, vesting and benefit accrual but not for benefit accrual purposes under any New Plan that is a defined benefit plan) for such Covered Employee’s years of service with the Company and its Subsidiaries before the Effective Time (including predecessor or acquired entities or any other entities for which the Company and its Subsidiaries have given credit for prior service) to the same extent as such Covered Employee was entitled, before the Effective Time, to credit for such service under any similar or comparable Company Benefit Plan, or with respect to any New Plan for which there is no similar or comparable Company Benefit Plan, but only to the same extent as such service would be recognized if it had been performed as an employee of Parent, the Surviving Corporation or their respective Subsidiaries and Affiliates (in each case except to the extent such credit would result in a duplication of benefits) and (ii) the Company Benefit Plans, each Covered Employee's service before the Effective Time with the Company and its Subsidiaries shall continue to be recognized for all purposes (including eligibility, vesting and benefit accrual) in accordance with the terms of each such Company Benefit Plan (in each case except to the extent such credit would result in a duplication of benefits). In addition, where applicable, and without limiting the generality of the foregoing: (i) at the Effective Time, each Covered Employee immediately shall be eligible to participate, without any waiting time, in each New Plan applicable to the Covered Employees as of the Effective Time to the extent the Covered Employee's service with the Company or its Subsidiaries prior to the Effective Time is sufficient to satisfy the waiting period requirements, if any, under such New Plan; (ii) Parent shall make commercially reasonable best efforts to cause all pre-existing condition exclusions or limitations and actively-at-work requirements of each New Plan applicable to the Covered Employees at the Effective Time to be waived or satisfied for such Covered Employee and his or her covered dependents to the extent waived or satisfied under a similar or comparable Company Benefit Plan as of the Effective Time; (iii) Parent shall make commercially reasonable best efforts to cause all eligible expenses incurred by each Covered Employee and his or her covered dependents during the portion of the plan year of the Company Benefit Plan ending on the date such Covered Employee’s participation in the New Plan begins (if such date is within Benefits Continuation Period) to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employees and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iv) in all cases, all amounts contributed as of the Closing Date by any Covered Employee to any Company Benefit Plan that is a Code Section 125 cafeteria plan or health savings account arrangement shall remain credited to such Covered Employee’s account under the applicable plan or arrangement following the Closing Date, subject to the terms and conditions of the applicable plan or arrangement.

(e)    With respect to any accrued but unused vacation or paid time off to which any Covered Employee is entitled pursuant to the vacation or paid time off policy applicable to such Covered Employee immediately before the Effective Time (the “Vacation Policy”), Parent shall, or shall cause the Surviving Corporation or any of their respective Subsidiaries or Affiliates to, (i) allow such Covered Employee to use such accrued vacation or paid time off (subject to the terms of the applicable vacation plan or policy, including any maximums that may prohibit the Covered Employee from accruing any new vacation or paid time off until such prior time is used) and (ii) if any Covered Employee’s employment terminates during the Benefits Continuation Period under circumstances entitling the Covered Employee to severance pay under the Company Severance Plan, pay the Covered Employee, in cash, an amount equal to the value of the accrued vacation or paid time off.

(f)    Prior to the Closing but only after receipt of the Requisite Shareholder Approval and the satisfaction of the condition to closing set forth in Section 6.1(c) (but earlier upon mutual agreement of the Parties), the Company shall cooperate with Parent’s reasonable requests to (i) arrange and conduct for employees of the Company, an open enrollment period for any New Plans and employee orientation sessions (with such sessions to be held at times reasonably agreed to by Parent and the Company), and (ii) meet with employees of the Company (either individually or in groups) during breaks, outside of scheduled work hours or as otherwise agreed to by Parent and the Company.

(g)    Except as set forth in this Section 5.10, nothing in this Agreement shall confer upon any current or former employee of the Company, Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates, any rights (including for sake of clarity, any third party beneficiary rights) or remedies including any right to employment or continued employment for any specified period, of any nature or kind whatsoever. No provision of this Section 5.10 is intended to modify, amend or create any employee benefit plan of the Company, Parent, Surviving Corporation or any of their respective Subsidiaries or Affiliates.

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(h)    With respect to awards of options or Restricted Shares that the Company would have granted on or after the date of this Agreement, in the ordinary course of business in the absence of the restrictions contained in Section 5.1(b) of this Agreement, the Compensation Committee of the Company Board shall make in the ordinary course the determinations of time-vesting awards and the performance-vesting awards it would grant to employees of the Company for fiscal year 2015 and shall prorate such awards if necessary from the date of this Agreement to the Effective Time if the Effective Time occurs before the end of fiscal year 2016 (each such award, a “Company Contingent Award”). Notwithstanding the foregoing, such Company Contingent Awards (A) may not exceed 10,000 shares of Company Common Stock in the aggregate, or the equivalent cash amount, and (B) must be distributed among the different levels of employees of the Company and its Subsidiaries approximately in the same proportions as awards of options or of Restricted Shares have been distributed among the different levels of employees of the Company in the last three fiscal years.

5.11              Indemnification; Directors’ and Officers’ Insurance.

(a)    The Parties shall cooperate and use their reasonable best efforts to defend against and respond to any threatened or actual Proceeding, including any such Proceeding in which any individual who is now, or has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director, officer or employee of the Company or any of its Subsidiaries or who is or was serving at the request of the Company or any of its Subsidiaries as a director, officer or employee of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company or any of its Subsidiaries before the Effective Time, or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time; provided, however, that nothing in this provision will be construed to grant any person any right of indemnification other than as provided by the Company Articles, Company Regulations or applicable Law. All rights to indemnification, including advancement of expenses, and exculpation from liabilities for acts or omissions occurring at or before the Effective Time now existing in favor of any Indemnified Party as provided in any applicable Articles of Incorporation or Regulations (or comparable organizational documents), and any existing indemnification agreements set forth on Section 5.11(a) of the Company Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or before the Effective Time, it being understood that nothing in this sentence shall require any amendment to the Articles of Incorporation or Regulations of the Surviving Corporation.

(b)    For six (6) years after the Effective Time, to the fullest extent permitted under applicable Law, the Parent, the Merger Sub, and the Surviving Corporation shall indemnify, defend and hold harmless, and provide advancement of reasonable expenses to, each Indemnified Party against all Proceedings, losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Proceeding based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or any Subsidiary of the Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or before the Effective Time, whether asserted or claimed before, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby); provided, however, that nothing in this provision will be construed to grant any person any right of indemnification for any act or omission not made in good faith and in the best interest of the shareholders of the Company and its Subsidiaries or as provided under the applicable Articles of Incorporation and Regulations in effect during the acts or events under which the claim for indemnification has arisen.

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(c)    Parent and Merger Sub shall cause Surviving Corporation to cause the individuals serving as officers and directors of the Company or any of its Subsidiaries immediately before the Effective Time to be covered for a period of six (6) years from the Effective Time by the directors’ and officers’ liability insurance policies maintained by the Company or its Subsidiaries (provided, that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous to such officers and directors than such policy) with respect to acts or omissions occurring before the Effective Time that were committed by such officers and directors in their capacity as such; provided, that in no event shall Parent be required to expend annually in the aggregate an amount in excess of 200% of the annual premiums currently paid by the Company or its Subsidiaries for such insurance (the “Insurance Amount”). At the Company’s option, the Company may purchase before the Effective Time, a six-year prepaid “tail policy” on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring at or before the Effective Time, covering without limitation the transactions contemplated hereby; provided, that the annual premium therefor would not be in excess of 200% of the last annual premium paid before the Effective Time. If such prepaid “tail policy” has been obtained by the Company before the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d)    Parent and Merger Sub shall cause Surviving Corporation to pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.11 in connection with their enforcement of their rights provided in this Section 5.11.

(e)    Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or any of its Subsidiaries as provided in their respective Articles of Incorporation or Regulations or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect. The provisions of this Section 5.11 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by Law, charter, statute, regulation or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their Representatives. The obligations set forth in this Section 5.11 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Party, or any person who is a beneficiary under the policies referred to in this Section 5.11 and their heirs and Representatives, without the prior written consent of such affected Indemnified Party or other person.

(f)    If the Surviving Corporation or Parent or any of their successors or assigns shall (i) consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any person, then, and in each such case, the Surviving Corporation or Parent, as the case may be, shall make or cause to be made, proper provisions so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall assume all of the obligations of the Surviving Corporation or Parent, as the case may be set forth in this Section 5.11.

(g)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.11 is not before or in substitution for any such claims under such policies.

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(h)    The provisions of this Section 5.11 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and Representatives.

5.12                Notice of Certain Events. Each of Parent, Merger Sub and the Company shall promptly advise the other of: (a) any change or event having or reasonably expected to have a Company Material Adverse Effect or Parent Material Adverse Effect on it, as the case may be, (b) any change or event that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement, (c) any notice or other communication from any person alleging that consent of such person is or may be required, or from any Governmental Entity, in connection with the transactions contemplated by this Agreement; and (d) any material legal actions commenced, or to such party’s knowledge, threatened; provided, however, that, notwithstanding the above, the delivery of any notice pursuant to this Section 5.12 will not limit or otherwise affect the remedies available hereunder to the Party receiving such notice or the conditions to such Party’s obligation to consummate the Merger.

5.13              Stock Exchange Delisting; Exchange Act Deregistration. Before the Effective Time, the Company shall cooperate with Parent and use its commercially reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the New York Stock Exchange and SEC to enable the delisting by the Surviving Corporation of the Common Stock from the New York Stock Exchange and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than fifteen (15) trading days after the Closing Date.

5.14              Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations before the Effective Time. Before the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

5.15              Section 16 Matters. Before the Effective Time, the Company will take such steps as may be reasonably necessary or appropriate to cause any disposition of shares of Company Common Stock or conversion of any derivative securities in respect of shares of Company Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act. The Parent agrees to cooperate with the Company in all respects necessary for the Company to take the actions contemplated by this Section 5.15.

5.16              Financing Cooperation. Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide to Parent and Merger Sub, at Parent’s sole expense, all cooperation reasonably requested by Parent that is necessary in connection with obtaining the Financing, any contemporaneous reorganization of the Surviving Corporation and any other matters related to the transition of the Company (so long as such cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including:

(a)    furnishing Parent and Merger Sub such financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including by granting Parent reasonable access pursuant to Section 5.6;

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(b)    assisting Parent in the preparation of customary offering memoranda, bank information memoranda, authorization letters, confirmations and undertakings, rating agency presentations and lender presentations relating to obtaining financing in connection with the Merger;

(c)    using reasonable best efforts to satisfy the conditions precedent set forth in any definitive documentation relating to financing in connection with the Merger to the extent the satisfaction of such conditions requires the cooperation of or is within the control of the Company;

(d)    using reasonable best efforts to cooperate with the financing sources’ due diligence investigation, to the extent customary and reasonable and not unreasonably interfering with the business of the Company;

(e)    obtaining any third-party consents or waivers deemed necessary by Parent, including consents and waivers that might be required in connection with any reorganization of the Surviving Corporation’s assets or liabilities anticipated by Parent to occur contemporaneously with the Closing;

(f)    using commercially reasonable efforts to obtain accountant’s comfort letters and legal opinions reasonably requested by Parent and customary for such financings, including issuing any customary representations letters to Grant Thornton.

Anything in this Section 5.16 to the contrary notwithstanding, until the Effective Time occurs, neither the Company nor any of its Subsidiaries, nor any of their respective directors or officers, as the case may be, shall (i) be required to pay any commitment or other similar fee, (ii) enter into any definitive agreement or have any liability or any obligation under any certificate, document, instrument, credit agreement or any related document or any other agreement or document related to the Financing, (iii) unless promptly reimbursed by Parent, be required to incur any other expenses in connection with the Financing or (iv) be required to take any action in his/her capacity as a director or officer of the Company or any of its Subsidiaries with respect to the Financing. The amounts required to be paid or reimbursed in this paragraph shall not be deemed a part of or subject to the expense limitation provisions in Section 7.3.

5.17              Transaction Costs. The Company has delivered to Parent an estimate of all costs and expenses that the Company will incur, to the Company’s knowledge, in connection with its engagement of third party providers whose services are anticipated to be used by the Company in connection with the consideration and consummation of the transactions contemplated by this Agreement, including but not limited to financial advisors, investment bankers, attorneys and accountants, whether payable before or after the Closing Date, but excluding any amounts paid as of the date of this Agreement (“Projected Transaction Costs”), and any supporting evidence that Parent has reasonably requested to support the Projected Transaction Costs, including any definitive agreements between the Company and material third-party providers.

5.18              Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE 6.          CONDITIONS PRECEDENT

6.1                Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction at or before the Effective Time of the following conditions:

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(a)    Shareholder Approval. The Requisite Shareholder Approval shall have been obtained.

(b)    No Orders or Restraints; Illegality. No Order issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation or Order shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger or any other transactions contemplated by this Agreement.

(c)    Regulatory Approvals. (i) The applicable waiting period under the HSR Act (and any extension thereof) relating to the Merger shall have expired or been earlier terminated and any Agreement with any Governmental Entity not to close the Merger shall have expired or been terminated and (ii) other than the filing of the Articles of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur would be reasonably expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions which would not be reasonably expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect.

6.2                Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction, or waiver by Parent and Merger Sub, at or before the Effective Time, of the following conditions:

(a)    Representations and Warranties.

(i)          The representations and warranties of the Company set forth in this Agreement (other than the representations and warranties set forth in the first and third sentences of Section 3.2(a), the first sentence of Section 3.2(b), Section 3.2(c), Section 3.2(d), Section 3.2(e), Section 3.2(f), Section 3.2(g), the second through fourth sentences of Section 3.3(b), Section 3.4(a), Section 3.6(b), Section 3.8(a), the first sentence of Section 3.11(a), Section 3.19 and Section 3.20) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), without giving effect to any materiality or “Material Adverse Effect” qualifications therein, except for such breaches that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect.

(ii)         The representations and warranties of the Company set forth in the first and third sentence of Section 3.2(a), the first sentence of Section 3.2(b), Section 3.2(c), Section 3.2(d), Section 3.2(e), Section 3.2(f), Section 3.2(g), the second through fourth sentences of Section 3.3(b), Section 3.4(a), Section 3.6(b), Section 3.8(a), the first sentence of Section 3.11(a), Section 3.19 and Section 3.20 shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), without giving effect to any materiality or “Material Adverse Effect” qualifications therein, except for de minimus inaccuracies.

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(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time.

(c)    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d)    No Breach of Financing. No Financing Source has terminated its Financing Commitment (i) on the grounds that a representation or warranty made by Parent and/or Merger Sub as to the condition, quality, sufficiency or title of any real property assets of the Company is not true and complete in all material respects, or (ii) as a result of any other Lien on the real property assets of the Company that was not disclosed in the Company Disclosure Schedules.

(e)    Appraisal Rights. Holders of not more than 10% of the Company Common Stock immediately prior to the Effective Time shall constitute Dissenting Shares or shall otherwise have rights of appraisal with respect to the transactions contemplated by this Agreement.

(f)    Retirement of Certain Executives. Craig Maier and Karen Maier shall have (i) tendered letters of resignation to the Company and any Subsidiaries or Affiliates of the Company at which he/she holds any position, (ii) stepped down from each position he/she holds at the Company or at any of the Company’s Affiliates and Subsidiaries, and (iii) waived all rights he/she may have to any payment triggered by the voluntary or involuntary termination of any position he/she holds at the Company or at any of the Company’s Affiliates and Subsidiaries; provided, however, that nothing in this Agreement will limit such person’s right to receive deferred benefits and compensation accrued in the ordinary course of such person’s employment under the terms of any applicable employment agreement or Company Benefit Plans.

(g)    Resignation of Company Board. Each member of the Company Board shall have (i) tendered a letter of resignation to the Company and any Subsidiaries or Affiliates of the Company at which he/she holds any position, (ii) stepped down from each position he/she holds at the Company or at any of the Company’s Affiliates and Subsidiaries, and (iii) waived all rights except for indemnification rights under applicable Articles of Incorporation or Regulations he/she may have to any payment triggered by the voluntary or involuntary termination of any position he/she holds at the Company or at any of the Company’s Affiliates and Subsidiaries.

(h)    Statement of Transaction Costs. No later than two (2) business days prior to the Closing Date, the Company must deliver to Parent a complete and accurate accounting (“Statement of Transaction Costs”) of all costs and expenses of the Company incurred in connection with its engagement of third party providers whose services were used by the Company in connection with the consideration and consummation of the transactions contemplated by this Agreement, including but not limited to financial advisors, investment bankers, attorneys and accountants, whether payable before or after the Closing Date, including fees, costs and expenses accrued and earned as a result of the Closing of the transactions contemplated by this Agreement (“Transaction Costs”).

(i)    Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company, certifying to the satisfaction of the conditions specified in this Section 6.2.

6.3                Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or before the Effective Time of the following conditions:

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(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), without giving effect to any materiality or “Material Adverse Effect” qualifications therein, except for such breaches that have not had or would not reasonably be expected to have a Parent Material Adverse Effect.

(b)    Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or before the Closing Date.

(c)    Officer’s Certificate. Parent and Merger Sub shall have delivered to the Company a certificate, dated as of the Closing Date, signed on behalf of Parent and Merger Sub by the respective chief executive officer or the chief financial officer of Parent and Merger Sub, certifying to the satisfaction of the conditions specified in Sections 6.3(a) and 6.3(b).

6.4                Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s material breach of any provision of this Agreement or breach of the requirement to use efforts in accordance with Section 5.5(b).

ARTICLE 7.          TERMINATION AND AMENDMENT

7.1                Termination. This Agreement may be terminated by the Company or Parent under certain circumstances, including.

(a)    Mutual Consent. By mutual written consent of the Company and Parent;

(b)    Delay. By either the Company or Parent, if the Merger shall not have been consummated on or before July 30, 2015 (the “End Date”), subject to one automatic extension of thirty (30) days, and such other extensions as shall be mutually agreed between Parent and the Company; provided, however, such subsequent extension is only available to Company if Parent is able to extend the availability of Financing. The right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date.

(c)    No Regulatory Approval. By either Parent or the Company if a Governmental Entity has issued a final and non-appealable Order having the effect of permanently prohibiting the consummation of the transactions contemplated by this Agreement (provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in such Order);

(d)    Failure of Shareholder Approval. By either Parent or the Company, if the Requisite Shareholder Approval has not been obtained at a special meeting or adjournment or postponement thereof at which a vote on the approval of the proposed transaction was taken, unless the provisions of Section 7.1(e) shall apply;

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(e)    Acceptance of Superior Proposal.

(i)          By the Company, if the Company has received a Superior Proposal and the Company Board has made a determination to accept such Superior Proposal, in accordance with the terms of Section 5.7; provided, that the Company shall have paid any amounts due pursuant to Section 7.3(b) in accordance with the terms, and at the times, specified therein.

(i)          By Parent, if (i) the Company Board or any committee thereof has failed to make, withdrawn, amended, modified, or materially qualified, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, has recommended an Acquisition Proposal, has failed to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business Days after the commencement of such offer, has made any public statement inconsistent with the Company Board Recommendation, or resolved or agreed to take any of the foregoing actions, (ii) the Company shall have entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement), or (iii) the Company or the Company Board (or any committee thereof) has publicly announced its intentions to do any of actions specified in this Section 7.1(e).

(f)    Company Breach. By Parent, if there has been a breach in any representation or warranty of the Company or a failure to perform a covenant or agreement on the part of the Company set forth in this Agreement, which breach, inaccuracy or failure to perform (i) would cause the conditions set forth in Sections 6.2(a)-(e) not to be satisfied and (ii) shall not have been cured, or is not capable of being cured, within 20 days following receipt by the Company of written notice of such breach or failure to perform from Parent (or, if earlier, the End Date);

(g)    Parent or Merger Sub Breach. By the Company, if there has been a breach in any representation or warranty of Parent or Merger Sub or a failure to perform a covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, which breach, inaccuracy or failure to perform (i) would cause the conditions set forth in Section 6.3(a) or 6.3(b) not to be satisfied and (ii) shall not have been cured, or is not capable of being cured, within 20 days following receipt by Parent of written notice of such breach or failure to perform from the Company (or, if earlier, the End Date); or

(h)    Failure to Consummate. By either Party, if (i) all of the conditions set forth in Sections 6.1 and 6.2 have been satisfied by that Party (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied by actions taken at the Closing), (ii) that Party has notified the other Party in writing that it is ready and willing to consummate the transactions contemplated by this Agreement (subject to the satisfaction of all of the conditions set forth in Sections 6.1 and 6.3) and (iii) the other Party fails to consummate the transactions contemplated by this Agreement within three Business Days following the delivery of such notice (for the avoidance of doubt, it being understood that in accordance with the proviso to Section 7.1(b), during such period of three Business Days following delivery of such notice, the other Party shall not be entitled to terminate this Agreement pursuant to Section 7.1(b)).

The Party desiring to terminate this Agreement pursuant to any clause of this Section 7.1 (other than clause (a)) shall give written notice of such termination to the other Party in accordance with Section 8.2, specifying the provision or provisions hereof pursuant to which such termination is affected.

7.2               Effect of Termination. If either the Company or Parent terminates this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, and none of the Company, Parent, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 5.5(b), 7.2, 7.3, 7.4, 7.5 and Article 8 shall survive any termination of this Agreement and (ii) neither the Company nor Parent shall be relieved or released from liability for willful breach of this Agreement or for fraud under applicable Law. Nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 8.10 in lieu of terminating this Agreement pursuant to Section 7.1.

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7.3                Fees and Expenses.

(a)    At or before the Closing, Parent shall pay or cause to be paid by the Company the total Transaction Costs incurred by the Company but unpaid at Closing. The costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger shall be borne equally by the Company and Parent, all HSR costs shall be borne by Parent, and all Transaction Costs shall be paid by the Party incurring such Transaction Costs, whether or not the Merger is consummated, unless otherwise provided in this Agreement.

(b)    The Company shall pay to Parent a termination fee in the amount of $5,000,000 (the “Company Termination Fee”) in immediately available funds if this Agreement is terminated by either Party pursuant to Section 7.1(e).

(c)    The Company Termination Fee must be paid no later than fifteen (15) Business Days following the event that triggers such payment described in Section 7.3(b). In the event that Parent shall receive full payment of the Company Termination Fee, (i) the receipt of such amount shall be deemed to be liquidated damages and the sole and exclusive remedy of Parent, Merger Sub and their Affiliates against the Company and its Subsidiaries or any of their respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, Representatives, general or limited partners, managers, management companies, members, shareholders, Affiliates or assignees and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, shareholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (collectively, “Company Related Parties”), (ii) no Company Related Party shall have any other liability or obligation for any or all losses or damages suffered or incurred by Parent, Merger Sub or any other Parent Related Parties in connection with this Agreement (and the termination hereof) or any matter forming the basis for such termination, and (iii) none of Parent, Merger Sub, any of their respective Affiliates or any other Parent Related Party shall be entitled to bring or maintain any other Proceeding against the Company, any of its Affiliates or any other Company Related Party arising out of such termination, any of the transactions contemplated hereby or any matters forming the basis for such termination. The Parties acknowledge and agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d)    The Parties acknowledge that the agreements contained in this Section 7.3 and in Section 8.10 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due under this Section 7.3, and, in order to obtain the payment, the Company or Parent, as the case may be, commences a suit that results in a judgment against the other Party for the payment set forth in this Section 7.3, such paying Party shall pay the other party or Parties, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

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7.4                Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective governing bodies, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of the Company, there may not be, without further approval of such shareholders, any amendment of this Agreement (other than as contemplated by this Agreement) that (a) alters or changes the amount or the form of the Merger Consideration to be delivered under this Agreement to the holders of Company Common Stock, if such alteration or change would adversely affect the holders of any security of the Company, (b) alters or changes any term of the Articles of Incorporation of the Surviving Corporation, if such alteration or change would adversely affect the holders of any security of the Company, (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any securities of the Company or (d) by applicable Law otherwise requiring the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

7.5                Extension; Waiver. At any time before the Effective Time, the Parties, by action taken or authorized by their respective governing bodies, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of any other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8.          GENERAL PROVISIONS

8.1                Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Sections 5.9 and 5.10 and for those other covenants and agreements contained in this Agreement that by their express terms apply or are to be performed in whole or in part after the Effective Time.

8.2                Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)    if to the Company, to:

Frisch’s Restaurants, Inc.

2800 Gilbert Avenue

Cincinnati, Ohio 45206

Attention: Craig F. Maier

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with a copy to:

Cummins & Brown LLC

312 Walnut Street

Suite 1000

Cincinnati, Ohio 45202

Attention: James R. Cummins

and

(b)    if to Parent or Merger Sub, to:

FRI Holding Company, LLC

4170 Ashford Dunwoody Road, Suite #390

Atlanta, GA 30319

Attention: Aziz Hashim

with a copy to:

Cheng Cohen LLC

311 North Aberdeen Street

Suite 400

Chicago, Illinois 60607

Attention: Amy Cheng

8.3                Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.

8.4                Certain Definitions. For purposes of this Agreement:

(a)    “Business Day” means any day other than a Saturday, Sunday or a day on which the banks in Ohio are authorized by Law or Order to be closed.

(b)    “knowledge” of any person that is not an individual means the actual knowledge, after reasonable investigation, of the individuals identified in Section 8.4(b) of the Company Disclosure Schedule, except that knowledge shall be assumed for the purpose of this Agreement if such person or has received notice of such fact or other matter.

(c)    “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including its permitted successors and assigns).

8.5                Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

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8.6                Entire Agreement. This Agreement (including the Disclosure Schedules and Exhibits hereto and the other documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

8.7                Governing Law; Jurisdiction.

(a)    Ohio Law (without regard to any jurisdiction’s conflict-of-laws principles) exclusively governs all matters based upon, arising out of, or relating in any way to this Agreement and all other written agreements, documents and certificates expressly required by this Agreement to be delivered to another Party on the date hereof or at or before the Closing (collectively, the “Transaction Documents”) and the transactions contemplated by the Transaction Documents, including all Proceedings arising out of or relating to this Agreement or any of the other Transaction Documents as well as the interpretation, construction, performance and enforcement of this Agreement or any of the other Transaction Documents.

(b)    The Parties agree that any suit, action or proceeding brought by any Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any federal or state court located in Cincinnati, Ohio. Each of the Parties submits to this exclusive jurisdiction of such courts in any suit, action or Proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action of Proceeding. Each Party irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or Proceeding in any such court or that any such suit, action or Proceeding brought in any such court has been brought in an inconvenient forum. Each Party agrees that any such suit, action or Proceeding will constitute a complex business case, and, if a Party initiates such a suit, action or proceeding in Ohio state court, it must be brought in the Ohio Business Courts as a business case.

8.8                WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING, INCLUDING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8.

8.9                Assignment; Third-Party Beneficiaries.

(a)    Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by all of the Parties and their respective successors and assigns.

55

(b)    Except (i) from and after the Effective Time, for the rights of holders of equity securities issued by the Company to receive the consideration set forth in Article 2 (with respect to which such holders shall be third-party beneficiaries) and (ii) as provided in Section 5.11 (with respect to which the Indemnified Parties shall be third-party beneficiaries), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 7.5 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(c)    No provision in this Agreement modifies or amends or creates any Employee Benefit Plan unless this Agreement explicitly states that the provision “amends” or “creates” that Employee Benefit Plan, and no third party shall be entitled to enforce any provision of this Agreement on the grounds that it is an amendment to, or a creation of, an Employee Benefit Plan, unless that provision explicitly states that such enforcement rights are being conferred. This provision shall not prevent the Parties to this Agreement from enforcing any provision of this Agreement. If a person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to, or creation of an Employee Benefit Plan, and that provision is construed to be such an amendment or creation despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively, thereby precluding it from having any effect.

8.10              Enforcement.

(a)    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a person will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon such person, and the exercise by a person of any one remedy will not preclude the exercise of any other remedy.

(b)    The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the Party seeking such remedy has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. For the avoidance of doubt, each Party may pursue at its sole discretion both a grant of specific performance and monetary damages to which it may be lawfully entitled.

8.11              Disclosure Schedules. The Company Disclosure Schedules and the Parent Disclosure Schedules shall each be arranged in Sections corresponding to the numbered Sections contained in this Agreement. The disclosure in any such Section, whether related to representations, warranties, covenants or agreements, shall qualify the corresponding Section of this Agreement. The disclosure in any Section of this Agreement in Article 3 or Article 4 shall qualify each other Section in Article 3 or Article 4 to the extent that it is reasonably apparent that such information is relevant in such other Sections. The inclusion of any information in the Company Disclosure Schedules or the Parent Disclosure Schedules, or in any update thereto, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or a Parent Material Adverse Effect, or is outside the ordinary course of business.

(Rest of Page Intentionally Left Blank)

56

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

FRISCH’S RESTAURANTS, INC.

Sign:	/s/ Craig F. Maier
Name: Craig F. Maier
Title: President & Chief Executive Officer

FRI HOLDING COMPANY, LLC

By: NRD Capital Management, LLC, its Manager

Sign:	/s/ Aziz Hashim
Name: Aziz Hashim
Title: Managing Member

FRI MERGER SUB, LLC

By: NRD Capital Management, LLC, its Manager

Sign:	/s/ Aziz Hashim
Name: Aziz Hashim
Title: Managing Member

Signature Page to Agreement and Plan of Merger

May 21, 2015 OPINION LETTER

May 21, 2015

Board of Directors

Frisch’s Restaurants, Inc.

2800 Gilbert Avenue

Cincinnati, OH 45206

Members of the Board of Directors:

We understand that FRI Holding Company, LLC (“FRI”), a portfolio company of NRD Partners I, L.P. (“NRD Partners”), FRI Merger Sub, LLC (“Merger Sub”), a wholly-owned subsidiary of FRI, and Frisch’s Restaurants, Inc. (the “Company”), propose to enter into the Agreement (defined below) pursuant to which, among other things, Merger Sub will be merged with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly owned subsidiary of FRI and that, in connection with the Merger, each outstanding share of common stock, no par value per share, of the Company (the “Common Shares”) will be converted into the right to receive $34.00 in cash, subject to adjustment as set forth in the Agreement (the “Common Share Merger Consideration”). We further understand that, pursuant to the Guarantee (as defined below), NRD Partners has agreed to guarantee certain obligations of FRI and Merger Sub in connection with the Agreement. “Excluded Persons” shall be defined as NRD Partners, FRI, Merger Sub, NRD Holdings, LLC, an affiliate of NRD Partners (“NRD”), any of their respective subsidiaries or affiliates, the Company and holders of Common Shares issued and outstanding immediately prior to the Effective Time (as defined in the Agreement) who have not voted in favor of adoption of the Agreement or consented thereto in writing and who have properly exercised appraisal rights of such shares. The Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Common Share Merger Consideration to be received by the holders of the Common Shares (other than the Excluded Persons) in the Merger pursuant to the Agreement is fair from a financial point of view to such holders. For purposes of this Opinion, and with your consent, we have assumed that the Common Share Merger Consideration is $34.00 per share.

In connection with our review of the proposed Merger and the preparation of this Opinion, we have, among other things:

1.	reviewed the financial terms and conditions as stated in (i) the draft dated May 19, 2015 of the Agreement (the “Agreement”) and (ii) the draft dated May 18, 2015 of the Guarantee by and between the Company and NRD Partners (the “Guarantee”, and together with the Agreement, the “Transaction Documents”);

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Raymond James & Associates, Inc., member New York Stock Exchange/SIPC Raymond James Financial Services, Inc., member FINRA/SIPC

Board of Directors

Frisch’s Restaurants, Inc.

May 21, 2015

2.	reviewed certain information related to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including, but not limited to, financial projections prepared by the management of the Company relating to the Company for the fiscal period ending May 29, 2018, as approved for our use by the Company (the “Projections”);

3.	reviewed the Company’s recent public filings and certain other publicly available information regarding the Company;

4.	reviewed financial, operating and other information regarding the Company and the industry in which it operates;

5.	reviewed the financial and operating performance of the Company and those of other selected public companies that we deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions we deemed to be relevant;

7.	reviewed the current and historical market prices for the Common Shares, and the current market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate;

9.	reviewed a certificate addressed to Raymond James from a member of senior management of the Company regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of the Company (the “Certificate”); and

10.	discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

Board of Directors

Frisch’s Restaurants, Inc.

May 21, 2015

With your consent and in accordance with the representations set forth in the Certificate, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We express no opinion with respect to the Projections or the assumptions on which they are based. We have assumed that the final form of each of the Guarantee and the Agreement will be substantially similar to the draft of each such document reviewed by us, and that the Merger will be consummated in accordance with the terms of the Transaction Documents without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Transaction Documents are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Transaction Documents without being waived. We have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Merger or the Company that would be material to our analyses or this Opinion. We do not express any opinion as to the impact of the matters referenced in Note I – “Immaterial Revision” of the Company’s Form 10-Q as filed with the Securities and Exchange Commission for the period ended March 10, 2015 (“Note I”), as to which we understand the Company has conducted such diligence and other investigations, and has obtained such advice from qualified professionals, as it deems necessary. We have assumed, with your consent, that nothing that may arise from the matters underlying Note I will have a material effect on our analyses or this Opinion.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of May 19, 2015 and any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.

We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Merger or the availability or advisability of any alternatives to the Merger. We provided advice to the Company with respect to the proposed Merger. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Common Share Merger Consideration to be received by the holders (other than the Excluded Persons) of the Common Shares.

Board of Directors

Frisch’s Restaurants, Inc.

May 21, 2015

We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board to approve or consummate the Merger. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Company, on the fact that the Company has been assisted by legal, accounting and tax advisors and we have, with the consent of the Company, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting and tax matters with respect to the Company and the Merger.

In formulating our opinion, we have considered only what we understand to be the consideration to be received by the holders of Common Shares as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of the Company’s officers, directors or employees, or class of such persons, whether relative to the compensation received by the holders of the Common Shares or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Merger to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Merger amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Merger on the solvency or viability of the Company or FRI or the ability of the Company or FRI to pay their respective obligations when they come due.

The delivery of this opinion was approved by an opinion committee of Raymond James.

Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Merger. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Merger or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James has provided certain strategic advisory services to the Company (in the previous two years) for which it has been paid approximately $100,000 in fees. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company, FRI, NRD and/or NRD Partners or other participants in the Merger in the future, for which Raymond James may receive compensation.

Board of Directors

Frisch’s Restaurants, Inc.

May 21, 2015

It is understood that this letter is for the information of the Board (solely in each director’s capacity as a member of the Board) in evaluating the proposed Merger and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Merger. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This Opinion may not be reproduced or used for any other purpose without our prior written consent, except that this Opinion may be disclosed in and filed with a proxy statement used in connection with the Merger that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Common Share Merger Consideration to be received by the holders (other than the Excluded Persons) of the Common Shares in the Merger pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

ORC Ann. 1701.84

§ 1701.84 Persons entitled to relief as dissenting shareholders.

(A)	Except as provided in division (B) of this section, the following are entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

(1)	Shareholders of a domestic corporation that is being merged or consolidated into a surviving or new entity, domestic or foreign, pursuant to section 1701.78, 1701.781, 1701.79, 1701.791, or 1701.801 of the Revised Code;

(2)	In the case of a merger into a domestic corporation, shareholders of the surviving corporation who under section 1701.78 or 1701.781 of the Revised Code are entitled to vote on the adoption of an agreement of merger, but only as to the shares so entitling them to vote;

(3)	Shareholders, other than the parent corporation, of a domestic subsidiary corporation that is being merged into the domestic or foreign parent corporation pursuant to section 1701.80 of the Revised Code;

(4)	In the case of a combination or a majority share acquisition, shareholders of the acquiring corporation who under section 1701.83 of the Revised Code are entitled to vote on such transaction, but only as to the shares so entitling them to vote;

(5)	Shareholders of a domestic subsidiary corporation into which one or more domestic or foreign corporations are being merged pursuant to section 1701.801 of the Revised Code;

(6)	Shareholders of a domestic corporation that is being converted pursuant to section 1701.792 of the Revised Code.

(B)	All of the following shareholders shall not be entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

(1)	Shareholders described in division (A)(1) or (6) of this section, if both of the following apply:

(a)	The shares of the corporation for which the dissenting shareholder would otherwise be entitled to relief under division (A)(1) or (6) of this section are listed on a national securities exchange as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders.

(b)	The consideration to be received by the shareholders consists of shares or shares and cash in lieu of fractional shares that, immediately following the effective time of a merger, consolidation, or conversion, as applicable, are listed on a national securities exchange and for which no proceedings are pending to delist the shares from the national securities exchange as of the effective time of the merger, consolidation, or conversion.

(2)	Shareholders described in division (A)(2) of this section, if the shares so entitling them to vote are listed on a national securities exchange both as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders and immediately following the effective time of the merger and there are no proceedings pending to delist the shares from the national securities exchange as of the effective time of the merger;

(3)	The shareholders described in division (A)(4) of this section, if the shares so entitling them to vote are listed on a national securities exchange both as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders and immediately following the effective time of the combination or majority share acquisition, and there are no proceedings pending to delist the shares from the national securities exchange as of the effective time of the combination or majority share acquisition.

ORC Ann. 1701.85

§ 1701.85 Dissenting shareholder’s demand for fair cash value of shares.

(A)

(1)	A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2)	If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.

(3)	Not later than twenty days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation’s shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:

(a)	A copy of this section;

(b)	A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;

(c)	A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.

(4)	If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder’s address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.

(5)	If the corporation does not notify the corporation’s shareholders pursuant to division (A)(3) of this section, not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(6)	If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory’s authority. The shareholder shall provide the evidence within a reasonable time but not sooner than twenty days after the dissenting shareholder has received the corporation’s written request for evidence.

ORC Ann. 1701.85

(7)	The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A)(5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(4) of this section.

(8)	In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(9)	If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

ORC Ann. 1701.85

(B)	Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C)

(1)	If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:

(a)	Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders;

(b)	Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.

(2)	For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:

(a)	Immediately before the effective time of a merger or consolidation;

(b)	Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;

(c)	Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.

ORC Ann. 1701.85

(D)

(1)	The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a)	The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b)	The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c)	The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d)	The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2)	For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E)	From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.